As filed with the Securities and Exchange Commission on February 24, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Home Loan Servicing Solutions, Ltd.

(Exact Name of Registrant As Specified in Its Charter)

Cayman Islands	6162	98-0683664
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Home Loan Servicing Solutions, Ltd.

c/o Walkers Corporate Services Limited

Walker House, 87 Mary Street

George Town, Grand Cayman KY1-9005

Cayman Islands

Telephone: +(345) 945-3727

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William C. Erbey

Home Loan Servicing Solutions, Ltd.

2002 Summit Boulevard, Sixth Floor

Atlanta, Georgia 30319

Telephone: (561) 682-7721

Philip J. Niehoff Jon Van Gorp Mayer Brown LLP 71 S. Wacker Drive Chicago, Illinois 60606 Telephone: (312) 782-0600	Russell J. Pinilis Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Telephone: (212) 715-9450	Danielle Carbone Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, par value $0.01 per share	$316,250,000	$36,717

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 24 , 2011

PROSPECTUS

                 Ordinary Shares

Home Loan Servicing Solutions, Ltd.

We are offering ordinary shares. This is Home Loan Servicing Solutions, Ltd.’s initial public offering and no public market currently exists for our ordinary shares. Simultaneously with this offering, William C. Erbey, the founder of our company and our Chairman of the Board of Directors, will purchase $10 million of our ordinary shares at a price per share equal to the initial public offering price in a private placement. We currently expect the public offering price to be $15.00 per share.

We have applied to list our ordinary shares on the NASDAQ Global Select Market under the symbol “HLSS.”

Investing in our ordinary shares involves risks that are described under “Risk Factors” beginning on page 10.

	Per Share	Total
Initial price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional              ordinary shares from us, at the public offering price, less the underwriting discount, to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $              and the total proceeds to us, before expenses, will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers on or about             , 2011.

Wells Fargo Securities	Barclays Capital

Prospectus dated                 , 2011.

We are responsible for the information contained in this prospectus and in any related free writing prospectus we prepare or authorize. Neither we nor the underwriters and their affiliates have authorized anyone to give you any other information. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

For investors outside of the United States: neither we nor any of the underwriters has done anything that would permit this offering outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our ordinary shares, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Proposed Business” appearing elsewhere in this prospectus. Unless otherwise stated, all references to “us,” “our,” “we,” the “Company” and similar designations refer to Home Loan Servicing Solutions, Ltd. and its consolidated subsidiaries.

Our Company

We are a newly incorporated Cayman Islands exempted company formed to acquire mortgage servicing assets, primarily subprime and Alt-A mortgage servicing rights and associated servicing advances. We are not an originator or purchaser of mortgage loans. As a result, we are not subject to the risk of loss related to the ownership of mortgage loans. We will engage one or more high-quality residential mortgage loan servicers to service the pools of mortgage loans underlying the mortgage servicing rights we acquire and therefore do not intend to develop our own mortgage servicing platform. We believe that our revenue and expense structure will be predictable and that our asset quality will be strong. We believe this combination will generate a stable income stream and accomplish our primary objective of delivering attractive and consistent risk-adjusted returns to our shareholders. We intend to distribute at least 90% of our income to our shareholders in the form of a monthly cash dividend. In addition, unlike many income-oriented investment alternatives, we believe that our income stream and the valuation of our assets are not substantially correlated to movements in interest rates.

We have assembled an executive management team with extensive experience in the mortgage servicing industry. Our executive officers are currently in senior management roles at Ocwen Financial Corporation (“Ocwen”). Upon the completion of this offering, they will resign from their positions at Ocwen and become members of our executive management team. We believe our executive management team’s extensive experience will provide us with the ability to assess the vital characteristics of the mortgage loans underlying the mortgage servicing rights we may seek to acquire and evaluate the quality of potential subservicers. We believe this experience will further enable us to accurately value mortgage servicing rights and forecast future asset performance and servicing cash flows. In addition, we believe our management team has demonstrated historical success in arranging cost-effective servicing advance financing through a variety of economic cycles.

William C. Erbey, the founder of our company and our Chairman of the Board of Directors and the Chairman of the Board of Directors of Ocwen, has agreed to purchase $10 million of our ordinary shares at a price per share equal to the initial public offering price in a private placement that will close concurrently with this offering (the “Concurrent Private Placement”). We will use the proceeds from this offering and the Concurrent Private Placement to purchase certain mortgage servicing rights, associated servicing advances and other related assets from Ocwen Loan Servicing, LLC, a wholly owned subsidiary of Ocwen (“Ocwen Loan Servicing”), pursuant to a master servicing rights purchase agreement (the “Purchase Agreement”). See “The Acquisition of the Initial Mortgage Servicing Rights.”

We intend to enter into a master subservicing agreement with Ocwen Loan Servicing (the “Subservicing Agreement”) to provide for the servicing of the mortgage loans underlying the mortgage servicing rights that we expect to acquire for an initial term of seven years. Ocwen Loan Servicing is a leader in the residential subprime and Alt-A mortgage servicing industry based on its historical servicing performance through a variety of real estate and economic cycles. We will pay Ocwen Loan Servicing a monthly base subservicing fee equal to 12% of the servicing fee revenue we recognize in each month.

Ocwen Loan Servicing also will have the opportunity to earn a performance based incentive fee. We believe this arrangement will better align the interests of both companies.

We anticipate future growth through subsequent acquisitions of mortgage servicing rights. As part of this strategy to acquire additional mortgage servicing rights, we intend to purchase substantially all of the remaining mortgage servicing rights currently owned by Ocwen Loan Servicing, which relate to approximately $29 billion of unpaid principal balance of subprime and Alt-A mortgage loans as of December 31, 2010, although we have not entered into any agreement to acquire these assets and our ability to do so will depend on our access to adequate financing. In addition, we believe that competitive and regulatory dynamics in the mortgage servicing industry will present us with opportunities to acquire mortgage servicing rights from banks, other financial institutions and independent mortgage servicers. We believe that our business model and capital structure will enable us to competitively bid for these mortgage servicing rights.

We were incorporated as an exempted company in the Cayman Islands, which currently does not levy income taxes on individuals or companies. We expect to be treated as a passive foreign investment company (“PFIC”) under U.S. federal income tax laws and intend to distribute at least 90% of our net income to our shareholders in the form of a monthly dividend that will primarily be based on projected annual earnings, although we are not required by law to do so. Except for our subsidiary that is taxed as a corporation for U.S. federal income tax purposes, we do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to more than a nominal amount of U.S. federal income taxation.

On             , 2011, our Board of Directors declared a contingent interim dividend of $              per ordinary share for each of the three months ended             ,              and              , which will be payable, subject to the stated contingencies and all applicable laws, on            ,              and             , respectively. These dividends will be contingent upon the successful completion of this offering and the Concurrent Private Placement and the simultaneous closing of the transactions described below under “The Acquisition of the Initial Mortgage Service Rights.” Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date. See “Dividend Policy,” “Description of Share Capital” and “Material Cayman Islands and United States Federal Income Tax Considerations.”

The Acquisition of the Initial Mortgage Servicing Rights

We will use the proceeds from this offering and the Concurrent Private Placement to purchase a majority of the HomEq Servicing mortgage servicing rights (the “Initial Mortgage Servicing Rights”) and associated servicing advances and expect to assume a related match funded advance financing facility from Ocwen Loan Servicing simultaneously with the closing of this offering and the Concurrent Private Placement. On September 1, 2010, Ocwen Loan Servicing acquired the U.S. subprime mortgage servicing business known as “HomEq Servicing.” The business acquired by Ocwen Loan Servicing included the mortgage servicing rights and associated servicing advances of HomEq Servicing, as well as the servicing platform based in Sacramento, California and Raleigh, North Carolina. The sellers were Barclays Bank PLC and Barclays Capital Real Estate Inc. (collectively, “Barclays”). The unpaid principal balance of the subprime and Alt-A mortgage loans underlying the Initial Mortgage Servicing Rights is approximately $18 billion and the amount of associated servicing advances outstanding is approximately $911 million, in each case as of December 31, 2010. We refer to these transactions, taken together, as the “Initial Acquisition,” and refer to the Initial Acquisition, this offering and the Concurrent Private Placement, collectively, as the “Transactions” throughout this prospectus. The agreements relating to the Transactions have not yet been finalized.

The estimated purchase price for these assets is $             million (including $             million of assumed match funded liabilities), subject to certain closing adjustments. We intend to obtain a third-party opinion relating to the fairness, from a financial point of view, of the purchase price to us.

In connection with the Initial Acquisition, we will become contractually obligated to service the mortgage loans underlying the Initial Mortgage Servicing Rights. We expect to enter into the Subservicing Agreement with Ocwen Loan Servicing pursuant to which Ocwen Loan Servicing will perform substantially all of the servicing functions relating to these loans, other than funding servicing advances, which we will be obligated to fund. See “The Proposed Business.”

The Market Opportunity

We believe that the current dynamics of the subprime and Alt-A mortgage servicing market have created a unique opportunity where the supply of mortgage servicing rights potentially for sale outweighs the number of potential buyers. These dynamics include:

•

higher borrower delinquencies and defaults experienced over the last few years and increased regulatory oversight has led to substantially higher costs for mortgage servicers and negatively impacted their profitability;

•	regulatory changes resulting from the implementation of Basel III, which will impose increased regulatory capital costs on depository institutions for owning mortgage servicing rights; and

•	our belief that subprime and Alt-A mortgage servicing has become less attractive to many mortgage servicers due to increasingly negative publicity and heightened government and regulatory scrutiny.

We believe that our business model will allow us to be highly competitive in the acquisition of mortgage servicing rights due to our cost structure, ability to access advance financing and our relationship with Ocwen Loan Servicing. We anticipate that most of our acquisitions of mortgage servicing rights would involve engaging a party other than the seller to service the underlying mortgage loans.

Competitive Strengths

We believe we are well positioned to execute our business strategy based on the following competitive strengths:

Leading Management Team with Extensive Knowledge of the Mortgage Servicing Industry.    We have assembled an executive management team with extensive experience in the mortgage servicing industry. This experience includes evaluating and acquiring mortgage servicing rights, performing asset valuation analysis and financing mortgage servicing businesses through a variety of economic cycles. Key members of our executive management team also have experience in managing a public company in the mortgage servicing industry.

Asset Acquisition and Evaluation Expertise.    We believe that our asset acquisition evaluation process, which includes using proprietary historical data to project the performance of mortgage loans, and our executive management team’s experience and judgment in identifying, assessing, valuing and acquiring new mortgage servicing rights will enable us to accurately price assets.

Access to Mortgage Servicing Rights.    Members of our executive management team have extensive relationships in the mortgage servicing industry, including relationships with mortgage loan originators and potential sellers of mortgage servicing rights. In addition, we intend to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans which had an unpaid principal balance as of December 31, 2010 of approximately $29 billion. Future acquisitions of Ocwen Loan Servicing’s remaining mortgage servicing rights will depend on various factors and may not take place.

Relationship with Ocwen.    We intend to capitalize on the servicing capabilities of Ocwen Loan Servicing, which we view as superior relative to other servicers in terms of cost, management experience, technology infrastructure and platform scalability. Ocwen Loan Servicing will service the mortgage loans underlying the Initial Mortgage Servicing Rights and the mortgage loans underlying any additional mortgage servicing rights that we acquire from them in the future. We may also engage Ocwen Loan Servicing to service mortgage loans underlying any mortgage servicing rights that we acquire from other third parties in the future.

Ownership, Organizational and Operating Structure

On December 1, 2010, we were incorporated as a Cayman Islands exempted company. The following diagram illustrates our corporate structure, the jurisdiction of formation and the ownership interests of our subsidiaries after giving effect to the Transactions.

Risk Factors

We are a new company and our business model is untested. An investment in our ordinary shares involves significant risks. Below is a summary of some of the key risk factors that you should consider in evaluating an investment in our ordinary shares. This list is not exhaustive and you should carefully read the full discussion of these risks and other risks described under “Risk Factors” beginning on page 10.

•	We may be unable to implement our business strategy or operate our business as currently expected.

•	The assumptions underlying our business model may prove incorrect.

•	We may not be able to pay dividends on our ordinary shares.

•	We will rely on Ocwen Loan Servicing to service the mortgage loans underlying the Initial Mortgage Servicing Rights.

•	We will need to acquire additional mortgage servicing rights to maintain and grow our business as planned.

•	We may not be able to obtain financing to fund our servicing advances and future growth.

•	Government regulation may adversely affect our business.

•	We may become subject to taxation in the United States.

Corporate Information

Our principal executive offices are located in the Cayman Islands c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. We also maintain offices in the United States located at 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319. We can be reached by telephone at (561) 682-7721. We do not incorporate information on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

The Offering

Issuer	Home Loan Servicing Solutions, Ltd.

Ordinary shares offered in this offering	ordinary shares.

Underwriters’ option to purchase additional ordinary shares	We have granted the underwriters an option to purchase up to an additional ordinary shares from us at the initial public offering price, less the underwriting discounts, for a period of 30 days from the date of this prospectus to cover over-allotments, if any.

Concurrent Private Placement	On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of our Board of Directors and the Chairman of Ocwen’s Board of Directors, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price per share in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. Pursuant to a registration rights agreement to be entered into with William C. Erbey (the “Registration Rights Agreement”), we will grant to Mr. Erbey demand registration rights, which he may exercise not more than one time, and unlimited piggyback registrations rights. See “Certain Relationships and Related Party Transactions—Registration Rights.” The closing of the private placement will take place concurrently with the closing of this offering. Each of the closing of this offering and the Concurrent Private Placement is conditioned on the concurrent closing of the other offering.

Number of ordinary shares to be outstanding after this offering and the Concurrent Private Placement	ordinary shares ( ordinary shares if the underwriters’ option to purchase additional ordinary shares is exercised in full).

Initial Acquisition	We intend to acquire the Initial Mortgage Servicing Rights, associated servicing advances and other related assets and expect to assume the existing advance financing facility relating to the Initial Mortgage Servicing Rights from Ocwen Loan Servicing simultaneously with the closing of this offering and the Concurrent Private Placement. The estimated purchase price for these assets is $ million (including $ million of assumed match funded liabilities), subject to certain closing adjustments. See “The Proposed Business—Description of the Purchase Agreement.”

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $             million, assuming an initial offering price of $15.00 per share. In addition, we will receive $10 million of proceeds from the sale of our ordinary shares in the Concurrent Private Placement. We intend to use $            million of the net proceeds to acquire the Initial Mortgage Servicing Rights, associated servicing advances and other related assets from Ocwen Loan Servicing simultaneously with the closing of this offering and the Concurrent Private Placement. We intend to use the remaining net proceeds for working capital and general corporate purposes, which may include the repayment of indebtedness or the purchase of additional mortgage servicing rights. See “Use of Proceeds.”

Dividend policy	We intend to distribute at least 90% of our net income to shareholders on a monthly basis through a regular monthly cash dividend, although we are not required by law to do so. On , 2011, our Board of Directors declared a contingent interim dividend of $ per ordinary share for each of the three months ended , and , which will be payable, subject to the stated contingencies and all applicable laws, on each of , and , respectively. These dividends will be contingent upon the successful completion of the Transactions. Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date.

Proposed NASDAQ Global Select Market symbol	“HLSS.”

Tax Considerations	We expect that we will be treated as a PFIC for U.S. federal income tax purposes. In order to avoid possible adverse tax consequences, including deferred tax and interest charges under the U.S. Internal Revenue Code and Treasury regulations thereunder, “U.S. Holders” (as defined below under “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation”) may make a “qualified electing fund,” or QEF, election or a mark-to-market election with respect to their investments in our ordinary shares. U.S. Holders should consult with their tax advisors as to whether or not to make such elections and the related consequences and should carefully review the information set forth under “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation–Consequences to U.S. Holders–Passive Foreign Investment Company Status and Related Tax Consequences” for additional information.

Risk Factors	Please read “Risk Factors” beginning on page 11 of this prospectus for a discussion of the factors that you should carefully consider before deciding to invest in our ordinary shares.

Except as otherwise indicated, all information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to an additional            ordinary shares in this offering at the initial public offering price of $15.00 per share.

Summary Consolidated Financial Data

We were incorporated as a Cayman Islands exempted company on December 1, 2010, and our operations to date have been limited to negotiating the Purchase Agreement and the Subservicing Agreement with Ocwen Loan Servicing, negotiating arrangements with lenders and other third parties to effect the transfer of mortgage servicing rights, associated servicing advances and the related match funded liabilities to us, negotiating professional and administrative services agreements with Ocwen Loan Servicing and Altisource Portfolio Solutions, S.A. (“Altisource”) and general corporate functions. We have also entered into a stock purchase agreement pursuant to which William C. Erbey, the founder of our company and our Chairman of the Board of Directors, has agreed to purchase $10 million of our ordinary shares at the initial public offering price concurrently with and conditioned upon the closing of this offering. Therefore, we have no historical financial statements reflecting our operations prior to our inception, and our balance sheet as of December 31, 2010 and the results of our operations for the period from December 1, 2010 through December 31, 2010 reflect only the activities described above.

We have derived the balance sheet data as of December 31, 2010 from our audited financial statements appearing at the end of this prospectus. You should read the following information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, which are included in this prospectus.

The unaudited as adjusted balance sheet data below gives effect to the completion of the Transactions as if they had been completed at December 31, 2010. The unaudited as adjusted balance sheet data should be read together with our financial statements and the related notes, which are included in this prospectus.

The unaudited as adjusted balance sheet data set forth below give effect to:

•

the sale of              ordinary shares in this offering at the public offering price of $15.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $            million payable by us; and

•	the concurrent sale of 666,667 ordinary shares in the Concurrent Private Placement at the initial public offering price of $15.00 per share.

The unaudited as further adjusted balance sheet data set forth below give further effect to:

•	the completion of the Initial Acquisition at an estimated purchase price of $ million (including $ million of assumed match funded liabilities), subject to certain closing adjustments.

Consolidated Balance Sheet

As of December 31, 2010

(in thousands of dollars, except ordinary share data)

	Actual	As adjusted for this offering and the Concurrent Private Placement	As further adjusted for the Initial Acquisition
Assets
Cash and cash equivalents	$300.0	$	$
Prepaid and other assets	13.8
Match funded servicing advances	—
Mortgage servicing rights	—

Total Assets	$313.8	$	$

Liabilities and Equity

Liabilities
Match funded liabilities	$—	$	$
Accrued expenses	31.4
Other liabilities	—

Total Liabilities	$31.4	$	$

Equity
Stockholders’ equity — ordinary shares, $0.01 par value; 5,000,000 shares authorized; 20,000 shares issued and outstanding at December 31, 2010	$0.2	$	$
Additional paid-in-capital	299.8
Retained earnings (deficit)	(17.6)

Total Equity	$282.4	$	$

Total Liabilities and Equity	$313.8	$	$

RISK FACTORS

An investment in our ordinary shares involves significant risks. We describe below the principal risks and uncertainties that we believe affect us or could affect us in the future. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are not aware of or focused on or that we currently deem immaterial may also negatively affect our business operations. You should carefully read and consider the risks and uncertainties described below, together with all of the other information included in this prospectus, before you decide to invest in our ordinary shares. If any of the following risks actually occur, our financial condition and results of operations could be materially and adversely affected. If this were to happen, our ability to pay dividends in the future may be adversely affected, the value of our ordinary shares could significantly decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We are a new company. If we are unable to implement our business strategy or operate our business as we currently expect, our operating results may be adversely affected and we may not be able to pay dividends in the future.

Our operations will commence upon the closing of the Transactions. Our business model is untested and we may not be able to execute our business strategy as planned, which may negatively impact our financial performance and our ability to pay dividends in the future. Businesses such as ours, which are starting up or in their initial stages of development, present substantial business and financial risks and may suffer significant losses. While we are commencing our operations with an executive management team whose members are experienced in the mortgage servicing industry, their prior experience and relationships in the industry may not be successfully transferred to our company. In addition, as a new company we must establish operating procedures, implement new systems and complete other tasks necessary to conduct our intended business activities.

Because we are a newly formed company, the historical financial and operating data relating to the Initial Mortgage Servicing Rights presented in this prospectus may not be representative of our future results.

We are a new company and have no historical operating results. In preparing our business and economic model, we made a number of assumptions about future revenues, expenses, assets and liabilities relating to the Initial Mortgage Servicing Rights. We based these assumptions, in part, on the historical financial and operating data relating to the Initial Mortgage Servicing Rights while they were owned by Ocwen Loan Servicing and the prior owners of the Initial Mortgage Servicing Rights, which may not be indicative of the results we will be able to achieve in the future. In addition, historical financial performance should not be considered a reliable indicator of future performance, and historical trends may not be reliable indicators of anticipated financial performance or trends in future periods. If these assumptions prove incorrect, we may be unable to pay dividends in the future.

We may not be able to pay dividends on our ordinary shares.

We intend to declare and pay regular cash dividends on our ordinary shares. We intend to distribute at least 90% of our net income to shareholders on a monthly basis, although we are not required by law to do so. On ,              2011, our Board of Directors declared a contingent interim dividend of $            per ordinary share for each of the three months ended            ,            and            , which will be payable, subject to the stated contingencies and all applicable laws, on each of            ,            and            , respectively. The payment of these dividends will be contingent upon the successful completion of the Transactions. Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date. While we intend to continue to pay monthly dividends at this rate, we may not be able to do so in the future. Our dividend policy is subject to the discretion of our Board of Directors and will depend, among other things, on cash available for distributions, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual, legal and regulatory restrictions on the declaration and payment of dividends by us and such other factors as our Board of Directors considers to be relevant.

Our ability to declare and pay dividends is dependent on cash flow generated by our subsidiaries because we are a holding company.

We are a holding company with no operations. Our subsidiaries will own all of the assets that will generate income. Therefore, our ability to declare and pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution or otherwise. Our subsidiaries may not be able or permitted to make distributions to enable us to make dividend payments in respect of our ordinary shares. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. In the event that we do not receive distributions from our subsidiaries, we may be unable to make dividend payments on our ordinary shares.

We are highly dependent upon our senior management team.

Our business model and the execution of our business strategy is highly dependent upon the members of our senior management team who will resign their positions at Ocwen and become our employees simultaneously with the closing of the Transactions. The loss of the services of any of our senior executives or key employees could delay or prevent us from executing our business strategy and could significantly and negatively affect our business.

Our senior management team will also devote a portion of its time to performing certain functions for Ocwen pursuant to a professional services agreement (the “Ocwen Professional Services Agreement”) that we will enter into with Ocwen Loan Servicing simultaneously with the closing of the Transactions. This will detract from the amount of time these executives have available to focus on our business.

In the future, we may need to hire additional personnel to meet the demands of our business. The number of available, qualified personnel in the mortgage servicing industry may be limited, and the lack of qualified personnel may delay our ability to execute our business model as planned.

The continued economic slowdown and/or continued deterioration of the housing market could increase delinquencies and defaults on the mortgage loans underlying the mortgage servicing rights we acquire, which would negatively affect our operating results.

The residential mortgage market in the United States has experienced and may continue to experience a variety of difficulties and challenging economic conditions. Housing prices in many parts of the United States have declined or stopped appreciating after extended periods of significant appreciation. Any further deterioration of the U.S. housing market and declines in home prices could result in increased delinquencies or defaults on the mortgage loans underlying the mortgage servicing rights we acquire. During any period in which the borrower is not making payments on a mortgage loan, we will be required under substantially all of the pooling and servicing agreements relating to our mortgage servicing rights to advance our own funds to meet contractual principal and interest remittance requirements for the securitization trust that owns the mortgage loans, pay property taxes and insurance premiums and process foreclosures. We also will be required to advance funds to maintain, repair and market foreclosed real estate properties.

If the economy slows and/or the housing market continues to deteriorate, our operating results would be adversely affected in the following ways:

Revenue.    Because we recognize servicing fee revenue as we collect principal and interest payments and as we resolve delinquent loans, an increase in delinquencies would reduce the servicing fee revenue that we recognize.

Expenses.    An increase in servicing advances outstanding relative to the amount of the unpaid principal balance of the mortgage loans underlying our mortgage servicing rights could result in substantial strain on our financial resources because growth of outstanding servicing advances relative to the unpaid principal balance of mortgage loans would increase financing costs with no offsetting increase in revenue, thus reducing profitability. If servicing advances increase to a level where we are unable to fund additional servicing advances, we could breach the requirements of our pooling and servicing agreements to make servicing advances. A breach of our pooling and servicing agreements could result in the loss of our mortgage servicing rights.

Valuation of Mortgage Servicing Rights.    Defaults on mortgage loans will reduce the number of loans that we are servicing, resulting in a decrease in the value of the associated mortgage servicing rights. In addition, future default rates that exceed current estimates may result in higher amortization and an impairment in the value of our mortgage servicing rights such that revenue may decline and amortization and interest expense may increase.

A significant increase in prepayment speeds would reduce the unpaid principal balance of the mortgage loans underlying our mortgage servicing rights and could adversely affect our operating results.

Prepayment speeds significantly affect our business. Prepayment speed is the measurement of how quickly borrowers pay down the unpaid principal balance of their loans or how quickly loans are otherwise brought current, modified, liquidated or charged off. Prepayment speeds have a significant impact on our revenues, our expenses and the valuation of our mortgage servicing rights as follows:

Revenue.    If prepayment speeds increase, our servicing fee revenue will decline more rapidly than estimated because of the greater than expected decrease in the unpaid principal balance of the mortgage loans on which those fees are based.

Expenses.    Amortization of mortgage servicing rights is our largest operating expense. Since we amortize mortgage servicing rights in proportion to total expected income over the life of the mortgage servicing rights, an increase in prepayment speeds will lead to increased amortization expense as we revise downward our estimate of total expected income.

Valuation of Mortgage Servicing Rights.    We base the price we pay for mortgage servicing rights and the rate of amortization of those rights on, among other things, our projection of the cash flows from the related pool of mortgage loans. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speeds were significantly greater than expected, the carrying value of our mortgage servicing rights could exceed their estimated fair value. If the carrying value of our mortgage servicing rights exceeds their fair value, we will be required to record a non-cash impairment charge, which would have a negative impact on our operating results.

We may not be able to successfully compete for the acquisition of mortgage servicing rights, which could adversely affect our business.

Our success depends, in large part, on our ability to acquire additional subprime and Alt-A mortgage servicing rights on terms consistent with our business and economic model. In acquiring these rights, we expect to compete with independent mortgage loan servicers, private equity firms, hedge funds and other large financial services companies. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could lead them to offer higher prices than we would be willing to pay for these assets.

We do not intend to build a mortgage servicing platform. Therefore, we may not be an attractive buyer for those sellers of mortgage servicing rights that prefer to sell mortgage servicing rights and their mortgage servicing platform in a single transaction. Since our business model does not currently include acquiring and running servicing platforms, to engage in a bid for such a business we would need to find a partner to acquire and run the platform or we would need to incur additional costs to shut down the acquired servicing platform. The need to work with a partner in these situations increases the complexity of such potential acquisitions. The complexity of these transactions and the additional costs incurred by us if we were to execute future acquisitions of this type could adversely affect our future operating results.

We may be unable to maintain the unpaid principal balance of the mortgage loans underlying our mortgage servicing rights at an adequate level, which may cause administrative expenses to increase relative to our equity base.

The unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights will decline naturally over time. We intend to acquire additional mortgage servicing rights to maintain a sufficient level of unpaid principal balance of the mortgage loans underlying our mortgage servicing rights relative to the size of our operations. Given competition in our industry for the acquisition of mortgage servicing rights and the continued decrease in new securitizations, primarily as a result of the lack of new originations of subprime and Alt-A mortgage loans, a sufficient number of subprime and Alt-A mortgage servicing rights may not be available at attractive prices or at all. If we are unable to acquire new mortgage servicing rights, our revenue, which is based on the unpaid principal balance of the loans we service, may decline as mortgage loans are repaid or liquidated. As a result, our future expenses may increase disproportionately to the size of our equity base, which will negatively affect our profitability and may limit our ability to pay dividends in the future.

Our assumptions in determining the purchase price for mortgage servicing rights may be inaccurate or the basis for such assumptions may change, which could adversely affect our results of operations.

To the extent that we purchase mortgage servicing rights in the future, our success will be highly dependent upon accurate pricing of such mortgage servicing rights. In determining the purchase price for mortgage servicing rights, we will make assumptions regarding the following:

•	the rates of prepayment and repayment of the underlying mortgage loans;

•	amount of future servicing advances;

•	projected rates of delinquencies and defaults;

•	future interest rates; and

•	the costs associated with engaging subservicers to service the loans.

If any of our assumptions regarding the mortgage servicing rights that we acquire are inaccurate or the basis for such assumptions change, the price we pay to acquire mortgage servicing rights may prove to be too high. This could result in lower than expected profitability or a loss.

We do not intend to operate a mortgage servicing platform, and will need to engage subservicers to service the mortgage loans underlying our mortgage servicing rights. We may not be able to engage subservicers on terms that are favorable to us or at all.

We do not intend to operate a mortgage servicing platform. Our success will depend on our ability to enter into subservicing agreements with high-quality mortgage servicers, like Ocwen Loan Servicing, to service the mortgage loans underlying the mortgage servicing rights we acquire.

The terms of any subservicing agreement will be negotiated with the subservicer at the time of the acquisition of the underlying mortgage servicing rights. It is unlikely that the term of any subservicing agreement we enter into will match the life of the mortgage servicing rights that we acquire and therefore will need to be renewed. As a result, the terms of any new subservicing agreement or renewal will depend on the economic environment and the costs of providing subservicing at that time. For example, the initial term of the Subservicing Agreement that we expect to enter into with respect to the Initial Mortgage

Servicing Rights will expire in 2018. Therefore, we will need to renegotiate the terms of this agreement before these assets wind down. In addition, the terms of any future subservicing agreements, including those we enter into with Ocwen Loan Servicing, may not be similar to the terms of the Subservicing Agreement we expect to enter into with Ocwen Loan Servicing for the Initial Mortgage Servicing Rights.

We may be unable to obtain sufficient capital to meet the financing requirements of our business, which could adversely affect our operating results and our ability to pay dividends in the future.

We will need access to capital to finance servicing advances relating to the mortgage servicing rights we may acquire and to fund future acquisitions of additional mortgage servicing rights and associated servicing advances.

Servicing Advances.    If delinquencies increase with respect to the mortgage loans underlying the Initial Mortgage Servicing Rights, we will require more funding than we currently expect, which may not be available to us on favorable terms or at all. We expect to meet our financing requirements relating to the Initial Mortgage Servicing Rights by assuming from Ocwen an existing advance financing facility that expires in August 2013, subject to certain conditions including consent from lenders in that facility. Under normal market conditions, mortgage servicers typically have been able to renew or refinance liquidity facilities for mortgage servicing rights. However, during the economic crises that began in 2007 there were periods of time when mortgage servicers were unable to renew these facilities. Borrowing conditions have improved since that time, however, market conditions at the time of any renewal or refinancing may not enable us to renew or refinance our advance financing facilities on favorable terms or at all. Our inability to obtain adequate financing to fund servicing advances would cause us to be terminated under our pooling and servicing agreements.

Mortgage Servicing Rights.    The unpaid principal balance of the mortgage loans underlying the Initial Mortgage Servicing Rights will decline naturally over time, and we intend to acquire new mortgage servicing rights to maintain the scale of our operations. To maintain our goal of distributing at least 90% of our net income to shareholders on a monthly basis, we will limit the amount of unused cash and borrowing capacity. This means that we may need access to the capital markets to fund acquisitions of additional mortgage servicing rights and associated servicing advances. The global capital markets are currently emerging from a period of disruption and instability that began in 2007. Our ability to fund future acquisitions may depend on our ability to access the capital markets and on the health and performance of these markets.

We may be subject to termination as servicer under our pooling and servicing agreements.

We will be obligated to service mortgage loans in accordance with the terms of the pooling and servicing agreements related to the mortgage servicing rights we acquire. We intend to engage Ocwen Loan Servicing pursuant to the Subservicing Agreement to service the mortgage loans relating to the Initial Mortgage Servicing Rights, and may engage Ocwen Loan Servicing or other subservicers to service the mortgage loans related to any other mortgage servicing rights that we acquire in the future. The failure of Ocwen Loan Servicing or another subservicer to perform their obligations or to satisfy the other requirements under the terms of the related pooling and servicing agreement will result in a servicer termination event or servicer event of default under such agreement. In addition, if we fail to perform any obligations that we did not delegate to a subservicer, such as making servicing advances or remitting funds to the securitization trust in accordance with the terms of the applicable pooling and servicing agreement, it will result in a servicer termination event or servicer event of default. If a servicer termination event or event of default has occurred under a pooling and servicing agreement, we may be terminated as servicer without any right to compensation for the loss of such mortgage servicing rights, other than the right to be reimbursed for any outstanding servicing advances as the related loans are brought current, modified, liquidated or charged off.

In addition, many of the pooling and servicing agreements for subprime and Alt-A mortgage loans contain servicer termination events or events of default for the servicer based upon the number of delinquent loans or the loss performance of the related mortgage loans. A significant number of the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights contain servicer termination events or events of default of this type, all of which have been triggered. While the parties to the securitization transactions have not enforced their remedies to date, they could enforce them in the future, which would have a material adverse effect on our operating results and our ability to pay dividends.

If we are terminated as servicer with respect to a pooling and servicing agreement, it may have a material adverse effect on our operating results and our ability to pay dividends and may make it more difficult for us to acquire additional mortgage servicing rights in the future.

If our assumptions regarding subprime and Alt-A borrower refinancing options in a declining interest rate environment prove incorrect, the unpaid principal balance of the mortgage loans underlying our mortgage servicing rights could decline, which would adversely affect our operating results.

In preparing our business and economic model, we made a number of assumptions about future revenues, expenses, assets and liabilities relating to the Initial Mortgage Servicing Rights. In connection with this process, we made certain assumptions about likely prepayment speeds on the mortgage loans underlying the Initial Mortgage Servicing Rights in a declining interest rate environment. These assumptions were based on our view that subprime and Alt-A borrowers would have limited refinancing options even in such an environment. If subprime and Alt-A borrowers were able to refinance their mortgage loans in a declining interest rate environment, prepayment speeds would increase, leading to lower unpaid principal balance on the mortgage loans underlying the Initial Mortgage Servicing Rights, which would adversely affect our operating results.

If our assumptions regarding the rates at which delinquent mortgages loans will reperform or be resolved through loan modifications are higher than the actual rates, then the unpaid principal balance of the mortgage loans underlying our mortgage servicing rights will decline more quickly than we have anticipated, and the amount and duration of outstanding servicing advances would increase, which would adversely affect our operating results.

In preparing our business plan and economic model, we made assumptions about the likely delinquency rates for the mortgage loans underlying our mortgage servicing rights, and the rates at which those delinquent mortgage loans would reperform, either through a payment of past due amounts or through permitted modifications of the terms of these mortgage loans. Mortgage loans that reperform either because of a payment of past due amounts or a permitted loan modification remain outstanding as part of the aggregated unpaid principal balance of the underlying mortgage loans and therefore will continue to produce revenue for us over their remaining term. We are also able to reimburse ourselves for outstanding servicing advances when delinquent mortgage loans reperform. On the other hand, when delinquent mortgage loans are resolved through foreclosure, the unpaid balance of such loans ceases to be a part of the aggregate unpaid principal balance when the related mortgage properties are foreclosed on and liquidated. Also, delinquent mortgage loans resolved through foreclosure generally require more servicing advances over a longer time horizon prior to reimbursement as compared with servicing advances made with respect to delinquent mortgage loans that are resolved through repayment or permitted loan modifications. A faster amortization of the aggregate unpaid principal balance of the underlying mortgage loans and an increase in the amount and duration of outstanding servicing advances would adversely effect our operating results.

Our hedging strategies may not be successful in mitigating the risks associated with changes in interest rates.

We are exposed to interest rate risk to the extent that the interest rates on our financing facilities are tied to a variable rate index and when we refinance those obligations or enter into new facilities. We plan to use various derivative and other financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can completely protect us. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Our hedging decisions in the future will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. Any significant change in interest rates could result in a significant margin call, which would require us to provide the counterparty with additional cash collateral. Any such margin call could harm our liquidity, profitability, financial condition and business prospects.

If we are named in legal proceedings involving mortgage servicers, the costs of litigation could adversely affect our financial results.

The residential mortgage loan servicing industry is extremely litigious, and we could be subject to allegations of illegality in connection with our own operations or the business practices of subservicers acting on our behalf, including lawsuits related to their billing and collections practices, modification protocols or foreclosure practices and other loss mitigation efforts associated with the mortgage loans they service on our behalf. Ocwen Loan Servicing has informed us that it is currently a defendant in several lawsuits regarding its servicing activities, including putative class actions, and we face the risk that we could be added as a defendant in any of these actions that relate to servicing the Initial Mortgage Servicing Rights.

Ocwen has informed us that it has received a Civil Investigative Demand from the Federal Trade Commission (the “FTC”), requesting documents and information concerning various loan servicing activities. A coalition of state attorneys general is conducting an industry-wide investigation into certain acts and practices concerning the mortgage foreclosure process. Although Ocwen has received no notification of alleged wrongdoing from either the FTC or the such attorneys general, they can provide no assurances with regard to the ultimate outcomes with respect to these matters or other litigation and regulatory matters.

We could be added as a defendant or investigated in any of these matters. We also may be added as a defendant in future lawsuits brought against Ocwen, Ocwen Loan Servicing or other subservicers regarding their servicing practices relating to our mortgage servicing rights. Defending ourselves against lawsuits or adverse legal judgments against us may require that we pay significant legal fees, settlement costs, damages, penalties or other charges, or undertake remedial actions pursuant to administrative orders or court-issued injunctions, any of which could adversely affect our financial results.

Risks Related to Our Relationship with Ocwen, Other Subservicers and Related Parties

We are dependent on Ocwen Loan Servicing, and will be dependent upon any other third parties who we engage as subservicers, to perform substantially all of our servicing obligations.

We will be contractually obligated to service the loans underlying the mortgage servicing rights that we acquire. We will not have and in the future do not expect to have the employees, servicing platforms or technical resources necessary to service the loans. We expect to engage Ocwen Loan Servicing to service the mortgage loans underlying the Initial Mortgage Servicing Rights. In addition, we expect to engage Ocwen Loan Servicing or other subservicers to service the mortgage loans underlying any mortgage servicing rights we acquire in the future. If we are unable to engage a subservicer, we will be unable to perform our obligations under the related pooling and servicing agreement, which would lead to our termination as servicer without payment.

If for any reason Ocwen Loan Servicing is no longer able to act as the subservicer with respect to the Initial Mortgage Servicing Rights, or if Ocwen Loan Servicing or any other subservicer is no longer able to act as subservicer with respect to any other mortgage servicing rights we may acquire in the future, an alternate subservicer may not be readily available on acceptable terms or at all, which would adversely affect our operating results.

Failure by Ocwen Loan Servicing and future subservicers to comply with applicable laws and regulations may adversely affect our business.

Mortgage servicing is subject to extensive and evolving federal, state and local laws and regulations. Our subservicers will be contractually obligated to service the mortgage loans underlying our mortgage servicing rights in compliance with such laws and regulations. Failure by Ocwen Loan Servicing or any other subservicers we engage in the future to comply with such laws and regulations may constitute a servicer termination event or an event of default of the servicer under the related pooling and servicing agreements. If a servicer termination event or event of default has occurred under a pooling and servicing agreement, we may be terminated as servicer without any right to compensation for the loss of such mortgage servicing rights, other than the right to be reimbursed for any outstanding servicing advances as the related loans are brought current, modified, liquidated or charged off. In addition, the failure of our subservicers to comply with these laws and regulations could possibly lead to civil and criminal liability, loss of licensing, damage to our reputation in the industry, fines and penalties and litigation, including class action lawsuits or administrative enforcement actions. Any of these outcomes would have a material adverse effect on our operating results and may make it more difficult for us to acquire additional mortgage servicing rights in the future.

Failure by Ocwen Loan Servicing and future subservicers to ensure that servicing advances comply with the terms of the pooling and servicing agreements may have a material adverse affect on our operating results and our ability to pay dividends in the future.

Although we will be responsible for funding servicing advances, Ocwen Loan Servicing will be responsible for ensuring that servicing advances are made in compliance with the terms of the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights and its stop loss policy so that the servicing advances with respect to a mortgage loan do not exceed the amount expected to be collected with respect to such mortgage loan. Future subservicers will have similar responsibilities with respect to future mortgage servicing rights we may acquire. Servicing advances that are improperly made may not be eligible for financing under the advance financing facility relating to the Initial Mortgage Servicing Rights and may not be reimbursable by the owner of the mortgage loan or the related securitization trust, which would reduce our liquidity and may cause us to suffer a loss.

If we have to replace Ocwen Loan Servicing, we may not be able to find a suitable replacement, which could adversely affect our financial results.

We intend to capitalize on the servicing capabilities of Ocwen Loan Servicing for the Initial Mortgage Servicing Rights and future acquisitions of mortgage servicing rights. We view Ocwen Loan Servicing as superior relative to many other servicers in terms of cost, management experience, technology infrastructure and platform scalability. If for any reason Ocwen Loan Servicing is no longer able to act as subservicer for us, we will need to find a replacement subservicer. Although there are other entities that may be willing to act as subservicer for us, they may not be of the same quality as Ocwen Loan Servicing, or they may not be willing to act as subservicer on the same economic terms as Ocwen Loan Servicing. Even if we hire a subservicer of equal quality and on the same economic terms, there is typically a temporary degradation in the quality of servicing when the servicing of a mortgage loan is transitioned from one subservicer to another. As a result, if we have to replace Ocwen Loan Servicing as subservicer, our operating results would be adversely affected.

If Ocwen Loan Servicing or any other subservicer fails to adequately perform its loss mitigation obligations, we could be required to make additional servicing advances and the time period for collecting servicing advances may extend.

Ocwen Loan Servicing and any other subservicers that we engage will be required to service the mortgage loans in accordance with specified standards and employ loss mitigation techniques to reduce the probability that borrowers will default on their loans and to minimize losses when defaults occur. These loss mitigation techniques may include the modification of mortgage loan rates and maturities. If Ocwen Loan Servicing or other third-party subservicers fail to adequately perform their loss mitigation obligations under these agreements, we could be required to make servicing advances in excess of those that we might otherwise have had to make and the time period for collecting servicing advances may extend. Any increase in servicing advances or material increase in the time to resolution of a defaulted loan could result in increased financing costs to us and adversely affect our liquidity, revenues and net income.

Ocwen Loan Servicing may not be able to satisfy its indemnification obligations under the Purchase Agreement and the Subservicing Agreement.

Under the Purchase Agreement, Ocwen Loan Servicing will indemnify us for losses suffered by us resulting from a breach of Ocwen Loan Servicing’s representations, warranties or covenants or acts or omissions occurring prior to the closing of the acquisition. Under the Subservicing Agreement, Ocwen Loan Servicing will indemnify us for all losses suffered by us resulting from Ocwen Loan Servicing’s failure to observe or perform any of its duties, obligations or covenants, any acts or omissions of Ocwen Loan Servicing or its agents, any breach of its representations and warranties, or any willful malfeasance, bad faith, fraud or negligence in the performance of its duties under the agreement. If we incur a loss and make a claim against Ocwen Loan Servicing and if Ocwen Loan Servicing does not have sufficient financial resources available to satisfy its obligation to indemnify us or if it is determined that Ocwen Loan Servicing is not required to provide indemnification, we may experience a loss which could have a material adverse effect on our operations and financial condition.

A downgrade in Ocwen Loan Servicing’s servicer rating and that of any other subservicer with whom we enter into subservicing agreements could have an adverse effect on our business, financial condition or results of operations.

Moody’s, Standard & Poor’s and Fitch rate many mortgage servicers, including Ocwen Loan Servicing. These ratings are subject to change in the future without notice. Servicer ratings are important to our ability to finance servicing advances. For example, the amount of debt that is permitted to be outstanding under the advance financing facility that we expect to assume in connection with the acquisition of the Initial Mortgage Servicing Rights will decrease with downgrades in the servicer ratings of Ocwen Loan Servicing. Downgrades in the servicer ratings of our subservicers could also affect the terms of advance financing facilities that we may enter into in the future, as lenders may require higher interest rates or may limit the amount of money that we can borrow to finance servicing advances if our subservicers’ ratings are deemed by the lenders to be too low. In addition, some of our pooling and servicing agreements may also require that the servicer maintain specified servicer ratings. The failure of our subservicers to maintain the specified rating may cause our termination as servicer under such pooling and servicing agreements. Any such downgrade could have an adverse effect on our business, financing activities, financial condition or results of operations.

We could have conflicts of interest with Ocwen, and our officers and directors also could have conflicts of interest due to their relationships with us and Ocwen, that could be resolved in a manner adverse to us.

We have entered into various agreements with subsidiaries of Ocwen in connection with the Transactions and we intend to enter into further agreements with Ocwen or its subsidiaries in the future. Certain of our executive officers and directors may have conflicts of interest with respect to such agreements and other matters due to their past and/or current relationships with Ocwen.

William C. Erbey, the Chairman of our Board of Directors, is the Chairman of the Board of Directors of Ocwen. As a result, he has obligations to us as well as to Ocwen and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Ocwen. Mr. Erbey is the beneficial owner of approximately 18.7% of Ocwen’s common stock as of December 31, 2010. This ownership could create or appear to create potential conflicts of interest when our Board of Directors is faced with decisions that involve Ocwen.

Matters that could give rise to conflicts between us and Ocwen include, among other things:

•

our ongoing and future relationships with Ocwen, including agreements and other arrangements with respect to servicing the mortgage loans underlying our mortgage servicing rights and potential future acquisitions of mortgage servicing rights from Ocwen;

•	the quality and pricing of services that Ocwen has agreed to provide to us;

•	the quality and pricing of mortgage servicing rights that Ocwen has agreed to sell to us or may sell to us in the future; and

•	any competitive actions by Ocwen.

We will seek to manage these potential conflicts through oversight by the independent members of our Board of Directors. Such measures may not be effective, and we may not be able to resolve all conflicts with Ocwen. In addition, the resolution of any such conflicts may be less favorable to us than if we were dealing with an unaffiliated third party.

We could have conflicts with Altisource that could be resolved in a manner adverse to us.

We intend to enter into an administrative services agreement with Altisource (the “Altisource Administrative Services Agreement”) in connection with the Transactions. We also intend to lease office space in the United States from Altisource. Certain of our executive officers and directors may be subject to conflicts of interest with respect to such agreements and other matters due to their past and/or current relationships with Altisource.

William C. Erbey, the Chairman of our Board of Directors, is the Chairman of the Board of Directors of Altisource. As a result, he has obligations to us as well as to Altisource and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource. Mr. Erbey is the beneficial owner of approximately 23.8% of Altisource’s common stock as of December 31, 2010. This ownership could create or appear to create potential conflicts of interest when our Board of Directors is faced with decisions that involve Altisource.

We will seek to manage these potential conflicts through oversight by the independent members of our Board of Directors. Such measures may not be effective, and we may not be able to resolve all conflicts with Altisource. In addition, the resolution of any such conflicts may be less favorable to us than if we were dealing with an unaffiliated third party.

The Purchase Agreement, Subservicing Agreement, Ocwen Professional Services Agreement and Altisource Administrative Services Agreement were not negotiated on an arm’s-length basis and the terms may not be as favorable to us as if such agreements were negotiated with unaffiliated third parties.

Because William C. Erbey, our founder and Chairman of our Board of Directors, is also the Chairman of the Board of Directors and largest shareholder of Ocwen and the Chairman of the Board of Directors and largest shareholder of Altisource, the terms of our agreements with them may not have been negotiated on an arm’s-length basis. As a result, certain terms of these agreements may not be as favorable to us as agreements negotiated with unaffiliated third parties. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under such agreements because of our desire to maintain our ongoing relationships with Ocwen and Altisource.

Ocwen Loan Servicing’s failure to perform adequately in external audits could have an adverse effect on our business, financial condition or results of operations.

We do not intend to build a mortgage servicing platform and will depend on Ocwen Loan Servicing to maintain the controls and processes needed to perform adequately on external audits, including in connection with reporting obligations under the pooling and servicing agreements and Securities and

Exchange Commission (“SEC”) reporting obligations, and other agreed-upon procedures for the advance financing facility relating to the Initial Mortgage Servicing Rights and will depend on Ocwen Loan Servicing and possibly other subservicers to perform these functions for mortgage servicing rights we acquire in the future. The failure to pass such audits and to remediate issues identified could lead to a downgrade in Ocwen Loan Servicing’s servicer rating, which could have the consequences described above under “—A downgrade in Ocwen Loan Servicing’s servicer rating and that of any other subservicer with whom we enter into subservicing agreements could have an adverse effect on our business, financial condition or results of operations” or could lead to interruptions in, or the loss of, our advance financing.

A failure in our subservicers’ operational systems or infrastructure, or those of third parties, could disrupt our business, result in the disclosure of confidential information, damage our reputation and cause losses.

Our business is substantially dependent on our subservicers’ ability to process and monitor a large number of transactions, many of which are complex, across numerous and diverse real estate markets. These transactions often must adhere to the terms of the underlying pooling and servicing agreements, as well as legal and regulatory standards. Our subservicers are responsible for developing and maintaining operational systems and infrastructure, which is challenging. Our subservicers’ financial, accounting, data processing or other operating systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond their control, such as a spike in transaction volume or unforeseen catastrophic events, adversely affecting our subservicers’ ability to process these transactions.

In addition, our subservicers’ operations rely on the secure processing, storage and transmission of confidential and other information in their computer systems and networks. Although our subservicers are expected to take protective measures and endeavor to modify them as circumstances warrant, their computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. Given the volume of transactions our subservicers will process and monitor, certain errors may be repeated or compounded before they are discovered and rectified. If one or more of such events occurs, this could potentially jeopardize confidential and other information processed and stored in, and transmitted through, the computer systems and networks of our subservicers, which could result in significant losses, reputational damage and legal liabilities to us.

Risks Related to Government Regulation

The expanding body of federal, state and local regulation and/or the licensing of mortgage loan servicers or other aspects of our business may increase our costs.

The servicing of residential mortgage loans is subject to extensive federal, state and local laws, regulations and administrative decisions. The volume of new or modified laws and regulations has increased in recent years and is likely to continue to increase. If any new or more restrictive requirements increase the cost of servicing mortgage loans, then the subservicing fees our subservicers will require are likely to increase. This may force us to have to pay increased subservicing fees when we renew subservicing agreements at the end of their terms or enter into new subservicing agreements. In addition, our ability to purchase mortgage servicing rights may be limited if we cannot engage subservicers at servicing fee rates that allow us to achieve the objectives of our business model. We are also subject to licensing in some states as an owner of mortgage servicing rights. If the number of states that require the licensing of owners of mortgage servicing rights increases, or the states that require licensing impose additional obligations on the owners of mortgage servicing rights, our costs could increase. Any of these outcomes may adversely affect our results of operations or financial condition.

Regulatory scrutiny regarding foreclosure processes could lengthen foreclosure timelines which would negatively impact our liquidity and profitability.

Over the last several months, various state banking regulators and attorneys general have publicly announced that they have initiated inquiries into banks and servicers regarding compliance with legal procedures in connection with mortgage foreclosures, including the preparation, execution, notarization and submission of documents, principally affidavits, filed in connection with foreclosures. The process to foreclose on properties securing residential mortgage loans is governed by state law and varies by state. For the most part, these inquiries have arisen from the 25 so-called “judicial states”; namely, those jurisdictions that require lenders or their servicers to go through a judicial proceeding to obtain a foreclosure order. In these judicial states, lenders or their servicers are generally required to provide to the court the mortgage loan documents and a sworn and notarized affidavit of an officer of the lender or its servicer with respect to the facts regarding the delinquency of the mortgage loan and the foreclosure. These affidavits are generally required to be based on the personal knowledge of the officer that executes the affidavit after a review of the mortgage loan documents. Regulators from “quasi-judicial states” and “non-judicial states,” however, have made similar inquiries as well. In these states, lenders or their servicers may foreclose on a defaulted mortgage loan by delivering to the borrower a notice of the foreclosure sale without the requirement of going through a judicial proceeding, unless the borrower contests the foreclosure or files for bankruptcy. If the borrower contests the foreclosure or files for bankruptcy in a non-judicial state, court proceedings, including affidavits similar to those provided in the judicial states, will generally be required.

In connection with the recent governmental scrutiny of foreclosure processes and practices in the industry, the attorneys general of certain states and certain members of the U.S. Congress and state legislatures have also called for a temporary moratorium on mortgage foreclosures. In addition, some individual municipalities have begun to enact laws that delay or prevent foreclosures. Such moratoria or other action by federal, state or municipal government bodies, regulators or courts could increase the length of time needed to complete the foreclosure process. When a mortgage loan is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to also make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent we determine that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Foreclosure moratoria or other actions that lengthen the foreclosure process will increase the amount of servicing advances we are required to make, lengthen the time it takes for us to be reimbursed for such advances and increase the costs incurred during the foreclosure process, which will increase our need for capital to fund these servicing advances and increase our interest expense. In addition, advance financing facilities generally contain provisions that limit the eligibility of servicing advances to be financed based on the length of time that servicing advances are outstanding, and, as a result, an increase in foreclosure timelines could further increase the amount of servicing advances that we need to fund with our own capital.

Governmental bodies may also impose regulatory fines or penalties as a result of our subservicers’ foreclosure processes or impose additional requirements or restrictions on such activities which could increase their operating expenses. For instance, according to the acting Comptroller of the Currency, a recent review of the foreclosure practices of the 14 largest federally-regulated mortgage servicers revealed “critical deficiencies and shortcomings,” and federal regulators are currently assessing sanctions and other remedial requirements to address these findings. Ocwen Loan Servicing was not subject to this review because it is not a federally-regulated depository institution, but Congress or other federal or state regulatory agencies could subject it and other independent servicers to similar investigations. In general, these regulatory developments with respect to foreclosure practices could result in increases in the amount of servicing advances and the length of time to recover servicing advances, fines or increases in operating expenses, and decreases in the advance rate and availability of financing for servicing advances. This would in turn lead to increased borrowings, reduced cash and higher interest expense which could negatively impact our liquidity and profitability.

GSE initiatives and other actions may affect mortgage servicing generally and future servicing fees in particular.

On January 17, 2011, the Federal Housing Finance Agency announced that it has instructed Fannie Mae and Freddie Mac to study possible alternatives to the current residential mortgage servicing and compensation system used for single-family mortgage loans. It is too early to determine what Government Sponsored Entities, such as Fannie Mae and Freddie Mac (collectively, the “GSEs”), may propose as alternatives to current servicing compensation practices, or when any such alternatives would become effective. Although the mortgage loans relating to the Initial Mortgage Servicing Rights or other pooling and servicing agreements that have already been executed should not be subject to any changes implemented by Fannie Mae or Freddie Mac, because of the significant role of Fannie Mae and Freddie Mac in the secondary mortgage market, it is possible that any changes they implement could become prevalent in the mortgage servicing industry generally. Other industry stakeholders or regulators may also implement or require changes in response to the perception that the current mortgage servicing practices and compensation do not serve broader housing policy objectives well. While these proposals are still evolving, to the extent reform of the GSEs materially affects the market for conforming loans there may be secondary effects on the subprime and Alt-A markets, which may have a material adverse effect on the economics or performance of any mortgage servicing rights we may acquire in the future.

Future legislative changes relating to licensing of mortgage servicers may adversely affect future revenues.

The Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “S.A.F.E. Act”) requires the individual licensing and registration of those engaged in the business of loan origination. The S.A.F.E. Act is designed to improve accountability on the part of loan originators, combat fraud and enhance consumer protections by encouraging states to establish a national licensing system and minimum qualification requirements for applicants. The Department of Housing and Urban Development (“HUD”) is the federal agency charged with establishing and enforcing a licensing and registration system that meets the minimum requirements of the S.A.F.E. Act. On December 15, 2009, HUD proposed a rule that would extend licensing requirements for loan originators to servicing personnel who are performing modifications. The servicing industry has responded to this proposed rule by requesting HUD to reconsider its position, as the licensing costs and impact to the modification process will increase the cost of servicing with respect to any affected mortgage loans. Comments are due on the proposed rule on March 5, 2011, and it is not known at this time whether HUD will modify its proposed licensing requirements for servicing personnel. If, as a result of this regulatory change, the cost of servicing increases, we expect that our subservicing expense will increase in the future.

Risks Related to Taxation

We expect to be treated as a PFIC for U.S. federal income tax purposes, which could subject U.S. Holders to adverse U.S. federal income tax consequences.

We expect to be treated as a PFIC for U.S. federal income tax purposes. If you are a U.S. Holder and do not make a QEF election with respect to us or a mark-to-market election with respect to our ordinary shares, you will be subject to adverse tax consequences, including deferred tax and interest charges with respect to certain distributions on our ordinary shares, any gain realized on a disposition of our ordinary shares and certain other events. The effect of these adverse tax consequences could be materially adverse to you. If you are a U.S. Holder and make a valid, timely QEF election for us, you will not be subject to those adverse tax consequences, but could recognize taxable income in a taxable year with respect to our ordinary shares in excess of any distributions that we make to you in that year, thus giving rise to so-called “phantom income” and to a potential out-of-pocket tax liability. We will provide information to all electing shareholders needed to comply with the QEF election. If you are a U.S. Holder and make a valid, timely mark-to-market election with respect to our ordinary shares, you will recognize as ordinary income or loss in each year that we are a PFIC an amount equal to the difference between your basis in our ordinary shares and the fair market value of the ordinary shares, thus also possibly giving rise to phantom income and a potential out-of-pocket tax liability. Ordinary loss generally is recognized only to the extent of net mark-to-market gains previously included in income. U.S. Holders should be aware that although we currently do not have any subsidiaries that are PFICs, there can be no assurance that we will not form or acquire a subsidiary that is a PFIC. In such event, U.S. Holders will also need to make the QEF election with respect to each such subsidiary in order to avoid the adverse tax consequences described above. We intend to provide all information necessary for U.S. Holders to make the QEF election with respect to any of our subsidiaries that may be classified as a PFIC. U.S. Holders should also be aware that the mark-to-market election generally will not be available with respect to any our subsidiaries that is a PFIC, rendering such election less beneficial to U.S. Holders than the QEF election. See “Material Cayman Islands and United States Federal Income Tax Considerations—United States Federal Income Taxation—Passive Foreign Investment Company Status and Related Tax Consequences.”

Distributions that we pay to individual U.S. Holders will not be eligible for taxation at reduced rates.

Distributions made to a U.S. Holder that is an individual will not be eligible for taxation at reduced tax rates generally applicable (for tax years beginning before January 1, 2013) to dividends paid by certain U.S. corporations and “qualified foreign corporations.” The more favorable rates applicable to regular corporate dividends could cause individuals to perceive investment in our ordinary shares to be relatively less attractive than investment in the shares of other corporations, which could adversely affect the value of our ordinary shares.

If we are treated as engaged in a trade or business in the United States, we would become subject to U.S. federal income taxation, which could adversely affect our business and result in decreased cash available for distribution to our shareholders.

If, contrary to our expectations, we are treated as engaged in a trade or business in the United States, we would be subject to U.S. federal income taxation on a net income basis, which would adversely affect our business and result in decreased cash available for distribution to our shareholders. More specifically, if we are treated as engaged in a trade or business in the United States, the portion of our net income, if any, that was “effectively connected” with such trade or business would be subject to U.S. federal income taxation at a maximum rate of 35%, as opposed to our expectation that only income of our subsidiary that is taxed as a corporation for U.S. federal income tax purposes will be subject to U.S. federal income tax at such rate. In addition, we would be subject to the U.S. federal branch profits tax on our effectively connected earnings and profits at a rate of 30%.

We may become subject to taxation in the Cayman Islands.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. Dividend payments are not subject to withholding tax in the Cayman Islands. There are no other taxes likely to be material to our company levied by the government of the Cayman Islands, except for stamp duties that may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands is not a party to any double taxation treaties. The tax treatment of our business in the Cayman Islands is subject to change. Thus, we cannot be certain that we will not become subject to Cayman Islands taxation in the future.

Risks Related to Our Ordinary Shares and this Offering

An active trading market for our ordinary shares may never develop or be sustained.

We have applied to have our ordinary shares listed on the NASDAQ Global Select Market under the symbol “HLSS.” However, an active trading market of our ordinary shares may not develop on that exchange or elsewhere, and if an active trading market does develop, it may not be sustained. Accordingly, your ability to sell ordinary shares when desired, or the prices that may be obtained for such shares, will depend on the existence and liquidity of an active trading market for our ordinary shares.

The market price and trading volume of our ordinary shares may be volatile, which could result in losses for our shareholders.

Even if an active trading market for our ordinary shares develops, the market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. The initial public offering price of our ordinary shares will be determined by negotiation between us and the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our ordinary shares declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our ordinary shares include:

•	changes in our dividend policy;

•	continued deterioration of the housing market or general market or economic conditions;

•	increases in market interest rates;

•	variations in our quarterly or annual operating results;

•	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our ordinary shares after this offering;

•	additions or departures of key management personnel;

•	any indebtedness we may incur in the future;

•	actions by institutional shareholders;

•	litigation and governmental investigations;

•	tax changes that may subject our net income to corporate level taxation;

•	announcements by us or others and developments affecting us or speculation or reports by the press or investment community with respect to us or our industry in general;

•	changes or proposed changes in laws or regulations affecting the mortgage loan servicing industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	realization of any of the risks described elsewhere under “Risk Factors.”

In addition, equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of newly public companies for a number of reasons, including reasons that may be unrelated to our business or operating performance. These broad market fluctuations may result in a material decline in the market price of our ordinary shares, and you may not be able to sell your ordinary shares at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and the diversion of management attention.

Sales of ordinary shares by us in the future could adversely affect the market price of our ordinary shares.

We expect that we will sell additional ordinary shares from time to time in the future primarily in connection with the acquisition of additional mortgage servicing rights. Sales of additional ordinary shares by us for whatever reason may adversely affect the trading price of our ordinary shares and will dilute the percentage ownership of us by our then-existing shareholders.

Future sales of ordinary shares by our principal shareholder could cause our ordinary share price to decline.

In connection with this offering, William C. Erbey will enter into a written “lock-up” agreement providing in general that for a period of 18 months from the date of this prospectus he will not, among other things, sell the ordinary shares he owns as of the date of this prospectus without the prior written consent of Wells Fargo Securities, LLC. However, the lock-up agreement is subject to a number of specified exceptions. See “Underwriting.” Pursuant to the Registration Rights Agreement, we will grant to Mr. Erbey demand registration rights, which he may exercise one time, and unlimited piggyback registration rights, which, subject to the applicable lock-up restrictions, may require us to register his ordinary shares. Upon expiration of the lock-up agreement, Mr. Erbey will be able to freely sell his ordinary shares.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading price of our ordinary shares is affected by research and reports that equity research analysts publish about us and the industry in which we operate. We do not control these analysts. The price of our ordinary shares could decline if one or more equity analysts downgrade our ordinary shares or if analysts issue other unfavorable commentary or cease publishing reports about us or the mortgage industry.

As a public company we will incur significant costs and face demands on our management to comply with Securities and Exchange Commission and stock exchange requirements.

As a public company with shares listed on a U.S. securities exchange, we will need to comply with an extensive body of regulations, including provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), regulations of the SEC and requirements of the NASDAQ Global Select Market. These rules and regulations could result in substantial legal and financial compliance costs and make some activities more time-consuming and costly. In addition, we will incur costs associated with our public company reporting requirements and maintaining directors’ and officers’ liability insurance. Furthermore, our management will have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act, as well as any rules subsequently implemented by the SEC and the applicable stock exchange requirements of the NASDAQ Global Select Market.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls by the end of fiscal 2012, and we cannot predict the outcome of that effort.

As a U.S.-listed public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2012. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent auditors to audit as of the end of the next fiscal year, the effectiveness of those controls. While we have begun the process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until well after this offering is completed. We cannot predict the outcome of our review at this time. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we will be required to report control deficiencies that constitute a “material weakness” in our internal control over financial reporting. We would also be required to obtain an audit report from our independent auditors regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the Financial Industry Regulatory Authority. Furthermore, if we discover a material weakness or our auditor does not provide an unqualified audit report, our share price could decline, our reputation could be significantly harmed and our ability to raise capital could be impaired.

We are a Cayman Islands exempted company, and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are a Cayman Islands exempted company and, as such, the rights of our shareholders will be governed by Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (“Articles of Association”). The rights of shareholders under Cayman Islands law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Uncertainty exists as to whether courts in the Cayman Islands will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in the Cayman Islands against us or our directors or officers under the securities laws of other jurisdictions.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, including, without limitation, statements regarding the assumptions we make about our business and economic model, our dividend policy, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplate,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the forward-looking statements contained in this prospectus include, among other things, statements about the following:

•	estimates regarding prepayment speeds, delinquency rates, servicing advances, amortization of mortgage servicing rights, float balance and other drivers of our results;

•	assumptions related to the sources of liquidity, our ability to fund servicing advances and the adequacy of our financial resources;

•	our ability to pay monthly dividends;

•	assumptions about the availability of additional portfolios of subprime and Alt-A mortgage servicing rights and our ability to acquire additional mortgage servicing rights from Ocwen and others;

•

our ability to engage high-quality residential mortgage loan servicers to service the pools of mortgage loans underlying our mortgage servicing rights on terms consistent with our business and economic model;

•	assumptions about the effectiveness of our hedging strategy;

•	assumptions about the correlation between interest rates and the income we expect to generate and the valuation of our mortgage servicing rights;

•	the stability of our gross servicing margin percentage;

•	the susceptibility of our mortgage servicing rights to future impairment charges;

•	our competitive position;

•	our ability to continue our relationship with Ocwen;

•	our expectations relating to the use of proceeds from this offering and the Concurrent Private Placement;

•	uncertainty related to future government regulation;

•	assumptions regarding the availability of refinancing options for subprime and Alt-A borrowers in changing interest rate environments; and

•	general economic and market conditions.

We have based these forward-looking statements largely on our current plans, intentions, expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations described in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements that we make. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Our forward-looking statements do not reflect the potential impact of any future acquisitions of mortgage servicing rights we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the mortgage servicing industry, including our general expectations and market position and market opportunity is based on information from various sources (including government and industry publications, surveys, analysis, valuations and forecasts and our internal research), assumptions that we have made (which we believe are reasonable based on those data from such sources and other similar sources) and our knowledge of the markets for our services. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information and cannot assure you of its accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.

THE CONCURRENT PRIVATE PLACEMENT

On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of the Board of Directors of our company, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price per share in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. Pursuant to the Registration Rights Agreement, we will grant to Mr. Erbey demand registration rights, which he may exercise not more than one time, and unlimited piggyback registrations rights. See “Certain Relationships and Related Party Transactions—Registration Rights.” The closing of this private placement will take place concurrently with, and will be conditional upon, the closing of this offering. Mr. Erbey currently owns 100% of our outstanding ordinary shares. All of the ordinary shares owned by Mr. Erbey as of the date of this prospectus will be subject to “lock-up” restrictions preventing transfer by him of any such shares for 18 months following the date of this prospectus, subject to certain exceptions. See “Underwriting.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $            million, assuming an initial public offering price of $15.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses that we must pay.

Concurrently with this offering, William C. Erbey, the founder of our company and our Chairman of the Board of Directors, has agreed to purchase $10 million of our ordinary shares in the Concurrent Private Placement at a price per share equal to the initial public offering price, subject to the completion of this offering. No underwriting discounts or commissions will be paid in respect of these shares.

Pursuant to the Purchase Agreement, we will purchase the Initial Mortgage Servicing Rights, associated servicing advances and other related assets from Ocwen Loan Servicing, and expect to assume Ocwen Loan Servicing’s obligations under the existing advance financing facility, simultaneously with the closing of this offering and the Concurrent Private Placement. The estimated purchase price for these assets is $            million (including $            million of assumed match funded liabilities) subject to certain closing adjustments.

The purchase price will have two components. The purchase price for the Initial Mortgage Servicing Rights will be based on an appraisal of the mortgage servicing rights to be made near the time we enter into the Purchase Agreement by the Mortgage Industry Advisory Corporation (“MIAC”), an independent third party valuation firm and the outstanding unpaid principal balance of the underlying mortgage loans at closing. The purchase price for the associated servicing advances and other assets will be equal to the net consolidated net book value as of the purchase date of all assets and liabilities of the special purpose entities established in connection with the advanced financing facility that own these servicing advances, namely HomEq Servicer Advance Facility Transferor, LLC (“HomEq Transferor”) and HomEq Servicer Advance Receivables Trust 2010-ADV1 (the “Trust”), a Delaware statutory trust of which HomEq Transferor is the sole beneficiary. We intend to obtain a third-party opinion relating to the fairness, from a financial point of view, of the purchase price to us.

We intend to use any remaining net proceeds from this offering and the Concurrent Private Placement for working capital and general corporate purposes, which may include the repayment of indebtedness or the purchase of additional mortgage servicing rights.

DIVIDEND POLICY

We intend to declare and pay regular cash dividends on our ordinary shares with the income generated from net operating cash flows. We intend to distribute at least 90% of our net income to shareholders on a monthly basis, although we are not obligated by law to do so. On                    , 2011, our Board of Directors declared a contingent interim dividend of $            per ordinary share for each of the three months ended             ,            and            , which will be payable, subject to the stated contingencies and all applicable laws, on each of            ,            and            , respectively. Payment of these dividends is contingent upon the successful completion of the Transactions. The amount of the first such dividend will be proportionately reduced to reflect the number of days remaining in the month of the completion of this offering. Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date.

Our dividend policy is subject to certain risks and limitations. Our ability to continue to declare and pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements (including requirements to service or repay our indebtedness), general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual restrictions binding on us, legal restrictions on the declaration and payment of dividends, including statutory liquidity requirements and other limitations under Cayman Islands law, and other factors that our Board of Directors considers to be relevant.

Under Cayman Islands law, we may declare cash dividends or make other distributions only out of profits lawfully available for that purpose, or out of our share premium account, which is a reserve account that holds the subscription monies over and above the nominal value of our ordinary shares paid by our shareholders (i.e., the premium for the shares issued by us), so long as we continue to have the ability to pay our debts in the ordinary course as they become due.

There can be no assurance that we will generate sufficient income from continuing operations or external sources of financing in the future, or have sufficient surplus, net profits or reserves, as the case may be, under the laws of the Cayman Islands or other jurisdictions where our subsidiaries are located, to declare and pay dividends on our ordinary shares.

We are a holding company with no operations. Our subsidiaries will own all of the assets that will generate income. Therefore, our ability to declare and pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution or otherwise. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them.

In deciding whether to make a dividend payment to our shareholders, our directors must have regard to our best interests and must have due regard for our future cash requirements, as well as our present and future solvency. Our dividend policy is based upon our directors’ current assessment of our business and the environment in which we operate, and that assessment could change based on a number of factors, including competitive developments, market conditions or new growth opportunities. Our Board of Directors may, in its discretion, change our dividend policy at any time to decrease the level of dividends or entirely discontinue the payment of dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2010:

•	on an actual basis; and

•	adjusted for:

•

the sale of                     ordinary shares in this offering at the public offering price of $15.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $            million payable by us;

•	the sale of 666,667 ordinary shares in the Concurrent Private Placement at the initial public offering price of $15.00 per share; and

•	as further adjusted to give effect to the completion of the Initial Acquisition at an estimated purchase price of $ million (including $ million of assumed match funded liabilities).

The following table should be read in conjunction with “Summary Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2010 (in thousands of dollars, except ordinary share data)

	Actual	As adjusted for this offering and the Concurrent Private Placement	As further adjusted for the Initial Acquisition
Cash and cash equivalents	$300.0	$

Match funded liabilities	—
Stockholders’ equity:
Ordinary shares, $0.01 par value, 5,000,000 shares authorized; 20,000 shares issued and outstanding at December 31, 2010	0.2
Additional paid-in capital	299.8
Retained earnings (deficit)	(17. 6)

Total stockholders’ equity	$282.4	$

Total capitalization	$282.4	$

THE MORTGAGE SERVICING INDUSTRY

Overview

Over the last few decades the complexity of the market for residential mortgage loans in the United States has dramatically increased. A borrower seeking credit for a home purchase will typically obtain financing from a financial institution, such as a bank, savings association or credit union. In the past, these institutions would generally have held a majority of their originated mortgage loans as interest-earning assets on their balance sheets and would have performed all activities associated with servicing the loans, including accepting principal and interest payments, making advances for real estate taxes and property and casualty insurance premiums, initiating collection actions for delinquent payments and conducting foreclosures.

Now, institutions that originate mortgage loans generally hold a smaller portion of such loans as assets on their balance sheets and instead sell a significant portion of the loans they originate to third parties. Fannie Mae and Freddie Mac are currently the largest purchasers of home mortgage loans. Under a process known as securitization, the GSEs and financial institutions typically package residential mortgage loans into pools that are sold to securitization trusts. These securitization trusts fund the acquisition of mortgage loans by issuing securities, known as mortgage-backed securities, that entitle the owner of such securities to receive a portion of the interest and principal collected on the mortgage loans in the pool. The purchasers of the mortgage-backed securities are typically large institutions, such as pension funds, mutual funds and insurance companies. The agreement that governs the packaging of mortgage loans into a pool, the servicing of such mortgage loans and the terms of the mortgage-backed securities issued by the securitization trust are often referred to as pooling and servicing agreements.

The following chart shows the growth in residential mortgage loans that have been securitized over the past ten years. This drove an increase in the number of residential mortgage loans outstanding until the credit dislocation in 2007 reduced origination and securitization activities, particularly for subprime and Alt-A mortgage loans.

Sources: CPR CDR Technologies, Inc., LoanPerformance, Inc. and Inside Mortgage Finance.

In connection with a securitization, a number of entities perform specific roles with respect to the mortgage loans in a pool, including the trustee and the mortgage servicer. The trustee holds legal title to the mortgage loans on behalf of the owner of the mortgage-backed securities and either maintains the mortgage note and related documents itself or with a custodian. The trustee or a separate securities administrator for the trust receives the payments collected by the servicer on the mortgage loans and distributes them to the investors in the mortgage-backed securities pursuant to the terms of the pooling and servicing agreement. One or more other entities are appointed pursuant to the pooling and servicing agreement to service the mortgage loans. In some cases, the servicer is the same institution that originated the loan, and, in other cases, it may be a different institution. The duties of servicers for mortgage loans that have been securitized are generally discussed below in “Mortgage Servicing,” and are generally required to be performed in accordance with industry-accepted servicing practices and the terms of the mortgage note and applicable law. A servicer generally takes actions, such as foreclosure, in the name and on behalf of the trustee.

Segments of the Residential Mortgage Loan Market

The residential mortgage market is commonly divided into a number of categories based on certain mortgage loan characteristics, including the credit quality of borrowers and the types of institutions that originate or finance such loans. While there are no universally accepted definitions, the residential mortgage loan market is commonly divided by market participants into the following categories.

GSE and Government Guaranteed Loans

This category of mortgage loans includes “conforming loans,” which are first lien mortgage loans issued to prime borrowers and are secured by single-family residences that meet or “conform” to the underwriting standards established by Fannie Mae or Freddie Mac. Prime borrowers are borrowers that have strong credit histories and who generally purchase their properties with at least a 10% down payment. The conforming loan limit is established by statute and currently is $417,000 with certain exceptions for high-priced real estate markets. This category also includes mortgage loans issued to borrowers that do not meet conforming loan standards, but who qualify for a loan that is insured or guaranteed by the government through Ginnie Mae, primarily through federal programs operated by the Federal Housing Administration and the Department of Veterans Affairs.

Non-GSE or Government Guaranteed Loans

Residential mortgage loans that are not guaranteed by the GSEs or the government are generally referred to as “non-conforming loans” and fall into one of the following categories: jumbo, subprime, Alt-A or second lien loans.

Jumbo.    Jumbo mortgage loans have original principal amounts that exceed the statutory conforming limit for GSE loans. Jumbo borrowers generally have strong credit histories and provide full loan documentation, including verification of income and assets.

Subprime.    Subprime mortgage loans are generally issued to borrowers with blemished credit histories, who make low or no down payments on the properties they purchase or have limited documentation of their income or assets. Subprime borrowers generally pay higher interest rates and fees than prime borrowers.

Alt-A.    Alt-A mortgage loans are generally issued to borrowers with risk profiles that fall between prime and subprime. These loans have one or more high-risk features, such as the borrower having a high debt-to-income ratio, limited documentation verifying the borrower’s income or assets, or the option of making monthly payments that are lower than required for a fully amortizing loan. Alt-A mortgage loans generally have interest rates that fall between the interest rates on conforming loans and subprime loans.

Second Lien.    Second mortgages and home equity lines are often referred to as second liens and fall into a separate category of the residential mortgage market. These loans typically have higher interest rates than loans secured by first liens because the lender generally will only receive proceeds from a foreclosure of a property after the first lien holder is paid in full. In addition, these loans often feature higher loan-to-value ratios and are less secure than first lien mortgages.

Since the economic crisis began in 2007, the origination of jumbo, subprime, Alt-A and second lien mortgage loans has dramatically declined, and the primary market for securitizations of such loans has largely closed. The refinancing of subprime and Alt-A mortgage loans has declined in tandem with loan originations. Decreased refinancing activity for subprime and Alt-A borrowers has resulted in lower prepayment speeds and an increase in the life of the related mortgage servicing rights.

Source: Inside Mortgage Finance.

Mortgage Servicing

The largest mortgage loan servicers are large banks and other financial institutions that are active in mortgage loan originations and which typically have access to deposit-based funding. Other mortgage servicers include entities that focus primarily on servicing and typically do not have access to deposit-based funding. These mortgage servicers primarily service loans held by securitization trusts that do not have the infrastructure to service loans themselves. Recent legislative and regulatory developments may have an effect on the mortgage servicing industry in various jurisdictions. Reforms in the area generally add new prohibitions or requirements. In addition, the new international bank capital adequacy framework (“Basel III”), which is scheduled to be implemented into law in several countries on January 1, 2013, includes rules that could effectively raise a bank’s regulatory capital costs of owning mortgage servicing rights. Developments such as these could potentially cause institutions to decrease the amount of mortgage servicing rights that they own. The following chart shows the top residential mortgage loan servicers ranked by the unpaid principal balance of the loans serviced as of September 30, 2010.

Top Residential Mortgage Servicers by Unpaid Principal Balance
($ in billions)
Servicer	9/30/2010	Servicer	9/30/2010
Bank of America Mtg. & Affliates	$2,092	MetLife Home Loans	$117
Wells Fargo	1,808	HSBC North America	115
Chase	1,304	BB&T Mortgage	93
Citi	655	Aurora Bank	84
Ally Financial	358	American Home Mortgage Servicing	79
US Bank Home Mortgage	206	Ocwen Financial Corp.	74
SunTrust Mortgage Inc.	177	EverBank	65
PHH Mortgage	159	Fifth Third Bank	63
OneWest Bank	147	Flagstar Bank	59
PNC Mortgage	145	Regions Financial Corp.	55

Source: Inside Mortgage Finance.

Servicing Activities

Residential mortgage loan servicers manage the billing, collections and loss mitigation activities associated with mortgage loans that are originated by banks or other lenders. Servicers send borrowers monthly account statements, collect monthly mortgage payments, remit such payments to the owner of the mortgage loan, answer customer service inquiries and maintain escrow accounts for property taxes and insurance. A servicer may also be required to advance its own funds to cover shortfalls in collections of principal and interest from borrowers, to pay property and casualty insurance premiums and real estate taxes on a property and to cover the costs associated with protecting or foreclosing on a property. If borrowers become delinquent on loans, the servicer generally may conduct loss mitigation activities to reduce loan delinquencies and losses by working with borrowers to collect payments and modify loans or enforce the lenders’ remedies, which may include initiating foreclose procedures and selling the properties.

Servicing Fees

Mortgage servicers receive a monthly servicing fee, which is usually based on a percentage of the mortgage loan’s unpaid principal balance per annum and ranges from 25 to 50 basis points depending on the categories of mortgage loans comprising the loan portfolio. Subprime servicers typically receive a servicing fee at the higher end of this range to compensate for the additional costs incurred in connection with higher delinquencies experienced with respect to subprime borrowers. Mortgage servicers usually also have the right to receive ancillary fees relating to the servicing of the mortgage loans, such as late fees from borrowers and interest earned on escrow accounts. All costs incurred by the servicer in connection with performing its servicing functions, including its obligations to make servicing advances, are generally borne by the servicer.

Servicing Advances

Servicing advances generally fall into one of three categories:

•

“Principal and Interest Advances” are cash payments made by the servicer to the owner of the mortgage loan to cover scheduled payments of principal and interest on a mortgage loan that have not been paid on a timely basis by the borrower.

•

“Taxes and Insurance Advances” are cash payments made by the servicer to third parties on behalf of the borrower for insurance premiums and real estate taxes on the property that have not been paid on a timely basis by the borrower.

•

“Corporate Advances” are cash payments made by the servicer to third parties for the costs and expenses incurred in connection with the foreclosure, preservation and sale of the mortgaged property, including attorneys’ and other professional fees.

Servicing advances are structured to provide liquidity to the mortgage loan securitizations but are not intended to provide credit support to the owner of the mortgage loan or the underlying borrowers. Servicing advances are usually reimbursed from amounts received with respect to the related mortgage loan, including payments from the borrower or amounts received from the liquidation of the property securing the loan, which is referred to as “loan level recovery.” Servicers generally have the right to cease making servicing advances on a loan if they determine that advances cannot be recovered at the loan level. These determinations are made by each servicer in accordance with its stop advance policy and may vary among servicers. In the event that loan level recovery is not sufficient to reimburse the servicer in full for servicing advances made with respect to a mortgage loan, most pooling and servicing agreements provide that the servicer is entitled to be reimbursed from collections received with respect to other loans in the same securitized mortgage pool, which is referred to as “pool level recovery.” The servicer generally does not receive interest on servicing advances.

The Foreclosure Process

If a borrower defaults on a mortgage loan, the owner of the mortgage loan, or the servicer on its behalf, is entitled to foreclose the property in order to sell it to repay the loan. The foreclosure process is generally initiated when the loan becomes 90 days or more delinquent.

State foreclosure laws establish certain procedures that servicers must follow in conducting foreclosures and establish minimum time periods for various aspects of the foreclosure process. These laws and their associated timelines vary widely by state. States generally follow one of two methods for their foreclosure process: judicial, with a judge presiding over the process in a court proceeding; or statutory, with the process being conducted outside the courtroom in accordance with state law. Foreclosure proceedings generally take longer and are more costly to complete in states that follow the judicial foreclosure process, primarily because of the additional legal work involved. As of July 2008, 25 states used a statutory process, 19 states used a judicial process and six states provide the servicer with the option of selecting either approach.

Foreclosure timelines have generally been increasing over the last two years due to increases in the number of delinquent mortgage loans. In addition, over the last several months, various state banking regulators and attorneys general have publicly announced that they have initiated inquiries into banks and servicers regarding compliance with legal procedures in connection with mortgage foreclosures. These activities raise the possibility that governmental authorities, including regulators and judicial bodies, could implement measures, including foreclosure moratoria, that could further increase foreclosure timelines. All else being equal, an increase in foreclosure timelines would adversely affect servicers by lengthening the amount of time that servicing advances are outstanding and, consequentially, increasing the financing costs related to those servicing advances. See “Risk Factors—Risks Related to Government Regulation—Regulatory scrutiny regarding foreclosure processes could lengthen foreclosure time lines which would negatively impact our liquidity and profitability.”

Foreclosure Alternatives

The owner of a mortgage loan, or the servicer acting on its behalf, may elect to remediate borrower delinquencies through loss mitigation and home retention strategies that fall short of foreclosure. Under the terms of many pooling and servicing agreements, mortgage servicers are permitted, on behalf of the owner of the mortgage loan, to negotiate with a borrower to modify the terms of the loan. These modifications can include principal forgiveness, maturity extensions, delinquent interest capitalization and changes to contractual interest rates. In addition, a servicer can agree to modifications upon the liquidation of a loan, commonly known as a short sale, where a portion of the outstanding principal of the loan is forgiven as part of a sale of the underlying property to a third party, or the owner of the mortgage loan can take possession of the underlying property and suspend the foreclosure with the consent of the borrower, a process commonly known as a deed-in-lieu of foreclosure. Certain governmental and agency-sponsored programs, including the Home Affordable Modification Program (“HAMP”), also provide economic incentives for servicers to implement strategies to avoid or delay foreclosures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve assumptions, risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion together with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus as well as the rest of the information in this prospectus, including “Summary Consolidated Financial Data” and “Capitalization.” Unless otherwise indicated, all dollar values contained in this management’s discussion and analysis of financial condition and results of operations are expressed in millions.

We were incorporated as a Cayman Islands exempted company on December 1, 2010, and our operations to date have been limited to negotiating the Purchase Agreement and the Subservicing Agreement with Ocwen Loan Servicing, negotiating and entering into arrangements with lenders and other third parties to effect the transfer of mortgage servicing rights, servicing advances and the related match funded liabilities to us, negotiating professional and administrative services agreements with Ocwen Loan Servicing and Altisource and general corporate functions. On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of our Board of Directors, pursuant to which Mr. Erbey has agreed to purchase $10 million of our ordinary shares at the initial public offering price concurrently with the closing of this offering. We have no historical financial statements reflecting our operations prior to our inception, and our balance sheet as of December 31, 2010 and the results of our operations for the period from December 1, 2010 through December 31, 2010 reflect only the activities described above.

We will purchase the Initial Mortgage Servicing Rights from Ocwen Loan Servicing simultaneously with the closing of this offering and the Concurrent Private Placement. The Initial Mortgage Servicing Rights and associated servicing advances relate to approximately $18 billion of unpaid principal balance of underlying mortgage loans as of December 31, 2010. The entire HomEq Servicing business, which Ocwen Loan Servicing acquired from Barclays on September 1, 2010, includes mortgage servicing rights and associated servicing advances relating to approximately $22 billion of unpaid principal balance of underlying mortgage loans as of December 31, 2010.

The estimated purchase price for these assets is $             million (including $             million of assumed match funded liabilities), subject to certain closing adjustments.

We believe the Initial Mortgage Servicing Rights are an attractive acquisition opportunity for us for the following reasons:

•	The Initial Mortgage Servicing Rights are appropriately scaled to support the business and operations of a new public company.

•	The Initial Mortgage Servicing Rights meet our targeted selection criteria.

•

The Initial Mortgage Servicing Rights are representative of the most attractive assets comprising all of the HomEq Servicing subprime and Alt-A mortgage servicing rights. In addition, we believe that the characteristics of the Initial Mortgage Servicing Rights do not differ significantly from those of Ocwen Loan Servicing’s remaining portfolio of subprime and Alt-A mortgage servicing rights.

•

Members of our senior management undertook substantial due diligence of the Initial Mortgage Servicing Rights in connection with Ocwen Loan Servicing’s acquisition of HomEq Servicing from Barclays and are very familiar with these assets.

•	All servicing advances relating to the Initial Mortgage Servicing Rights are supported by a single advance financing facility, with over two years of remaining committed financing.

Over time, we expect to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans which had approximately $29 billion of unpaid principal balance as of December 31, 2010. We have not entered into any agreement to acquire these assets, and our ability to do so will depend on our access to adequate financing.

Except where noted, the remainder of the discussion and data presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” relates to the Initial Mortgage Servicing Rights. Historical data relating to the Initial Mortgage Servicing Rights may not be representative of future performance.

Primary Components of Income

Our future operations will involve the acquisition and ownership of mortgage servicing rights. We will account for the acquisition of the Initial Mortgage Servicing Rights and any other future acquisitions of mortgage servicing rights and associated servicing advances as asset purchases. We do not intend to develop a mortgage servicing platform, nor do we intend to acquire mortgage servicing platforms, personnel or processes in connection with the acquisition of mortgage servicing rights. As a result, we intend to engage Ocwen Loan Servicing to perform substantially all of the servicing functions relating to the Initial Mortgage Servicing Rights on our behalf; however, we will retain the responsibility for funding servicing advances. The primary components of our expected future net income are:

•	servicing fee revenue;

•	subservicing fees payable to Ocwen Loan Servicing;

•	expenses related to the amortization of our acquired mortgage servicing rights;

•	interest expense incurred on the match funded liabilities used to finance servicing advances;

•

other income, including fees we receive for services that we provide to Ocwen under the Ocwen Professional Services Agreement and interest income on collected but unremitted borrower payments and loan payoff receipts in custodial accounts; and

•	general and administrative expenses.

Servicing Fees

Our primary source of revenue will be the servicing fees we receive pursuant to pooling and servicing agreements. The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights entitle us to an annual fee of 50 basis points of the unpaid principal balance of the mortgage loans serviced. We will recognize servicing fees as revenue as mortgage principal and interest payments are received from borrowers and as delinquent loans are brought current, modified, liquidated or charged off. Servicing fees are considered a senior obligation of the securitization trust, which means such fees are senior to the payment of principal and interest to holders of mortgage-backed securities, represent a very small proportion of the total cash flows of the pool of mortgage loans; and, therefore, the risk of non-collection is remote.

The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights entitle us to certain revenue streams, including late fees, prepayment fees, government incentive payments and other ancillary revenue. Ocwen Loan Servicing will retain these revenue streams under the terms of the Subservicing Agreement.

Subservicing Fees and Gross Servicing Margin

The subservicing fees payable to Ocwen Loan Servicing under the Subservicing Agreement are designed so that we will recognize a gross servicing margin percentage of 39 basis points of the unpaid principal balance of the mortgage loans serviced. We define our gross servicing margin as the servicing fee revenue that we earn less the subservicing fees that we pay to Ocwen Loan Servicing. We believe that the structure of these subservicing fees as described below will provide Ocwen Loan Servicing with a strong incentive to help us meet our performance targets and better align the interests of both companies.

Pursuant to the Subservicing Agreement, we will pay Ocwen Loan Servicing a monthly base subservicing fee equal to 12% of the servicing fee revenue we recognize for that month.

Ocwen Loan Servicing may also receive a performance based incentive fee to the extent our servicing fee revenue that we recognize for a given month exceeds the sum of the base subservicing fee and an amount equal to 39 basis points of the average unpaid principal balance of the mortgage loans serviced. If we do not receive 39 basis points of the average unpaid principal balance of the mortgage loans serviced in any month, a shortfall in our targeted gross servicing margin percentage will be created. Ocwen Loan Servicing will not earn a performance based incentive fee for any month that there is such a shortfall or in any subsequent month until we have recovered such shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing. The performance based incentive fee payable in any month will be reduced if the ratio of outstanding servicing advances to the unpaid principal balance of the mortgage loans serviced (the “advance ratio”) exceeds a predetermined level for that month. If the advance ratio is exceeded in any month, any incentive based performance fee payable for such month will be reduced by an amount equal to 8% per annum of such excess servicing advances.

The subservicing fees will be calculated monthly and paid by us to Ocwen Loan Servicing within three business days of the final day of each month.

The base subservicing fee and the performance based incentive fee will be subject to change upon any renewal of the subservicing supplement relating to the Initial Mortgage Servicing Rights. The subservicing fees with respect to future pools of mortgage loans will be as agreed by us and Ocwen Loan Servicing in the related subservicing supplement.

Amortization of Mortgage Servicing Rights

We will initially account for our mortgage servicing rights at their acquisition cost, which is the same as their fair value. Under the cost method of accounting, we will amortize our mortgage servicing rights each period based on the proportion of estimated net servicing income realized in the current period to the total estimated net servicing income to be realized over the life of such servicing rights. We will adjust amortization prospectively in response to changes in estimated projections of future cash flows. We will also assess mortgage servicing rights for impairment based on their fair value as determined by a third party valuation firm at the end of each fiscal quarter. Amortization and impairment, if any, of mortgage servicing rights are non-cash expenses. As a result, we expect that operating cash flows will exceed our net income in most periods. See “—Mortgage Servicing Rights Valuation.”

Prepayment speeds are a significant driver of changes in estimated net servicing income and mortgage servicing rights amortization expense. Prepayment speeds relating to subprime and Alt-A mortgage loans have not historically shown a high degree of volatility from one period to the next. Therefore, we expect amortization rates to remain relatively stable over time.

Interest Expense

Servicing advances will be primarily financed through the use of match funded liabilities that accrue interest. We expect to assume the advance financing facility associated with the Initial Mortgage Servicing Rights from Ocwen Loan Servicing simultaneously with the closing of this offering and the Concurrent Private Placement, although no agreement has been finalized. If we do not assume this facility, we would need to arrange for an alternative advance financing facility. The Class A-1 Term Note, Class A-2 Variable Funding Note, Class B Term Note and Class C Term Note issued under this facility bear interest at short-term rates equal to the commercial paper rate plus 350 to 625 basis points. The Class D Term Note bears interest at the one-month London Interbank Offering Rate (LIBOR) plus 750 basis points. The weighted average effective interest rate on the advance financing facility that we intend to assume from Ocwen Loan Servicing in connection with the Initial Acquisition was approximately 4.06% at December 31, 2010. Interest expense will also include amortization of deferred financing costs, non-use fees and any hedge related costs.

When a borrower is delinquent, the amount of cash that we are required to advance to the owner of the mortgage loan on behalf of the borrower increases. We will incur significant interest costs to finance such advances. As a result, increased delinquencies will result in increased interest expense without respect to any change in interest rates. The speed at which delinquent loans are resolved will affect our interest expense. For example, slower resolution of delinquencies will result in higher servicing advance balances and interest expense.

We plan to execute a hedging strategy designed to largely neutralize the impact of increases in interest rates over specified time periods. Our objective will be to utilize hedges in an amount equal to our net exposure to interest rate increases on our match funded liabilities, which bear interest at floating interest rates, after taking into account our expected float balances which partially offset the impact of rising interest rates. If interest rates decline, the value of our hedges would decline. Should our hedging strategy prove ineffective or if we were not able to hedge all of our interest rate risk, rising interest rates would lead to higher interest expense. See “Risk Factors—Risks Related to Our Business and Industry—Our hedging strategies may not be successful in mitigating the risks associated with changes in interest rates” and “—Liquidity and Capital Resources.”

Other Income

Other income will consist of amounts due to us from Ocwen under the terms of the Ocwen Professional Services Agreement and float earnings. Under the Ocwen Professional Services Agreement, we will receive revenue for providing certain services to Ocwen, which will include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management and other similar services.

Float earnings will consist of interest earned on mortgage loan payments and payoff collections that Ocwen Loan Servicing has collected on our behalf but which have not yet been remitted to the securitization trust that owns the mortgage loan. Mortgage loan payments are usually due from the borrower between the first and fifteenth days of the month and are usually remitted to the securitization trust between the eighteenth and twenty-fourth days of each month. Until these funds are remitted to the securitization trust they reside in interest bearing custodial accounts controlled by us and are invested in accordance with the pooling and servicing agreements and our investment policy. In some cases, this interest income may be reduced by fees for account maintenance or transaction processing.

Administrative and Other Expense

Administrative and other expenses will consist largely of salaries, bonuses and related payroll taxes and employee benefit costs for our employees. In addition, we will incur expenses for facilities, technology, communication and other expenses typical of public companies, including audit, legal and other professional fees. Some of our administrative services will be provided pursuant to the Altisource Administrative Services Agreement as discussed in “—Related Party Transactions.” In addition, to the extent that we evaluate and/or complete acquisitions of mortgage servicing rights in the future, we will incur additional expenses, most of which we do not expect to capitalize. Administrative and other expenses will include expenses related to the services we provide to Ocwen under the Ocwen Professional Services Agreement. See “—Related Party Transactions.”

Income Taxes

We are a Cayman Islands exempted company, and the Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation. HLSS Management, LLC, our management company that is taxed as a corporation for U.S. federal income tax purposes, will generate nominal income that will be subject to taxation in the United States. Accordingly, our consolidated effective income tax rate will likely be substantially lower than the maximum U.S. federal income tax rate. See “Material Cayman Islands and United States Federal Income Tax Considerations.”

Significant Assets and Liabilities

Because our future business will generally relate to the acquisition and financing of mortgage servicing rights, the description of these assets and liabilities and of our future accounting policies related to them is important to the understanding of our business. The principal assets that we will acquire and liabilities that we will assume in connection with the Initial Acquisition include mortgage servicing rights, servicing advances and match funded liabilities.

Mortgage Servicing Rights

Mortgage servicing rights are intangible assets representing the right by the owner to service a pool of mortgage loans for a predetermined fee. We anticipate purchasing mortgage servicing rights with a fair value of $            million as of            , 2011. The fair value of the Initial Mortgage Servicing Rights will be determined at the time of acquisition by MIAC. In addition, we intend to obtain a fairness opinion from an independent third-party expert that the purchase price is fair, from a financial point of view, to us.

Accounting for Mortgage Servicing Rights

Mortgage servicing rights are expected to be our second largest asset. We will utilize the cost method of accounting and account for the Initial Mortgage Servicing Rights at their acquisition cost. Under the cost method of accounting, changes in fair value will not necessarily result in impairment charges. As is customary in the industry, we will use a third-party estimate of the industry average prepayment rate when amortizing our mortgage servicing rights. However, we expect our actual internal prepayment rate to be below the industry average. As a result, in the future, the amortized carrying value of our mortgage servicing rights may be lower than their fair market value. We expect the cumulative difference between the amortized carrying value and the fair market value of our mortgage servicing rights to increase over time, which may reduce the susceptibility of our mortgage servicing rights to future impairment charges. We will amortize the balance of mortgage servicing rights over the period of estimated net servicing income and test them for impairment based on fair value at the end of each fiscal quarter.

Mortgage Servicing Rights Valuation

At the end of each fiscal quarter, an independent third party valuation firm will determine the fair value of our mortgage servicing rights using a valuation method that is based on their estimated future net cash flows. We will use this valuation to test the carrying value of our mortgage servicing rights for potential impairment. The primary component of the estimated future cash inflows for our mortgage servicing rights will be contractual servicing fees. Significant cash outflows will include the cost of servicing mortgage loans and the cost of financing servicing advances. The most significant assumptions used in the valuation analysis will be the mortgage prepayment and delinquency rates, both of which will be derived from available market data. Other assumptions used in this valuation of mortgage servicing rights will be the discount rate, the interest rate used for computing the cost of the servicing advances and the cost of servicing representing industry averages. This valuation is made without regard to the owner of the mortgage servicing rights.

Changes in these assumptions would be generally expected to affect our results of operations as summarized below:

•

Increases in prepayment speeds generally reduce the value of our mortgage servicing rights as a result of decreased future cash flows, accelerated mortgage servicing rights amortization expense and lower overall servicing fees. These results would be partially offset by a lower cost of servicing and lower interest expense on decreased servicing advance balances.

•	Increases in delinquencies generally reduce the value of our mortgage servicing rights as the amount of servicing advances, match funded liabilities and related interest expense increase.

•	Increases in the discount rate would reduce the value of our mortgage servicing rights due to the lower overall net present value of our future net cash flows.

•	Increases in interest rate assumptions relating to the cost of financing servicing advances would increase interest expense and reduce the value of our mortgage servicing rights.

Fair Value of Mortgage Servicing Rights

The rate of decline in unpaid principal balance is known as prepayment speed and is affected by factors such as employment rates, interest rates, housing prices, loan type and loan status. Unpaid principal balance is the primary driver of servicing fees, subservicing expense, mortgage servicing rights amortization expense, mortgage servicing rights and servicing advance balances.

The fair value of the Initial Mortgage Servicing Rights is presented in the table below in terms of both basis points and absolute dollar amounts. MIAC determined the fair value of the mortgage servicing rights associated with each pooling and servicing agreement included in the Initial Acquisition for the period of time that the Initial Mortgage Servicing Rights were owned by Barclays. These determinations were based on assumptions regarding the future cash flows of the mortgage servicing rights at the time the valuations were performed. The fair values presented for the quarters ended September 30 and December 31, 2010 are based on MIAC valuations performed for the period of time that the Initial Mortgage Servicing Rights were owned by Ocwen using industry assumptions regarding future cash flows. Since unpaid principal balance, and subsequently fair value, decline as loans are repaid, refinanced or otherwise resolved, the disclosure of valuation in terms of basis points provides a comparable view of the change in economic fair value over time.

		Fair Value of Mortgage Servicing Rights
Quarter Ended	Unpaid Principal Balance	Basis Points	Amount
March 31, 2008	$36,555	56.19	$205
June 30, 2008	33,957	50.78	172
September 30, 2008	31,256	47.36	148
December 31, 2008	29,623	36.31	108
March 31, 2009	27,456	33.80	93
June 30, 2009	25,372	34.29	87
September 30, 2009	23,513	35.17	83
December 31, 2009	22,131	33.11	73
March 31, 2010	21,080	34.75	73
June 30, 2010	20,074	38.73	78
September 30, 2010	19,048	38.05	72
December 31, 2010	18,362	40.76	75

Declines in unpaid principal balance and changes in the fair value of mortgage servicing rights may not necessarily give rise to future impairment of the Initial Mortgage Servicing Rights. We believe that the use of the cost method of accounting will stabilize the value of mortgage servicing rights as reflected on our balance sheet for the following reasons:

•	Mortgage servicing rights amortization expense is expected to exceed our internal prepayment rate in most periods.

•	We are purchasing mortgage servicing rights at their current fair value, which reflects the impact of the general downward repricing of mortgage servicing assets that began in 2007.

Servicing Advances

Servicing advances will comprise our largest asset class. We expect to acquire approximately $             million of servicing advances from Ocwen Loan Servicing in connection with the Initial Acquisition. The reimbursement of servicing advances is a senior obligation of the related securitization trust, which means that such reimbursement is senior to the ultimate payment of principal and interest to holders of mortgage-backed securities. All of the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights provide for loan level and pool level recoveries.

The pooling and servicing agreements require us to advance funds to the securitization trusts that own the mortgage loans during any period in which borrowers are delinquent. We will also fund servicing advances relating to the maintenance, repair and marketing of foreclosed properties on behalf of the securitization trust. These servicing advances will be made pursuant to the terms of each pooling and servicing agreement governing the related pool of mortgage loans underlying the mortgage servicing rights we acquire. Servicing advances are currently and will continue to be pledged as collateral under the terms of the existing advance financing facility relating to the Initial Mortgage Servicing Rights that we intend to assume in connection with the Initial Acquisition.

We will value servicing advances at their face value, which is the same as their estimated fair value, because servicing advances are a senior obligation of the securitization trust that owns the mortgage loan, have no stated maturity, generally are realized within a relatively short period of time and do not bear interest.

We will generally be obligated to advance funds only to the extent that we believe servicing advances will be recoverable from the expected proceeds from the mortgage loan. We believe that the likelihood of us not collecting servicing advances is remote primarily due to the availability of pool level recoveries for servicing advances ultimately not recoverable at the loan level in the pooling and servicing agreements. We will record a charge to earnings to the extent that we believe any servicing advances become uncollectible under the provisions of the related pooling and servicing agreement. Under the Subservicing Agreement, Ocwen Loan Servicing will be required to assess the collectability of servicing advances on our behalf using its stop advance policy and notify us of the servicing advances that we are required to make pursuant to the terms of the pooling and servicing agreements and the stop advance policy. The projection models driving the stop advance policy will incorporate a number of different factors depending on the characteristics of the mortgage loan or pool of loans, including time to a foreclosure sale, estimated costs of foreclosure action, future property tax payments and the estimated proceeds upon the sale of the underlying property net of carrying costs, commissions and closing costs. We will periodically review and monitor Ocwen Loan Servicing’s compliance with the stop advance policy. We will be entitled to recover from Ocwen Loan Servicing any servicing advance that it notified us to make in violation of the stop advance policy or that was not recoverable from the securitization trust because it violates the terms of the related pooling and servicing agreement.

Historical Servicing Advances Data

Servicing advances are typically financed, in part, by match funded liabilities and are therefore a principal driver of match funded liability balances and interest expense. Unpaid principal balance and servicing advances typically decline as loan payments are received or loans are otherwise brought current, modified, liquidated or charged off. The advance ratio is a key metric of the change in servicing advances, match funded liabilities, interest expense and liquidity over time.

The following table shows unpaid principal balances, servicing advances and advance ratios for the quarters ended September 30, 2010 and December 31, 2010, respectively.

Quarter Ended	Unpaid Principal Balance	Servicing Advances	Advance Ratio
September 30, 2010	$19,048	$1,001	5.3%
December 31, 2010	$18,362	$911	5.0%

Match Funded Liabilities

All of the Initial Mortgage Servicing Rights are currently financed by a single match funded advance financing facility. Match funded liabilities are a form of non-recourse debt that are collateralized by, and are intended to approximate the duration of, the servicing advances. Our match funded liabilities are expected to be financed pursuant to this facility, although no agreement to allow such assumption has been finalized with the investors in the notes issued under that facility. The investors are Sheffield Receivables

Corporation, an asset-backed commercial paper conduit administered by Barclays Bank PLC, and Barclays Bank PLC. If we do not assume this facility, we would need to arrange for an alternative advance financing facility. We will record the facility at its book value, which we expect to be the same as its fair value as of the date of acquisition. Our match funded liability balance will be driven primarily by the level of servicing advances and the advance borrowing rate, which is defined as the collateral value of servicing advances divided by total servicing advances. For the advance financing facility associated with the Initial Mortgage Servicing Rights, the advance borrowing rates, which are different for each type of advance: judicial and non-judicial; principal and interest; taxes and insurance; and corporate advances, were set at levels that enabled each class of notes issued pursuant to the advance financing facility to meet ratings criteria as determined by Standard & Poor’s.

The following table shows the match funded liabilities related to the Initial Mortgage Servicing Rights as of December 31, 2010.

Match Funded Liabilities

As of December 31, 2010

Borrowing Type	Interest Rate	Maturity[1]	Expected Repayment Date[1]	Unused Borrowing Capacity[2]	Outstanding Balance
Class A-1 Term Note	Commercial paper rate + 350 bps	Aug. 2043	Aug. 2013	$—	$721
Class A-2 Variable Funding Note	Commercial paper rate + 350 bps	Aug. 2043	Aug. 2013	200	—
Class B Term Note	Commercial paper rate + 525 bps	Aug. 2043	Aug. 2013	—	33
Class C Term Note	Commercial paper rate + 625 bps	Aug. 2043	Aug. 2013	—	32
Class D Term Note	1-month LIBOR + 750 bps	Aug. 2043	Aug. 2013	—	25

Total				$200	$811

1

The expected repayment date of our facilities is the date on which the revolving period ends under each advance facility note and repayment of the outstanding balance must begin if the note is not renewed or extended. The maturity date is the date on which all outstanding balances must be repaid. After the expected repayment date, all collections that represent the repayment of advances pledged to the facility must be applied to reduce the balance of the note outstanding, and any new advances are ineligible to be financed.

2	Unused borrowing capacity is available provided that sufficient eligible servicing advances to support such borrowings are available, and other conditions to borrowing are met.

Interest rates on match funded liabilities will vary based on the priority of such match funded liability to receive payments from the servicing advances securing the advance financing facility. For example, the Class A-1 Term Note and Class A-2 Variable Funding Note are generally required to be repaid prior to the other classes of notes, and thus the interest paid on such notes is less than on the subordinated notes.

The following table sets forth the match funded liabilities related to the periods of time during which servicing advances were made under the existing advance financing facility.

Quarter Ended	Match Funded Liabilities
September 30, 2010	$824
December 31, 2010	$811

Historical match funded liabilities may not be indicative of future amounts as servicing advance balances are subject to fluctuation based on such factors as prepayment speeds and delinquency rates. In addition, we may choose to manage our liquidity and interest expense by foregoing permitted borrowing on match funded liabilities.

Description of the Initial Mortgage Servicing Rights

The mortgage loan pools underlying the Initial Mortgage Servicing Rights are characterized in terms of the loan category, geographic location of the mortgaged properties, delinquency status, year of origination, mortgage type, advance borrowing rate of the underlying loans and historical loan prepayment speeds. Each of these factors may impact one or more components of our financial condition or results of operations.

The following tables present a number of important metrics that will drive our future financial performance and the results of our operations. All loan counts shown in the following tables are expressed in units.

Servicing Portfolio by Loan Category

Each loan category has different characteristics with respect to delinquency rates and prepayment rates. These differences will drive mortgage servicing rights valuations, servicing revenue, float revenue, subservicing expense, amortization expense and interest expense relating to the Initial Mortgage Servicing Rights.

	As of December 31, 2010
Category	Number of Loans	Average Unpaid Principal Balance per Loan (In Thousands)		Total Unpaid Principal Balance	Fair Value Mortgage Servicing Rights Balance
Subprime Loans	108,895	$167		$18,154	$73
Alt-A Loans	1,530	136		208	2

Total	110,425	$166	[1]	$18,362	$75

[1]	Represents the weighted-average unpaid principal balance of subprime and Alt-A mortgage loans.

Mortgage Servicing Assets by State or Territory

The Initial Mortgage Servicing Rights relate to mortgage loans on properties throughout the United States and its territories. Historical and current economic and market conditions are different in each region, and the geographic distribution of the mortgaged properties can have a direct impact on the overall performance of the mortgage loans underlying the Initial Mortgage Servicing Rights.

	As of December 31, 2010
State/Territory	Number of Loans	Total Unpaid Principal Balance	Percent of Total Loans	Percent of Total Unpaid Principal Balance
Alabama	949	90	0.9%	0.5%
Alaska	109	$16	0.1%	0.1%
Arizona	2,785	430	2.5%	2.3%
Arkansas	613	54	0.6%	0.3%
California	15,098	4,316	13.7%	23.5%
Colorado	1,646	250	1.5%	1.4%
Connecticut	1,522	288	1.4%	1.6%
Delaware	387	60	0.4%	0.3%
Florida	11,487	1,892	10.4%	10.3%
Georgia	3,046	382	2.8%	2.1%
Hawaii	789	235	0.7%	1.3%
Idaho	333	39	0.3%	0.2%
Illinois	5,315	809	4.8%	4.4%
Indiana	2,224	197	2.0%	1.1%
Iowa	561	48	0.5%	0.3%
Kansas	513	47	0.5%	0.3%
Kentucky	782	75	0.7%	0.4%
Louisiana	1,714	160	1.6%	0.9%
Maine	431	64	0.4%	0.3%
Maryland	2,752	599	2.5%	3.3%
Massachusetts	2,255	526	2.0%	2.9%
Michigan	3,321	362	3.0%	2.0%
Minnesota	1,233	191	1.1%	1.0%
Mississippi	909	77	0.8%	0.4%
Missouri	1,585	154	1.4%	0.8%
Montana	132	16	0.1%	0.1%
Nebraska	462	42	0.4%	0.2%
Nevada	1,339	267	1.2%	1.4%
New Hampshire	431	79	0.4%	0.4%
New Jersey	3,019	746	2.7%	4.1%
New Mexico	437	55	0.4%	0.3%
New York	6,723	1,824	6.1%	9.9%
North Carolina	1,943	205	1.8%	1.1%
North Dakota	48	5	0.0%	0.0%
Ohio	4,493	440	4.1%	2.4%
Oklahoma	935	84	0.8%	0.5%
Oregon	917	151	0.8%	0.8%
Pennsylvania	4,425	511	4.0%	2.8%
Rhode Island	430	85	0.4%	0.5%
South Carolina	1,140	116	1.0%	0.6%
South Dakota	59	5	0.1%	0.0%
Tennessee	2,359	218	2.1%	1.2%
Texas	12,745	1,166	11.5%	6.3%
Utah	590	84	0.5%	0.5%
Vermont	63	9	0.1%	0.1%
Virginia	1,765	315	1.6%	1.7%
Washington	2,070	375	1.9%	2.0%
Washington, D.C.	157	40	0.1%	0.2%
West Virginia	189	18	0.2%	0.1%
Wisconsin	1,119	135	1.0%	0.7%
Wyoming	76	10	0.1%	0.1%

Total	110,425	$18,362	100.0%	100.0%

Delinquency Status

We are contractually obligated to advance funds to the securitization trust or other third parties during any period in which a borrower is delinquent. As a result, the delinquency status of a loan directly influences the level of servicing advances, match funded liabilities and interest expense with respect to the Initial Mortgage Servicing Rights. In addition to external trends, such as unemployment rates and general economic conditions, delinquency status is highly dependent on the underwriting standards relating to loan origination and the processes, procedures and performance of the servicer or subservicer of a pool of mortgage loans.

	As of December 31, 2010
Status	Number of Loans	Total Unpaid Principal Balance	Percent of Total Number of Loans	Percent of Total Unpaid Principal Balance
Current	70,441	$10,809	63.8%	58.9%
Delinquent(1)
30-59 days	4,723	755	4.3%	4.1%
60-89 days	1,099	169	1.0%	0.9%
90 days or more	4,370	631	4.0%	3.4%
Borrower has filed for bankruptcy	5,629	877	5.1%	4.8%
Forbearance	4,742	948	4.3%	5.2%
Foreclosure	15,280	3,308	13.8%	18.0%
Real Estate Owned (property has been foreclosed)	4,141	865	3.7%	4.7%

Total	110,425	$18,362	100.0%	100.0%

1	Does not include foreclosures and bankruptcies.

Definitions used in this table are as follows:

•	“Current” means that the borrower has made all payments and the loan is current.

•	“30-59 days” means that the borrower has missed one monthly mortgage payment.

•	“60-89 days” means that the borrower has missed two monthly mortgage payments.

•	“90 days or more” means that the borrower has missed three or more monthly mortgage payments.

•	“Borrower has filed for bankruptcy” means that the servicer has been notified that the borrower has filed for bankruptcy and may be continuing to make payments or may be delinquent.

•

“Forbearance” means a temporary postponement of mortgage payments to give the borrower time to make up for overdue payments. Borrowers who are in the process of completing a loan modification are also classified in the forbearance category.

•

“Foreclosure” means that the servicer has started foreclosure proceedings. The time to complete a foreclosure proceeding varies by jurisdiction. Foreclosure proceedings usually begin when a borrower has missed three monthly mortgage payments.

•	“Real Estate Owned” means the foreclosure process has been completed and the securitization trust owns the property.

Loans that are less than 90 days delinquent and loans that are in bankruptcy or forbearance for which payments are being received are generally referred to as “performing loans,” while loans 90 days or more delinquent and loans in forbearance or bankruptcy for which payments are not being received or are in foreclosure or real estate owned are considered “non-performing loans.”

An important part of Ocwen Loan Servicing’s activities as the subservicer of the Initial Mortgage Servicing Rights will be foreclosure prevention and home retention procedures, which are designed to help reduce delinquencies and assist borrowers in staying in their homes. Ocwen Loan Servicing may engage in early intervention activities with individual borrowers who are delinquent or whom risk models indicate may become delinquent.

The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights permit us, or Ocwen Loan Servicing acting on our behalf, to engage in loan modifications. Loan modifications can include principal forgiveness, maturity extension, delinquent interest capitalization and changes to contractual interest rates. We, or Ocwen Loan Servicing acting on our behalf, can agree to modifications upon liquidation of a loan, commonly known as a short sale, where a portion of the outstanding principal of the loan is forgiven as part of a sale of the underlying property to a third party. Ocwen Loan Servicing participates in a variety of governmental and agency-sponsored programs, as well as internally designed proprietary programs, aimed at borrowers who are at risk of foreclosure. Each program has varying qualification criteria for the borrower to meet as well as associated modification options, which will be analyzed to determine the best solution for the borrower. Each of these actions serves to reduce delinquencies, recover servicing advances and lower interest expense given that such actions yield more rapid servicing advance recoveries than the foreclosure and subsequent sale of mortgaged properties.

Year of Origination

The year of origination and resulting age of a mortgage loan are key drivers of prepayments. Prepayment speeds tend to be more volatile with newly originated mortgage loans compared to more seasoned loans, such as the loans underlying the Initial Mortgage Servicing Rights. Prepayments result from the ordinary amortization of loans through monthly payments, proceeds of sales, short sales and refinancing, loan reductions through principal reduction modifications or resolution through foreclosure and sale.

	As of December 31, 2010
Origination Year	Number of Loans	Total Unpaid Principal Balance	Percent of Total Number of Loans	Percent of Total Unpaid Principal Balance
Prior to 2005	30,573	$4,132	27.7%	22.5%
2005	33,289	5,491	30.1%	29.9%
2006	39,479	7,376	35.8%	40.2%
2007	7,084	1,363	6.4%	7.4%

Total	110,425	$18,362	100.0%	100.0%

Mortgage Type

There are a variety of fixed and variable rate mortgage loans underlying the Initial Mortgage Servicing Rights. The type of mortgage loan influences the prepayment speed and, to some extent, the delinquency rate of the loan. Mortgage type can change as loans are modified, and the mix can also change over time based on varying prepayment speeds across individual mortgage types.

	As of December 31, 2010
Mortgage Type	Number of Loans	Total Unpaid Principal Balance	Percent of Total Number of Loans	Percent of Total Unpaid Principal Balance
1/29	73	$12	0.1%	0.1%
2/28	30,781	5,127	27.9%	27.9%
3/27	6,619	1,146	6.0%	6.2%
5/25	989	251	0.9%	1.4%
ARM6	11	1	0.0%	0.0%
Other ARM	12,365	3,090	11.2%	16.8%
Fixed Rate	59,587	8,735	53.9%	47.6%

Total	110,425	$18,362	100.0%	100.0%

A description of the terms used in the above table are as follows:

•

Variable rate loans include 1/29, 2/28, 3/27, 5/25, ARM6 and Other ARM. For example, a 3/27 adjustable rate mortgage has a three-year fixed interest rate period after which the interest rate begins to float based on an index plus a margin (known as the fully indexed interest rate).

•	Fixed rate loans have a stated fixed rate determined at loan origination for the full term of the loan.

Advance Borrowing Rate

The advance borrowing rate is the percentage of the amount of our outstanding servicing advances against which we can borrow. The rates shown in the table below are based on the existing advance financing facility that currently funds the mortgage servicing rights relating to the HomEq Servicing business. These advance borrowing rates are key factors that influence the amount of our match funded liabilities and associated interest expense. A higher advance borrowing rate enables us to borrow more on our outstanding servicing advances and improves our return on equity and liquidity but also increases our interest expense. Advance borrowing rates vary based on the type of servicing advance and the occurrence of certain specified events.

We expect the advance borrowing rate for the Initial Mortgage Servicing Rights to be consistent with the advance borrowing rates that are currently applicable to the existing advance financing facility relating to the Initial Mortgage Servicing Rights; however, until such time as we complete the acquisition of the Initial Mortgage Servicing Rights, the advance borrowing rate could change.

The table below shows the advance borrowing rate that applies to each type of servicing advance when calculating the maximum amount of each class of notes that may be outstanding pursuant to the advance financing facility that we intend to assume.

	As of December 31, 2010 Advance Borrowing Rate
Servicing Advance Type	Class A-1 & A-2	Class B	Class C	Class D
Judicial States:
Principal and Interest	85.10%	86.60%	89.50%	92.40%
Escrow Advances	77.00%	82.70%	85.70%	86.30%
Corporate Advances	70.10%	78.50%	82.90%	85.60%
Non-Judicial States:
Principal Advances	86.30%	87.00%	89.40%	91.80%
Escrow Advances	79.50%	83.90%	85.70%	86.70%
Corporate Advances	76.10%	82.10%	84.80%	86.40%

Series Weighted Average Advance Ratio as of December 31, 2010[1]	81.54%	84.76%	87.59%	89.65%

1	The Series Weighted Average Advance Ratio is the weighted average of the advance borrowing rates applicable to the servicing advances of each servicing advance type outstanding as of the specified date.

Aggregate Annualized Prepayment Speed

Prepayment speed refers to the annualized percentage by which the unpaid principal balance of a pool of mortgage loans declines due to ordinary amortization and monthly principal payments, early loan payoff due to refinancing or sale of the property, principal reduction loan modification or foreclosure and subsequent sale. Prepayment speed is a fundamental driver of the unpaid principal balance upon which servicing revenue, subservicing expense, mortgage servicing rights amortization expense, interest expense, mortgage servicing rights, servicing advances and match funded liabilities are based. Prepayment speed is driven by many external factors, including prevailing market mortgage interest rates, unemployment rates, real estate valuation trends and the ability of borrowers to qualify for new loans. In general, prepayment speeds for subprime and Alt-A mortgage loans tend to be more stable than for prime mortgage loans because subprime and Alt-A borrowers are less sensitive to interest rate fluctuations given that they have fewer refinancing opportunities and are less likely to qualify for new loans. The quality of the servicer or subservicer is also a significant determinant of prepayment speed as successful loss mitigation techniques tend to reduce prepayment speeds, as shown in the table below.

Quarter Ended	Aggregate Annualized Prepayment Speed
June 30, 2008	25.5%
September 30, 2008	28.2%
December 31, 2008	27.5%
March 31, 2009	26.2%
June 30, 2009	27.1%
September 30, 2009	26.2%
December 31, 2009	21.5%
March 31, 2010	17.7%
June 30, 2010	17.8%
September 30, 2010	14.6%
December 31, 2010	13.6%

In general, prepayment speeds tend to decline as a pool of mortgage loans ages. The current industry prepayment speed assumption used by the third-party valuation firm that valued the Initial Mortgage Servicing Rights was approximately 18% per annum.

Liquidity and Capital Resources

We define liquidity as unencumbered cash balances plus unused collateralized advance financing capacity. Since our servicing advances and mortgage servicing rights balances are self-liquidating over time, which means that we will generate cash flow as these assets amortize, we anticipate that in most periods operating cash flow will exceed our targeted dividend payout ratio of 90% of net income. We plan to accumulate excess cash to purchase additional mortgage servicing rights that meet our acquisition criteria. This cash could also be used to reduce borrowing on advance financing facilities to reduce interest expense. If no such mortgage servicing rights acquisition opportunities are identified, we may repurchase our outstanding ordinary shares. When the potential acquisition of additional mortgage servicing rights requires more cash than is available, we may fund such acquisitions by issuing additional equity or debt if we are able to access the capital markets on attractive terms.

Investment Policy and Funding Strategy

Our primary sources of funds for near-term liquidity will be match funded liabilities and servicing fees. Our primary uses of funds will be funding servicing advances, payment of subservicing fees, interest and other operating expenses, purchases of additional mortgage servicing rights and associated servicing advances and repayment of borrowings.

Our investment policies will emphasize principal preservation by limiting investments to include:

•	securities issued by the U.S. government, a U.S. agency or a U.S. government-sponsored enterprise;

•	money market mutual funds; and

•	money market demand deposits.

Our investment policies will seek to minimize credit and counterparty risk by establishing risk limits based on each counterparty’s long-term credit ratings. In assessing our liquidity outlook, our primary focus will be on two measures:

•	the relationship of cash generated from maturing assets compared to cash required for the payment of maturing liabilities, assuming no renewal of existing facilities and no new financings; and

•	unused borrowing capacity.

Our unused borrowing capacity may be used in the future by pledging additional servicing advances as collateral to our advance financing facilities. We plan to establish additional unused borrowing capacity in the future at a level that we consider prudent. We plan to maintain unused borrowing capacity in the event that:

•	servicing advances increase due to increased delinquencies;

•	we are unable to either renew existing advance financing facilities or obtain new advance financing facilities; or

•	we acquire additional mortgage servicing rights.

Our ability to finance servicing advances will be a significant factor that affects our liquidity. The advance financing facility relating to the Initial Mortgage Servicing Rights which we expect to assume upon the closing of the Transactions may be subject to decreases in the advance borrowing rate if deemed necessary by the rating agencies in order to maintain the minimum credit rating required for the facility. Our ability to pledge collateral under the advance financing facility will depend on the performance of the collateral. We believe that all the servicing advances that we will acquire in connection with the Initial Acquisition will initially qualify for financing.

As discussed in “Risk Factors” and elsewhere in this prospectus, recent inquiries into servicer foreclosure processes could result in actions by state or federal governmental bodies, regulators or courts that could result in an extension of foreclosure timelines. While the effect on our future servicing advance balances and liquidity is not expected to be material, a material extension in foreclosure timelines could result in an increase in future servicing advance balances, and advance rates under our advance financing facility may have to be reduced to maintain the required note ratings which could adversely affect liquidity. The negative impact of such an increase in servicing advances and a decrease in advance rates may be mitigated if we maintain adequate excess capacity on our advance financing facilities. Conversely, if foreclosure moratoria are imposed and we believe that servicing advances on foreclosed properties cannot be recovered in a timely manner, we would potentially no longer be obligated to make servicing advances and may be able to recover existing servicing advances at the pool level, which could cause servicing advances to decrease. We will be indemnified by Ocwen Loan Servicing against any fines assessed for improper foreclosure practices.

Our advance financing facility will require that we maintain minimum levels of liquid assets and earnings. Failure to comply with these covenants would result in restrictions on new borrowings or the early termination of our advance financing facility.

Interest Rate Risk

Interest rate risk arises primarily from differences in cash balances that earn floating interest rates and incurred liabilities, such as match funded liabilities, that are subject to floating interest rates. Floating interest rate income and expenses are both expected to closely correlate with the one-month LIBOR rate. All of our planned borrowings as of the date of this prospectus are subject to floating interest rates.

Upon completion of the Initial Acquisition, we intend to execute a hedging strategy aimed to largely neutralize the impact of changes in interest rates within a certain time period. Our objective will be to ensure that the value of our outstanding hedges will be similar to the net exposure relating to our projected interest rate sensitive assets and liabilities for the next several years.

If interest rates were to increase by 1% on our variable rate advance financing and interest earning cash balances, we estimate an impact of approximately $             on our net income resulting from an increase of $             in annual interest income compared to an increase of $             in annual interest expense, net of the impact of our interest rate hedges.

Principles of Consolidation

Our financial statements include the accounts of Home Loan Servicing Solutions, Ltd. and its wholly owned subsidiaries, HLSS Holdings, LLC and HLSS Management, LLC. We will eliminate intercompany accounts and transactions in consolidation.

We will evaluate each SPE acquired in connection with the Initial Acquisition for classification as a Variable Interest Entity (“VIE”). When an SPE meets the definition of a VIE and we determine that we are the primary beneficiary, we will include the SPE in our consolidated financial statements. See “The Proposed Business — Description of Purchase Agreement” for additional information relating to the SPEs that will be acquired in connection with the Initial Acquisition.

Contingencies

Foreclosure Timelines

Inquiries into servicer foreclosure practices are continuing and may result in action by state or federal government bodies, regulators or courts that could have an adverse effect on the average foreclosure timelines and increase mortgage servicing advances. The average number of days for Ocwen Loan Servicing to complete a foreclosure action has extended by 53 days in judicial states and 43 days in traditional non-judicial states through 2010 as compared to 2009 and may extend further. Despite this timeline extension, the 90 plus day non-performing delinquency rate on all of the mortgage loans serviced by Ocwen Loan Servicing, excluding those mortgage loans for which the mortgage servicing rights were acquired in 2010 (including the mortgage loans underlying the Initial Mortgage Servicing Rights), has decreased from 18.8% at December 31, 2009 to 18.7% at December 31, 2010. Ocwen has informed us that it believes this improvement occurred because fewer loans entered delinquency and because of improved loss mitigation. It is not possible to predict the full financial impact of changes in foreclosure practices, but if the extension of timelines causes delinquency rates to rise, this could lead to a delay in revenue recognition and collections, an increase in operating expenses and an increase in the advance ratio. An increase in the advance ratio could lead to a need for us to increase our borrowings which would lead to higher interest expense, and could also lead to a decrease in the amount we are able to borrow under the existing advance financing facility.

Servicing Transfers

Recent activities by certain residential mortgage-backed security investor groups bring the prospect of greater investor involvement in mortgage loan servicing and the possibility that investors may seek to transfer servicing on some seasoned non-agency securitized loan pools to servicers they deem to be of higher quality in order to improve returns. Many of the pooling and servicing agreements for subprime and Alt-A mortgage loans contain servicer termination events or events of default for the servicer based upon the number of delinquent loans or the loss performance of the related mortgage loans. A significant number of the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights contain servicer termination events or events of default of this type, all of which have been triggered. If servicing functions were to be transferred away from us pursuant to the terms of the pooling and servicing agreements that have exceeded the maximum delinquency rates or loss limits in the relevant pooling and servicing agreement, we may not have any right to compensation for the loss of such mortgage servicing rights, which could cause an impairment of our mortgage servicing rights. Notwithstanding the foregoing, we expect we would be reimbursed for any outstanding servicing advances as the related loans are brought current, modified, liquidated or charged off. Notwithstanding the foregoing, we expect to collect any outstanding servicing advances in full. If servicing is deemed to have been lost because of servicing practices under the terms of the Subservicing Agreement, Ocwen Loan Servicing will be responsible for reimbursing us for the most recent appraised value of the mortgage servicing rights applied to the unpaid principal balance at the time the servicing was lost.

Improper Loan Assignment

The Massachusetts Supreme Court recently ruled that a foreclosure was improper because the plaintiff was unable to provide a chain of continuous ownership of the mortgage loan from the originator of the mortgage loan to the securitization trustee. This ruling only pertains to foreclosures in Massachusetts. Best servicing practices would have the servicer complete the assignment of the loan prior to initiating foreclosure. We are not aware of any assignment issues with respect to the mortgage loans underlying the Initial Mortgage Servicing Rights, and any losses relating to assignment issues would be recoverable by us from Ocwen Loan Servicing pursuant to our agreements with them. Deficiencies in documentation of loan ownership could nonetheless result in delayed recovery of servicing advances, which could have an adverse impact on our financial results.

Put-Back Risk

In addition to the possibility that servicing could be transferred between servicers, there is also the possibility that the servicing of certain mortgage loans may be transferred as a result of loan put-backs. A loan put-back is a request for the originator of the loan or the party that transferred the loan to the securitization to repurchase the loan at par. These requests generally arise because the originator or transferor is found to have breached representations or warranties made at the time of origination or securitization. Generally, delinquent loans or loans which have already been resolved at a loss to the investor are the most likely loans to be put back to the originator. Although put-backs could reduce revenue, the effect on profitability could be positive because delinquent loans require higher advances than performing loans. While put-backs have the potential to reduce unpaid principal balance and affect mortgage servicing rights valuations, it is not clear whether the change in value would be adverse or that the change in the mortgage servicing rights value, even if adverse, would result in any impairment.

Related Party Transactions

Simultaneously with the closing of this offering and the Concurrent Private Placement, we will enter into certain agreements with Ocwen, Ocwen Loan Servicing and Altisource that will govern the ongoing relationships among these parties upon completion of the Initial Acquisition. See “The Proposed Business” for a more detailed description of the following related party agreements. We will also enter into the stock purchase agreement with William C. Erbey relating to the Concurrent Private Placement simultaneously with the closing of this offering.

Purchase Agreement.    This agreement, in conjunction with the initial sale supplement, will set forth the terms of our purchase of the Initial Mortgage Servicing Rights, associated servicing advances and other related assets from Ocwen Loan Servicing and will include, among other things, customary representations and warranties to be made by Ocwen Loan Servicing with respect to the assets being purchased, and will provide for indemnification to us for any losses we suffer as a result of the breach of such representations and warranties. This agreement will also provide a framework for us to purchase additional mortgage servicing rights, associated servicing advances and other related assets from Ocwen Loan Servicing in the future, although no such future acquisitions have been agreed upon and there is no assurance that future acquisitions will take place.

Subservicing Agreement.    This agreement will provide for the appointment of Ocwen Loan Servicing to act as the subservicer of the Initial Mortgage Servicing Rights for an initial term of seven years. The agreement will provide for a base servicing fee to be paid by us to Ocwen Loan Servicing. We will also pay Ocwen Loan Servicing a performance based incentive fee. This agreement will also provide a framework for us to engage Ocwen Loan Servicing as subservicer for mortgage servicing rights we may acquire in the future.

Assumption Agreement.    Simultaneously with the closing of the Transactions, we intend to enter into a servicing advance facility assignment and assumption agreement (the “Assumption Agreement”) relating to the existing advance financing facility pursuant to which the servicing advances associated with the Initial Mortgage Servicing Rights are currently funded. The Assumption Agreement will provide for our assumption of the rights and obligations of Ocwen, as administrator, and Ocwen Loan Servicing, as seller and servicer, and the release of Ocwen and Ocwen Loan Servicing from their respective obligations, in and under the existing advance financing facility and for certain amendments to the facility to accommodate the assignment and assumption of such facility. Any such assumption will be subject to the satisfaction of certain conditions, including the consent of the holders of any notes outstanding under this facility.

Ocwen Professional Services Agreement.    This agreement will require us to provide certain services to Ocwen for an initial term of seven years, subject to renewal, with pricing terms intended to reflect market rates. Services provided by us under this agreement include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management and other similar services. The fees we charge Ocwen will be based on the actual costs we incur plus an additional markup to be agreed by the parties.

Altisource Administrative Services Agreement.    This agreement will require Altisource to provide certain administrative services to us for an initial term of seven years, subject to renewal with pricing terms intended to reflect market rates. Services provided to us under this agreement include financial operations and systems and administrative services. The fees we pay Altisource will be based on the actual costs incurred by them plus an additional markup to be agreed by the parties.

Concurrent Private Placement.    On February 23, 2011, we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of the Board of Directors of our company, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price per share in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. Pursuant to the Registration Rights Agreement, we will grant to Mr. Erbey demand registration rights, which he may exercise not more than one time, and unlimited piggyback registrations rights. The closing of this private placement will take place concurrently with, and will be conditional upon, the closing of this offering. Mr. Erbey currently owns 100% of our outstanding ordinary shares. All of the ordinary shares owned by Mr. Erbey as of the date of this prospectus will be subject to “lock-up” restrictions preventing transfer by him of any such shares for 18 months following the date of this prospectus, subject to certain exceptions. See “Underwriting.”

THE PROPOSED BUSINESS

We are a new company with a very limited operating history and intend to operate our business as described in this prospectus.

Overview

We are a newly incorporated Cayman Islands exempted company formed to acquire mortgage servicing assets, primarily subprime and Alt-A mortgage servicing rights and associated servicing advances. We are not an originator or purchaser of mortgage loans. As a result, we are not subject to the risk of loss related to the ownership of mortgage loans. We will engage one or more high-quality residential mortgage loan servicers to service the pools of mortgage loans underlying the mortgage servicing rights we acquire and therefore do not intend to develop our own mortgage servicing platform. We believe that our revenue and expense structure will be predictable and that our asset quality will be strong. We believe this combination will generate a stable income stream and accomplish our primary objective of delivering attractive and consistent risk-adjusted returns to our shareholders. We intend to distribute at least 90% of our income to our shareholders in the form of a monthly cash dividend. In addition, unlike many income-oriented investment alternatives, we believe that our income stream and the valuation of our assets are not substantially correlated to movements in interest rates.

We have assembled an executive management team with extensive experience in the mortgage servicing industry. Our executive officers are currently in senior management roles at Ocwen. Upon the completion of this offering, they will resign from their positions at Ocwen and become members of our executive management team. We believe our executive management team’s extensive experience will provide us with the ability to assess the vital characteristics of the mortgage loans underlying the mortgage servicing rights we may seek to acquire and evaluate the quality of potential subservicers. We believe this experience will further enable us to accurately value mortgage servicing rights and forecast future asset performance and servicing cash flows. In addition, we believe our management team has demonstrated historical success in arranging cost-effective servicer advance financing through a variety of economic cycles.

William C. Erbey, the founder of our company and our Chairman of the Board of Directors and the Chairman of the Board of Directors of Ocwen, has agreed to purchase $10 million of our ordinary shares at a price per share equal to the initial public offering price in the Concurrent Private Placement. We will use the proceeds from this offering and the Concurrent Private Placement to purchase certain mortgage servicing rights, associated servicing advances and other related assets from Ocwen Loan Servicing pursuant to the Purchase Agreement. See “The Acquisition of the Initial Mortgage Servicing Rights.”

We intend to enter into the Subservicing Agreement to provide for the servicing of the Initial Mortgage Servicing Rights for an initial term of seven years. Ocwen Loan Servicing is a leader in the residential subprime and Alt-A mortgage servicing industry based on its historical servicing performance through a variety of real estate and economic cycles. We will pay Ocwen Loan Servicing a monthly base subservicing fee equal to 12% of the servicing fee revenue we recognize in each month. Ocwen Loan Servicing also will have an opportunity to earn a performance based incentive fee. We believe this arrangement will better align the interests of both companies.

We anticipate future growth through subsequent acquisitions of mortgage servicing rights. As part of this strategy to acquire additional mortgage servicing rights, we intend to purchase substantially all of the remaining mortgage servicing rights currently owned by Ocwen Loan Servicing, which relate to approximately $29 billion of unpaid principal balance of subprime and Alt-A mortgage loans as of December 31, 2010, although we have not entered into any agreement to acquire these assets, and our ability to do so will depend on our access to adequate financing. In addition, we believe that competitive and regulatory dynamics in the mortgage servicing industry will present us with opportunities to acquire mortgage servicing rights from banks, other financial institutions and independent mortgage servicers. We believe that our business model and capital structure will enable us to competitively bid for these mortgage servicing rights.

We were incorporated as an exempted company in the Cayman Islands, which currently does not levy income taxes on individuals or companies. We expect to be treated as a PFIC under U.S. federal income tax laws and intend to distribute at least 90% of our net income to our shareholders in the form of a monthly dividend that will primarily be based on projected annual earnings, although we are not required by law to do so. Except for our subsidiary that is taxed as a corporation for U.S. federal income tax purposes, we do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to more than a nominal amount of U.S. federal income taxation.

On            , 2011, our Board of Directors declared a contingent interim dividend of $             per ordinary share for each of the three months ended            ,              and            , which will be payable, subject to the stated contingencies and all applicable laws, on            ,              and            , respectively. Payment of these dividends will be contingent upon the successful completion of the Transactions. Our Board of Directors has the right to rescind these dividends at any time prior to the applicable dividend payment date. See “Dividend Policy,” “Description of Share Capital” and “Material Cayman Islands and United States Federal Income Tax Considerations.”

Our Business Model

Our business model is predicated on purchasing mortgage servicing rights and associated servicing advances and engaging one or more high-quality residential mortgage loan servicers to service the pools of mortgage loans underlying our mortgage servicing rights. We believe this unique strategy will result in attractive risk-adjusted returns for our shareholders that are not dependent on future asset appreciation. The key attributes of our business model are as follows:

Stable Income Stream.    We expect the servicing fees we receive and the subservicing expense we incur will result in a consistent gross servicing margin percentage of 39 basis points of the unpaid principal balance of the mortgage loans we service. Our primary costs other than subservicing expense include interest expense and mortgage servicing rights amortization expense. We intend to hedge against increases in interest rates and do not expect our mortgage servicing rights amortization expense will experience significant volatility.

Stable Balance Sheet.    Servicing advances will be our largest asset class and will comprise    % of our balance sheet after giving effect to the Transactions as if they had occurred at December 31, 2010. Servicing advances are relatively low risk assets because they are generally recoverable from loan and pool level proceeds over a relatively short period of time. The advance ratio relating to the Initial Mortgage Servicing Rights was 5.0% as of December 31, 2010, resulting in significant over collateralization and low credit risk. We expect the advance ratio to decline over time.

Servicing rights relating to subprime and Alt-A mortgage loans will be our second largest asset class but will only comprise     % of our balance sheet after giving effect to the Transactions as if they had occurred at December 31, 2010. Mortgage servicing rights are valued, in part, based on the expected life of the pool of mortgage loans underlying such mortgage servicing rights. Prepayment speeds relating to subprime and Alt-A mortgage loans are relatively insensitive to interest rate fluctuations as these borrowers often do not have the ability to refinance their loans. In addition, high delinquency rates are included in the current and future assumptions driving the valuation of mortgage servicing rights. As a result, we do not anticipate significant variability in the expected life of the Initial Mortgage Servicing Rights.

We will record the Initial Mortgage Servicing Rights at acquisition cost and will amortize them over the period of estimated net servicing income, which we believe will reduce quarterly variability typically experienced using the fair value method of accounting. We intend to hold our mortgage servicing rights to maturity, and, therefore, we do not expect earnings volatility as a result of realized gains or losses that could result from secondary market asset sales. Since we expect amortization expense will exceed the prepayment speeds we experience with respect to our mortgage servicing rights, we believe our method of amortizing our mortgage servicing rights will over time reduce the risk of a material write-down of these assets.

We expect that cash will initially comprise approximately             % of our balance sheet after giving effect to the Transactions as if they had occurred at December 31, 2010.

Non-Correlated Returns.    We do not expect our gross servicing margin percentage to vary with changes in market interest rates. Changes in prepayment speeds can, however, affect the unpaid principal balance of the mortgage loans underlying our mortgage servicing rights, which will impact future revenue. Historically, as interest rates rise, fewer borrowers voluntarily prepay their loans by refinancing or selling their homes. Lower voluntary prepayments would result in higher levels of unpaid principal balance, which ultimately would lead to higher servicing fee revenue. Voluntary prepayments have remained low for a number of years despite the low interest rate environment due to a lack of refinancing alternatives for subprime and Alt-A borrowers. We expect this trend to continue in an improving economy and a rising interest rate environment.

We believe the valuation of our assets is not substantially correlated to movements in interest rates. Servicing advances do not earn interest and are self-liquidating over a short period of time. The value of mortgage servicing rights has historically demonstrated a negative correlation with changes in interest rates, although less so for the subprime and Alt-A segments compared to the prime segment. We do not believe that the risk of increasing prepayments in a falling interest rate environment is as great as the opportunity for decreasing prepayments in a rising interest rate environment. This is because the availability of capital to refinance existing subprime and Alt-A mortgage loans has been severely constrained, and loan-to-value ratios for existing properties have materially increased. In addition, certain loan modification programs have reduced the applicable interest rate on mortgage loans to levels below the prevailing mortgage rates available to even the most creditworthy borrowers. The result has been that, despite a significant decrease in interest rates during this time period, far fewer mortgage loans have been refinanced than historical experience would suggest. We believe low prepayment speeds will persist for the foreseeable future.

Self-Hedging Assets.    Prepayment speeds and interest rates are key variables that affect our financial performance. We believe these variables are largely self-hedging. The negative effects resulting from the movement of one variable is potentially offset by corresponding benefits resulting from the movement of another variable. While changes in these variables do not perfectly offset one another, we believe there is sufficient correlation to enable us to effectively mitigate residual negative effects through direct actions, such as hedging interest rates. For example, increases in interest rate assumptions relating to the cost of financing servicing advances will increase interest expense. This negative effect would be partially offset by the float earnings we recognize, which increase as interest rates rise assuming no change in float balances. Increases in interest rates also have the effect of reducing prepayment speeds, which would extend the life of our mortgage servicing rights and thus the revenue we recognize. We also intend to directly hedge against increases in interest rates for the Initial Mortgage Servicing Rights.

Our Economic Model

Our primary source of revenue will be the servicing fees we are entitled to receive under the mortgage servicing rights we acquire. Servicing fees are based on the unpaid principal balance of the mortgage loans serviced pursuant to each pooling and servicing agreement and are contractually set in these agreements. Servicers generally receive their servicing fees out of collections of principal and interest payments by borrowers on the mortgage loans they are servicing. For current loans, the servicing fee is typically received in the same month that the principal and interest payments are paid. Servicing fees for delinquent loans are generally received as the related loan is brought current, modified, liquidated or charged off. We believe that the risk of not ultimately receiving the contractual servicing fees for delinquent loans is remote. We will also earn other income representing fees for services that we provide to Ocwen under the Ocwen Professional Services Agreement.

Our expenses will consist of subservicing expense, interest expense on servicing advances, mortgage servicing rights amortization expense and administrative expense. Our subservicing expense will be based on the amount of principal and interest collections on the mortgage loans underlying our mortgage servicing rights. We will amortize mortgage servicing rights under the cost method of accounting. The amount of amortization expense will be driven primarily by long-term expectations for the prepayment speed of the underlying loans to be determined periodically by third-party appraisers. Interest expense will be based on the amount of borrowing necessary to fund servicing advances and the applicable interest rate on those borrowings. We plan to hedge the risk of increases in interest rates on our borrowings by entering into interest rate swaps. Administrative expenses consist of salaries, wages, payroll taxes, benefits and general administrative costs related to being a public company.

The following is a summary description of the primary components of net income that we expect to generate from the Initial Mortgage Servicing Rights and which is expected to be available for dividend payments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary Components of Income.”

Components of Net Income

Servicing Fee Revenue
(-)	Subservicing Expense
Gross Servicing Margin

(+)	Other Income
(-)	Mortgage Servicing Right Amortization Expense
(-)	Interest Expense
(-)	General and Administrative Expenses
Pre-Tax Earnings

(-)	Income Taxes
Net Income

Servicing Fee Revenue.    The pooling and servicing agreements relating to the Initial Mortgage Servicing Rights entitle us to an annual fee of 50 basis points of the unpaid principal balance of the mortgage loans serviced. We will recognize servicing fees as revenue as mortgage principal and interest payments are received from borrowers and as delinquent loans are brought current, modified, liquidated or charged off.

Subservicing Expense.    We will pay Ocwen Loan Servicing a monthly base subservicing fee equal to 12% of the servicing fee revenue we recognize for that month and a performance based incentive fee to the extent the servicing fee revenue that we recognize for a given month exceeds the sum of the base subservicing fee and an amount equal to 39 basis points of the average unpaid principal balance of the mortgage loans serviced.

Gross Servicing Margin.    Servicing fee revenue less subservicing expense. Gross servicing margin percentage is expected to be approximately 39 basis points of the unpaid principal balance of the mortgage loans serviced.

Other Income.    Fees paid by Ocwen to us pursuant to the Ocwen Professional Services Agreement. Also includes float income which is collected but unremitted borrower payments and loan payoff receipts in custodial accounts (including real estate owned sales proceeds) multiplied by current market short-term interest rates.

Mortgage Servicing Rights Amortization Expense (Non-Cash).    Represents the periodic decline in the book value of mortgage servicing rights. Mortgage servicing rights amortization expense is calculated by dividing the total servicing contribution collected in the current period by the total expected servicing contribution over the life of the asset, multiplied by the unamortized mortgage servicing rights balance at the beginning of the period. Servicing contribution represents the total income stream generated by the mortgage servicing rights net of total related servicing expenses. Amortization may also include impairment charges to mortgage servicing rights if their fair value at any balance sheet date is lower than the amortized cost.

Mortgage Servicing Rights Amortization Expense

Current Period Servicing Contribution Collected
(÷)	Total Projected Servicing Contribution

=	Proportion of Total Projected Servicing Contribution Collected

(x)	Unamortized Mortgage Servicing Rights Balance

=	Amortization Expense

Interest Expense.    Primarily represents the interest expense associated with financing servicing advances. Interest expense is calculated by taking the average outstanding servicing advances multiplied by the advance borrowing rate multiplied by the interest rate on match funded advance debt facilities. Interest expense will also include the amortization of deferred financing costs, non-use fees and any hedge-related costs.

General and Administrative Expense.    Includes salaries, wages, payroll taxes, benefits and general administrative costs related to being a public company.

Income Taxes.    As a Cayman Islands exempted company, most of our income will be exempt from income tax; however, we will pay U.S. federal income taxes on the income of our subsidiary that is taxed as a corporation for U.S. federal income tax purposes, which is expected to be nominal.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed description of our components of net income.

The Market Opportunity

We believe that the current dynamics of the subprime and Alt-A mortgage servicing market have created a unique opportunity where the supply of mortgage servicing rights potentially for sale outweighs the number of potential buyers. These dynamics include:

•

higher borrower delinquencies and defaults experienced over the last few years and increased regulatory oversight has led to substantially higher costs for mortgage servicers and negatively impacted their profitability;

•	regulatory changes resulting from the implementation of Basel III, which will impose increased regulatory capital costs on depository institutions for owning mortgage servicing rights; and

•	our belief that subprime and Alt-A mortgage servicing has become less attractive to many mortgage servicers due to increasingly negative publicity and heightened government and regulatory scrutiny.

We believe that our business model will allow us to be highly competitive in the acquisition of mortgage servicing rights due to our cost structure, ability to access advance financing and our relationship with Ocwen Loan Servicing. We anticipate that most of our acquisitions of mortgage servicing rights would involve engaging a party other than the seller to service the underlying mortgage loans. However, we would consider engaging a seller who is also a high-quality servicer to continue to service the underlying mortgage loans. Our arrangement with Ocwen Loan Servicing with respect to the Initial Acquisition is an example of how such a transaction can be structured.

Our Mortgage Servicing Rights Acquisition Strategy

Our future success will be dependent on our ability to find, evaluate and acquire mortgage servicing assets that meet our strategic objectives.

Acquire Additional Mortgage Servicing Rights from Ocwen Loan Servicing.    We believe that Ocwen Loan Servicing provides an attractive source of future mortgage servicing rights. Over time, we expect to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans which had an unpaid principal balance of $29 billion as of December 31, 2010.

Acquire Additional Mortgage Servicing Rights from other Owners and Originators.    We believe our management team’s significant prior operating experience and extensive industry relationships will provide attractive opportunities to purchase mortgage servicing rights from third parties other than Ocwen. In the future, we may also pursue opportunities to purchase mortgage servicing rights relating to new Ginnie Mae securitizations.

Evaluation Criteria.    We plan to evaluate all assets considered for purchase with a variety of criteria, including:

•	risk-adjusted return based on the contemplated purchase price and asset structure;

•	characteristics of the underlying mortgage loans;

•	availability of pool level recovery with respect to servicing advances;

•	terms and conditions imposed by the pooling and servicing agreements;

•	servicing advances meeting the requirements for financing;

•

seller willingness to make strong representations and warranties regarding servicing practices and servicing advances and perceived financial ability to fulfill obligations that might arise from such contingent obligations; and

•	availability of a highly qualified subservicer on favorable economic terms.

Our Subservicer Selection Strategy

We do not intend to develop a servicing platform, nor will we acquire servicing platforms, personnel or processes in connection with the acquisition of mortgage servicing rights. Our success will be dependent, in part, on identifying, evaluating and engaging high-quality subservicers to perform substantially all of the servicing functions relating to the mortgage servicing rights that we acquire.

Subservicer Selection Criteria.    We will select subservicers based on the following criteria:

•	effectiveness of payment collections, customer service and loss mitigation techniques;

•	ability to execute loan modifications and minimize default rates;

•	scalability of servicing platform and pricing;

•	development and utilization of new proprietary technology to service high volumes of performing and delinquent mortgage loans; and

•	servicer rating, reputation, experience and financial strength.

Structuring Subservicing Agreements.    We believe that we will be able to negotiate favorable pricing and other terms when entering into subservicing agreements with the subservicers that we identify based on our selection criteria. We will seek to negotiate agreements that will provide us with stable earnings and cash flows. We expect to pay our subservicers performance based incentive fees and believe this arrangement will better align our interests with those of our subservicers.

Competitive Strengths

We believe we are well positioned to execute our business strategy based on the following competitive strengths:

Leading Management Team with Extensive Knowledge of the Mortgage Servicing Industry.    We have assembled an executive management team with extensive experience in the mortgage servicing industry. This experience includes evaluating and acquiring mortgage servicing rights, performing asset valuation analysis and financing mortgage servicing businesses through a variety of economic cycles. Key members of our executive management team also have experience in managing a public company in the mortgage servicing industry.

Asset Acquisition and Evaluation Expertise.    We believe that our asset acquisition evaluation process, which includes using proprietary historical data to project the performance of mortgage loans, and our executive management team’s experience and judgment in identifying, assessing, valuing and acquiring new mortgage servicing rights will enable us to accurately price assets.

Access to Mortgage Servicing Rights.    Members of our executive management team have extensive relationships in the mortgage servicing industry, including relationships with mortgage loan originators and potential sellers of mortgage servicing rights. In addition, we expect to acquire substantially all of Ocwen Loan Servicing’s remaining mortgage servicing rights relating to subprime and Alt-A mortgage loans which had an unpaid principal balance of approximately $29 billion as of December 31, 2010. Future acquisitions of Ocwen Loan Servicing’s remaining mortgage servicing rights will depend on various factors and may not take place.

Relationship with Ocwen.    We intend to capitalize on the servicing capabilities of Ocwen Loan Servicing, which we view as superior relative to other servicers in terms of cost, management experience, technology infrastructure and platform scalability. Ocwen Loan Servicing will subservice the mortgage loans underlying the Initial Mortgage Servicing Rights and mortgage loans underlying any additional mortgage servicing rights that we acquire from them in the future, provided that the performance criteria to be specified in the Subservicing Agreement are met. We may also engage Ocwen Loan Servicing to subservice any mortgage servicing rights that we acquire from other third parties in the future.

Description of Ocwen

Ocwen is a leading provider of residential and commercial mortgage loan servicing, special servicing and asset management services. Ocwen is one of the largest third-party subprime mortgage loan servicers in the United States. As of December 31, 2010, Ocwen provided servicing for residential mortgage loans with an aggregate unpaid principal balance of approximately $74 billion, most of which are being serviced for third parties, including loans in over 500 securitizations. Ocwen and its predecessors have significant experience in servicing residential and commercial mortgage loans and have been servicing residential mortgage loans since 1988 and subprime mortgage loans since 1994.

Ocwen’s primary business is the servicing, special servicing and resolution of nonconforming, subperforming and nonperforming residential and commercial mortgage loans for third parties. Ocwen has received a subprime servicer rating of “Strong,” a special servicer rating of “Strong” and an alternative servicer rating of “Above Average” from Standard & Poor’s and has an “RPS2” rating as a subprime servicer and an “RSS2” rating as special servicer from Fitch Ratings. Ocwen is also rated “SQ2-” (“Above Average”) as a primary servicer of subprime loans and “SQ2” (“Above Average”) as a special servicer by Moody’s Investors Service, Inc. Ocwen is an approved Freddie Mac and Fannie Mae seller/servicer.

As a subprime and Alt-A mortgage loan servicer, Ocwen has been faced with special loss mitigation challenges not usually present in prime loan servicing. Ocwen’s collection policy seeks to identify payment problems at the early stage of delinquency and, if necessary, to address the delinquency in order to preserve the equity of a pre-foreclosure mortgage property. Ocwen uses a proactive consulting approach, defined call strategies, a variety of loan modification strategies and enhanced payment methods to assist the collection process.

Ocwen has the highest trial-to-permanent modification conversion rates under HAMP in the industry and has completed over 150,000 loan modifications since January 2008. Ocwen has been a pioneer in developing servicing industry best practices and utilizes advanced modeling of loan and consumer-specific resolution alternatives to reduce losses. Ocwen has invested over $150 million in proprietary technology to identify and evaluate loan resolution alternatives, minimize default rates and cure existing delinquencies. Ocwen maintains one of the lowest operating cost platforms for delinquent loans in the mortgage servicing industry and is capable of efficiently scaling its platform to accommodate the servicing of new mortgage loan portfolios. In addition, Ocwen has been highly ranked within its peer group in numerous third-party studies of servicer effectiveness:

•	U.S. Department of the Treasury (December 2010) — Ocwen is the industry leader in converting trial modifications to permanent modifications under HAMP.

•	J.P. Morgan (June 2010) — Ocwen was ranked first in their “Quality Rank,” which considers the re-default rate for loans modified.

•	Deutsche Bank (May 2010) — Ocwen was ranked first in “Recovery Score,” which evaluates loss severity.

•	Freddie Mac (August 2009) — Ocwen entered into an “Interim Servicing Agreement” with Freddie Mac to service 24,000 nonperforming loans.

•

Moody’s Investor Services (August 2009) — Ocwen cures more delinquent loans than Moody’s “Strong Rated Servicers” and was selected as the specialty servicer for Freddie Mac’s new workout program for high-risk loans.

•	Bank of America/Merrill Lynch (July 2009) — Ocwen leads the industry in servicing 90 plus day delinquent loans subsequently made current in both fixed rate and adjustable rate subprime loans.

•	Freddie Mac (February 2009) — Ocwen selected as a “Specialty Servicer” for Freddie Mac’s “New Workout Plan for High Risk Loans.”

Ocwen and its related companies currently employ more than 2,200 people worldwide. Ocwen is headquartered in Atlanta, Georgia with offices in Florida and the District of Columbia and global operations in India and Uruguay. Ocwen Loan Servicing, a wholly owned subsidiary of Ocwen, is a licensed mortgage servicer in all 50 states, the District of Columbia and two U.S. territories.

Description of Purchase Agreement

We expect to enter into the Purchase Agreement with Ocwen Loan Servicing pursuant to which we may agree to purchase mortgage servicing rights, associated servicing advances and other related assets from Ocwen Loan Servicing from time to time. The specific terms of any acquisition of mortgage servicing rights, associated servicing advances and related assets, including the Initial Mortgage Servicing Rights, will be documented pursuant to a sale supplement to the Purchase Agreement.

We expect to enter into a sale supplement to the Purchase Agreement with Ocwen Loan Servicing pursuant to which we will purchase the Initial Mortgage Servicing Rights, the associated servicing advances, the equity interests in the special purpose entities established in connection with the existing servicing advance facility pursuant to which such associated servicing advances are currently financed and other assets relating to the Initial Mortgage Servicing Rights.

Although we intend to enter into additional sale supplements and complete additional acquisitions of mortgage servicing rights and related assets from Ocwen Loan Servicing under the Purchase Agreement, neither we nor Ocwen Loan Servicing is under any contractual obligation to do so. The specific assets purchased and liabilities assumed in connection with any future acquisitions of mortgage servicing rights and the purchase price for such assets will be determined as agreed between us and Ocwen Loan Servicing. The terms of any future acquisitions of mortgage servicing rights from Ocwen Loan Servicing may differ materially from the terms of the Initial Acquisition described below.

Acquired Assets and Assumed Obligations for the Initial Acquisition

In connection with the Initial Acquisition, we will acquire all of Ocwen Loan Servicing’s right, title and interest as servicer pursuant to the pooling and servicing agreements relating to the Initial Mortgage Servicing Rights, including the right to:

•

receive all servicing fees, ancillary fees, and other compensation payable to the servicer pursuant to the pooling and servicing agreements, including any such fees accrued and uncollected on the purchase date;

•	be reimbursed for any outstanding servicing advances made pursuant to the related pooling and servicing agreements;

•

any and all custodial and escrow accounts established for the servicing of the related mortgage loans and any right to direct the investment of amounts deposited in such accounts and the right to the investment earnings on such accounts to the extent permitted by the related pooling and servicing agreements;

•	the servicing files related to the underlying mortgage loans; and

•	exercise any optional termination or clean-up call provisions, if any, as set forth in the related pooling and servicing agreements.

We also intend to purchase the outstanding equity of HomEq Transferor as part of the Initial Acquisition. HomEq Transferor is a special purpose entity that owns the outstanding equity of the Trust, a special purpose entity that currently owns the outstanding servicing advances associated with the Initial Mortgage Servicing Rights and the reserve and repayment accounts associated with the existing advance financing facility. We also intend to assume the rights and obligations of Ocwen and Ocwen Loan Servicing under the advance financing facility pursuant to which the servicing advances relating to the Initial Mortgage Servicing Rights are currently financed. No agreement has been finalized with respect to this assumption, and any assumption is subject to the prior approval of the holders of any notes outstanding under this facility.

We will assume Ocwen Loan Servicing’s obligations as servicer under the pooling and servicing agreements, provided that we will not assume any obligations (i) attributable to any acts or omissions of Ocwen Loan Servicing (or any of its affiliates, agents, contractors or representatives) prior to the purchase date, (ii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulations attributable to any acts or omissions of Ocwen Loan Servicing (or any of its affiliates, agents, contractors or representatives) prior to the purchase date or (iii) not relating to the assets and liabilities described above that are expressly purchased or assumed by us pursuant to the Purchase Agreement.

Purchase Price in the Initial Acquisition

The purchase price will have two components. The purchase price for the Initial Mortgage Servicing Rights will be equal to the aggregate total of the product of a specified valuation percentage for each related pooling and servicing agreement multiplied by the unpaid principal balance of the underlying mortgage loans relating to such pooling and servicing agreement. The specified valuation percentage for each pooling and servicing agreement will be determined by MIAC based on its appraisal of the related mortgage servicing right near the time the sale supplement relating to the Initial Acquisition is executed. The purchase price for the equity of HomEq Transferor will be equal to the consolidated net book value as of the purchase date of all assets and liabilities of HomEq Transferor and the Trust.

Indemnification

Ocwen Loan Servicing will make customary and usual representations, warranties and covenants in the Purchase Agreement with respect to the purchased assets. Such provisions include representations that:

•	with respect to the ownership and transfer of the purchased assets, Ocwen Loan Servicing has complied with the terms of the related pooling and servicing agreements and other related documents, applicable servicing requirements and any and all other applicable federal, state or local laws, statutes, ordinances, rules, regulations or orders pertaining to the Initial Mortgage Servicing Rights; and

•

each outstanding servicing advance was created in accordance with the terms of the related pooling and servicing agreement pursuant to Ocwen Loan Servicing’s customary stop advance policies and procedures and is a valid and subsisting amount owed to Ocwen Loan Servicing that is not subject to any set-off or claim that can be asserted against Ocwen Loan Servicing.

Ocwen Loan Servicing will indemnify us against any claim, loss or damage incurred by us arising out of or resulting from (i) breaches of any of Ocwen Loan Servicing’s representations and warranties or covenants contained in the Purchase Agreement, (ii) acts or omissions of Ocwen Loan Servicing or any prior servicer of the mortgage loans underlying the Initial Mortgage Servicing Rights occurring prior to the related purchase date and (iii) certain excluded liabilities related to acts or omissions of Ocwen Loan Servicing prior to the purchase date.

We will indemnify Ocwen Loan Servicing against any liability incurred by Ocwen Loan Servicing arising out of or resulting from (i) breaches of any of our representations and warranties or covenants contained in the Purchase Agreement and (ii) our acts or omissions, or those of our agents (other than Ocwen Loan Servicing), occurring after the purchase date.

Closing Conditions and Termination of a Sale

Our obligation to purchase, and Ocwen Loan Servicing’s obligation to sell, the Initial Mortgage Servicing Rights and related assets is conditioned upon the fulfillment of certain conditions precedent, including that:

•	the representations and warranties of each party in the Purchase Agreement are true and correct as of the purchase date (or another date if specified in such representation and warranty);

•	each party shall have performed and complied in all material respects with all obligations and agreements required by the Purchase Agreement to be completed prior to such purchase date;

•

each party shall have delivered certain documents specified in the Purchase Agreement, including any required regulatory approval with respect to such party, and, in the case of Ocwen Loan Servicing, any required third-party consents or amendments, including any trustee, bond insurer and other consents required by, or amendments to, the related pooling and servicing agreements in connection with the transfer of the mortgage servicing rights and the engagement of Ocwen Loan Servicing as subservicer, applicable rating agency confirmations and the consent of any required lenders, including the holders of the notes issued pursuant to the advance financing facility that funds the servicing advances;

•

no event that, in our sole determination, could reasonably be expected to give rise to a material adverse change in the mortgage servicing rights, the financial condition, business or assets of Ocwen Loan Servicing, the enforceability of the Purchase Agreement or the regulatory, tax, accounting or other treatment of the sale shall have occurred; and

•	each party shall have executed and delivered the Subservicing Agreement and related subservicing supplement and this offering and the Concurrent Private Placement shall have been consummated.

The Initial Acquisition agreed to pursuant to a sale supplement can be terminated prior to the related purchase date:

•	by the mutual written consent of us and Ocwen Loan Servicing;

•

by either us or Ocwen Loan Servicing, upon written notice to the other party, if (i) any governmental authority with jurisdiction over such matters shall have restricted or prohibited such sale or (ii) the other party shall have failed to satisfy the applicable closing conditions described above; or

•	by either us or Ocwen Loan Servicing if the terminating party’s conditions to close the Initial Acquisition are not met by a date mutually agreed to between us and Ocwen Loan Servicing.

Description of Subservicing Agreement

We expect to enter into the Subservicing Agreement with Ocwen Loan Servicing pursuant to which we may engage Ocwen Loan Servicing to act as the subservicer of pools of residential mortgage loans underlying the mortgage servicing rights that we acquire. The specific terms of the subservicing arrangement with respect to each pool of mortgage loans, including the mortgage loans underlying the Initial Mortgage Servicing Rights, will be documented pursuant to a subservicing supplement to the Subservicing Agreement.

We have entered into a subservicing supplement to the Subservicing Agreement with Ocwen Loan Servicing pursuant to which they will act as subservicer of the mortgage loans underlying the Initial Mortgage Servicing Rights upon our acquisition on the terms described below. Although neither we nor Ocwen Loan Servicing are under any obligation to do so, we may enter into additional subservicing supplements with Ocwen Loan Servicing to engage them as subservicer of mortgage loans underlying mortgage servicing rights that we may acquire in the future. The terms and conditions relating to the subservicing of additional mortgage servicing rights will be determined by us and Ocwen Loan Servicing at that time. The terms of any future subservicing arrangement with Ocwen Loan Servicing related to mortgage servicing rights that we may acquire in the future may differ materially from the terms of the subservicing arrangement related to the Initial Mortgage Servicing Rights described below.

Subservicing Obligations

Pursuant to the subservicing supplement with respect to the Initial Mortgage Servicing Rights, Ocwen Loan Servicing will be required to service the mortgage loans underlying the Initial Mortgage Servicing Rights and perform our other duties and obligations in accordance with the pooling and servicing agreements and applicable law and in a manner so as to not trigger our termination as servicer based on their management of delinquency and loss performance with respect to mortgage loans, other than as a result of our breach of any servicing obligation that we retained (unless such failure resulted directly or indirectly from Ocwen Loan Servicing’s act or omission).

We will retain the responsibility for maintaining custodial and escrow accounts, funding and remitting any servicing advances, and disbursing amounts from the custodial and escrow accounts pursuant to the terms of the pooling and servicing agreements. We will have the sole authority to withdraw funds from the custodial and escrow accounts.

Ocwen Loan Servicing will not be permitted to make any material change in its servicing of the mortgage loans underlying the Initial Mortgage Servicing Rights, including any changes to the stop advance and advance policies and procedures without our consent, provided that our consent shall not be unreasonably withheld or delayed. We may direct Ocwen Loan Servicing to institute changes to its loan modification and loss mitigation programs and procedures in order to comply with applicable law, governmental programs or directions received pursuant to the related pooling and servicing agreements. We will also have the right to assume any servicing responsibilities so long as such assumption does not limit Ocwen Loan Servicing’s ability to earn and receive its subservicing fees.

As part of the Subservicing Agreement, Ocwen Loan Servicing will give us access to information regarding the underlying mortgage loans, its servicing platform and other financial systems and will provide periodic reporting and account reconciliation to enable us to monitor its performance under the pooling and servicing agreements and fulfill our obligations under the pooling and servicing agreements and right to monitor.

In addition, the Subservicing Agreement will grant Ocwen Loan Servicing the right to request us to exercise any clean-up call provisions set forth in the related pooling and servicing agreements. In connection with these requests, Ocwen Loan Servicing is required to purchase the applicable mortgage loans at the purchase price specified in the related pooling and servicing agreement, the proceeds of such purchase must be sufficient to immediately reimburse all outstanding servicing advances and Ocwen Loan Servicing must pay us a redemption fee equal to the amortized book value, if any, of the related mortgage servicing rights at the time such call is exercised.

Base Subservicing Fees, Ancillary Income and Performance Payments

We will pay Ocwen Loan Servicing a monthly base subservicing fee pursuant to the subservicing supplement relating to the Initial Mortgage Servicing Rights equal to 12% of the servicing fee revenue we recognize in any given month. In addition to the base subservicing fee, the subservicing supplement relating to the Initial Mortgage Servicing Rights will allow Ocwen Loan Servicing to retain any ancillary income (excluding investment income earned on any custodial or escrow accounts) payable to us pursuant to the related pooling and servicing agreements.

Ocwen Loan Servicing may also receive a performance based incentive fee to the extent our servicing fee revenue that we recognize for any given month exceeds the sum of the base subservicing fee and an amount equal to 39 basis points of the average unpaid principal balance of the mortgage loans serviced. If we do not receive 39 basis points of the average unpaid principal balance of the mortgage loans serviced in any month, a shortfall in our targeted gross servicing margin percentage will be created. Ocwen Loan Servicing will not earn a performance based incentive fee for any month that there is such a shortfall, or in any subsequent month until we have recovered such shortfall from amounts that would otherwise be available to pay future performance based incentive fees to Ocwen Loan Servicing. The performance based incentive fee payable in any month will be reduced if the ratio of outstanding servicing advances to the unpaid principal balance of the mortgage loans serviced exceeds a predetermined level for that month. If the advance ratio is exceeded in any month, any incentive based performance fee payable for such month will be reduced by an amount equal to 8% per annum of such excess servicing advances.

The subservicing fees will be calculated monthly and paid by us to Ocwen Loan Servicing within three business days of the final day of each month.

The base subservicing fee and performance based incentive fee will be subject to change upon any renewal of the subservicing supplement relating to the Initial Mortgage Servicing Rights.

Indemnification

Pursuant to the Subservicing Agreement, Ocwen Loan Servicing will indemnify us against: (a) any liability incurred by us arising out of or resulting from Ocwen Loan Servicing’s failure to observe or perform any of its duties, obligations or covenants under the Subservicing Agreement; (b) any acts or omissions of Ocwen Loan Servicing; (c) any breach of any of Ocwen Loan Servicing’s representations and warranties in the Subservicing Agreement; or (d) any willful malfeasance, bad faith, fraud or negligence in the performance of its duties under the Subservicing Agreement. In addition to indemnification of third-party claims, if we are terminated under any acquired pooling and servicing agreement in connection with any breach of Ocwen Loan Servicing under the Subservicing Agreement, Ocwen Loan Servicing will pay us liquidated damages in an amount equal to the amortized book value of the related mortgage servicing rights. We will indemnify Ocwen Loan Servicing against (w) any liability suffered by Ocwen Loan Servicing that results from our failure to observe or perform any of our duties, obligations or covenants under the Subservicing Agreement, (x) any acts or omissions of us or our agents (other than Ocwen Loan Servicing), (y) any breach of our representations and warranties in the Subservicing Agreement or (z) any willful misfeasance, bad faith, fraud or negligence in the performance of our duties under the Subservicing Agreement.

Termination

The subservicing supplement relating to the Initial Mortgage Servicing Rights has an initial term of seven years. The subservicing supplement may be renewed for all or an agreed upon portion of the Initial

Mortgage Servicing Rights on terms and conditions that will be determined by us and Ocwen Loan Servicing at the time of such renewal. Ocwen Loan Servicing may be terminated as subservicer for all or a portion of the Initial Mortgage Servicing Rights prior to the expiration of the initial term (a) by us, either (i) upon 90 days’ prior written notice and payment by us of a termination fee, which termination fee shall equal $400 per related mortgage loan for any termination during the first two years of the subservicing arrangement, and which will decrease by $50 each year thereafter or (ii) at any time following a subservicer termination event or (b) if we are no longer the servicer under such pooling and servicing agreement, by the master servicer, depositor, trustee, successor servicer or other applicable party to the extent required pursuant to the related pooling and servicing agreement. Ocwen Loan Servicing may only resign if we fail to pay any subservicing fees owed to Ocwen Loan Servicing and such failure remains unremedied for a period of 10 business days after written notice from Ocwen Loan Servicing. Ocwen Loan Servicing must provide us with at least 60 days’ prior written notice of any such resignation.

The following are subservicer termination events under the subservicing supplement relating to the Initial Mortgage Servicing Rights:

•	Ocwen Loan Servicing shall fail to remit any payments collected with respect to the mortgage loans as required pursuant to the Subservicing Agreement or the pooling and servicing agreements;

•	A breach of any representation or warranty by Ocwen Loan Servicing;

•	Ocwen Loan Servicing fails to deliver any required report or information under the Subservicing Agreement or a pooling and servicing agreement within the specified time frame;

•	Ocwen Loan Servicing fails to observe or perform any other covenant or agreement set forth in the Subservicing Agreement;

•	Ocwen Loan Servicing fails to maintain specified servicer ratings;

•	A bankruptcy or other insolvency event or other material adverse event occurs with respect to Ocwen Loan Servicing;

•

Any “servicer default,” “servicer event of default” or “servicer termination event” as set forth in a pooling and servicing agreement shall have occurred with respect to us for any reason that we did not cause (other than as a result of any delinquency or loss trigger which was triggered as of the closing date of the Initial Acquisition); and

•	Other customary servicer termination events agreed by us and Ocwen Loan Servicing.

Description of Assumption Agreement and Advance Financing Facility

Simultaneously with the closing of the Transactions, we intend to enter into the Assumption Agreement among us, Barclays Bank PLC, Sheffield Receivables Corporation, Ocwen, Ocwen Loan Servicing, the other parties to the existing advance financing facility relating to the Initial Mortgage Servicing Rights and the holders of the notes issued pursuant to that facility. The Assumption Agreement will provide for our assumption of the rights and obligations of Ocwen, as administrator, and Ocwen Loan Servicing, as seller and servicer, relating to such advance financing facility, the release of Ocwen and Ocwen Loan Servicing from their respective obligations under such facility, and for certain amendments to accommodate the assignment and assumption of such facility. The assignment and assumption will be subject to the satisfaction of certain conditions, including the consent of the holders of any notes outstanding under this facility.

Pursuant to a receivables sale agreement, Ocwen Loan Servicing has, prior to the purchase date relating to the Initial Acquisition, and we will, following such date, sell servicing advances arising under the pooling and servicing agreements related to the Initial Mortgage Servicing Rights to HomEq Transferor. HomEq Transferor, concurrently with its purchase under the receivables sale agreement, has sold and will continue to sell such servicing advances to the Trust.

To finance the acquisition of servicing advances, the Trust has issued limited recourse notes that are secured by the assets of the Trust, including, among other things, the servicing advances owned by the Trust and the general reserve account described below. The notes were issued in four classes of term notes in an aggregate initial principal amount of $811 million and a single class of variable funding notes with an aggregate initial maximum principal balance of $200 million. As of December 31, 2010, the aggregate outstanding principal balance of the term notes was $811 million, and there was no outstanding balance on the variable funding notes.

The amount available under the advance financing facility to fund eligible servicing advances is based on the advance borrowing rate applicable to each type of servicing advance in respect of each class of notes, available funds of the Trust and the available undrawn amount of the variable funding notes. The applicable advance borrowing rate varies based on the outstanding principal balance of each class of the notes, the type of servicing advance and the occurrence of certain specified events. In addition, the funding of additional servicing advances and additional draws on the variable funding notes are subject to the satisfaction of certain conditions precedent specified in the related transaction documents.

Generally, during the revolving period, payments to noteholders will consist of payments of interest on the notes and payments of principal on the variable funding notes (and on the term notes in limited circumstances), but excess cash flow from paid servicing advances may be used to fund new servicing advances, and additional borrowing is permitted on the variable funding notes subject to its maximum balance and certain funding conditions. Following the revolving period, principal will be paid on the notes to the extent of available funds and in accordance with the priorities of payments set forth in the related transaction documents. The revolving period ends on the earlier of August 31, 2013 and the occurrence of an early amortization event. The early amortization events under the advance financing facility include (i) the occurrence of an event of default under the transaction documents, (ii) the failure to maintain the required amount in the general reserve account on the payment date following the payment date on which a draw is made on the general reserve account, (iii) the occurrence of certain performance or financial trigger events, (iv) the occurrence of certain U.S. federal income tax events, (v) the occurrence of servicer termination events under the related pooling and servicing agreements, and (vi) a rating reduction of any class of notes below the initial rating of such class.

The events of default include (i) default or breach of various provisions of the facility transaction documents and the applicable pooling and servicing agreements, (ii) the occurrence of certain bankruptcy or insolvency events with respect to the Trust, HomEq Transferor or us as a seller or servicer, (iii) the Trust or the trust estate becoming subject to registration under the Investment Company Act or (iv) HomEq Transferor selling the owner trust certificate, subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the indenture trustee or the majority of the noteholders may, among other things, accelerate principal and interest on the notes. Such acceleration occurs automatically upon the occurrence of certain performance triggers and upon the occurrence of certain bankruptcy and insolvency events.

Under the advance financing facility, we will, subject to certain limitations, indemnify the various parties thereto and the trust estate against losses arising out of our, Ocwen Loan Servicing’s or Ocwen’s violation of law, negligence, willful misfeasance or bad faith in the performance of their respective obligations under the servicing advance facility agreement or the related pooling and servicing agreements or, in the case of us and Ocwen Loan Servicing, a breach of our respective representations and warranties or covenants under the indenture relating to the facility or the related pooling and servicing agreements.

The notes are subject to optional redemption by the Trust, at the direction of HomEq Transferor, on or after any payment date on which the note balance of all of the notes is reduced to less than 10% of the aggregate outstanding note balance of all of the notes at issuance.

Description of Ocwen Professional Services Agreement

We have entered into the Ocwen Professional Services Agreement for the provision by us of certain services to Ocwen Loan Servicing at prices intended to reflect market rates. Services provided by us pursuant to the Ocwen Professional Services Agreement include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management services and other similar services. The Ocwen Professional Services Agreement will have an initial term of seven years. The agreement is subject to termination by either party upon the occurrence of certain events. The fees we charge Ocwen will be based on the actual costs we incur plus an additional markup agreed to by Ocwen and us.

Description of Altisource Administrative Services Agreement

We have entered into the Altisource Administrative Services Agreement for the provision by Altisource of certain administrative services to us at prices intended to reflect market rates. Services provided to us pursuant to the Altisource Administrative Services Agreement include financial operations and systems, administrative services, facilities management, general business consulting, technology services, accounting services, risk management, vendor management operations and various related services. The Altisource Administrative Services Agreement is effective for an initial term of seven years, subject to extension for an additional seven years and is subject to termination by either party upon the occurrence of certain events. We will compensate Altisource based on the all-in cost of Altisource of providing services plus an additional markup agreed to by us and Altisource, including any taxes payable as a result of the performance of services. Altisource may engage third party contractors at reasonable cost to provide any of the services.

Intellectual Property Rights

We expect to use information developed by Ocwen in the management of the existing advance financing facility, portfolio valuation and new business pricing functions. We will also use certain other proprietary technologies owned by Ocwen and Altisource, the use of which is described in the Ocwen Professional Services Agreement and the Altisource Administrative Services Agreement.

Competition

Our success depends, in large part, on our ability to acquire mortgage servicing assets on terms consistent with our business and economic model. In acquiring these assets, we expect to compete with independent mortgage loan servicers, private equity firms, hedge funds and other large financial services companies. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could lead them to offer higher prices for assets that we might be interested in acquiring and cause us to lose bids for those assets.

In the face of this competition, we expect to take advantage of the experience of members of our management team and their industry expertise which may provide us with a competitive advantage and help us assess potential risks and determine appropriate pricing for certain potential acquisitions of mortgage servicing assets. In addition, we expect that these relationships will enable us to compete more effectively for attractive acquisition opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face.

Regulation

State and Federal Consumer Protection Regulation

We are subject to regulation by state agencies in nine states that require us to obtain a license as the owner of mortgage servicing rights. We are subject to audits and examinations conducted by these states. From time to time, we may receive requests from state and other agencies for records, documents and information regarding our policies, procedures and practices. We must also comply with a number of federal, state and local consumer protection laws including, among others, the Gramm-Leach-Bliley Act. The federal, state and local laws, rules and regulations to which we are subject, among other things:

•	impose licensing obligations and financial requirements on us;

•	require us to safeguard non-public personally identifiable information about our customers; and

•	regulate certain aspects of our business, including investment and interest payments on escrow accounts.

Servicers of residential mortgage loans, including any subservicers that we may engage, are subject to extensive regulation by federal, state and local governmental authorities, including the Federal Trade Commission and the SEC. Servicers are also subject to regulation by the state agencies that license servicing and collection activities in a number of states. Servicers are subject to audits and examinations conducted by these states. Beginning in July 2011, servicers will also be subject to supervision, examination and enforcement by the Bureau of Consumer Financial Protection (the “BCFP”), a new federal entity responsible for administering and enforcing the laws and regulations for consumer financial products and services, such as residential mortgage loans. We expect that servicers will incur significant ongoing costs to comply with new and existing laws and governmental regulation of our residential mortgage servicing business.

Our failure to comply with applicable federal, state and local consumer protection laws can lead to:

•	civil and criminal liability;

•	loss of our licenses and approvals to own mortgage servicing rights;

•	damage to our reputation in the industry;

•	inability to raise capital;

•	administrative fines and penalties and litigation, including class action lawsuits; and

•	governmental investigations and enforcement actions.

The recent trend among federal, state and local lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings with regard to residential real estate finance lenders and servicers. Over the past few years, state and federal lawmakers and regulators have adopted a variety of new or expanded laws and regulations, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The changes in these regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition, liquidity and results of operations.

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, the Dodd-Frank Act was signed into law by President Obama. The Dodd-Frank Act constitutes a sweeping reform of the regulation and supervision of financial institutions, as well as of the regulation of derivatives, capital market activities and consumer financial services. Many provisions of the Dodd-Frank Act are required to be implemented through rulemaking by the appropriate federal regulatory agencies. As such, in many respects, the ultimate impact of the Dodd-Frank Act, and its effects on our business will not be fully known for an extended period of time.

The Dodd-Frank Act is extensive and significant legislation that, amongst other things:

•

creates an inter-agency body that is responsible for monitoring the activities of the financial system and recommending a framework for substantially increased regulation of large interconnected financial services firms;

•	creates a liquidation framework for the resolution of certain bank holding companies and other large and interconnected nonbank financial companies;

•	strengthens the regulatory oversight of securities and capital markets activities by the SEC; and

•	creates the BCFP, a new federal entity responsible for regulating consumer financial services.

The BCFP will directly impact the regulation of residential mortgage lending and servicing in a number of ways. First, the BCFP will have rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including the Truth in Lending Act (“TILA”) and the Real Estate Settlement Procedures Act (“RESPA”). Second, the BCFP will have supervision, examination and enforcement authority over the consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The BCFP’s jurisdiction will include those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans. At this time, it is unclear whether the owners of mortgage servicing rights will be subject to the supervision, examination and enforcement authority of the BCFP.

Title XIV of the Dodd-Frank Act contains the Mortgage Reform and Anti-Predatory Lending Act (the “Mortgage Act”). The Mortgage Act imposes a number of additional requirements on servicers of residential mortgage loans by amending certain existing provisions and adding new sections to TILA and RESPA. The penalties for noncompliance with TILA and RESPA are also significantly increased by the Mortgage Act and could lead to an increase in lawsuits against mortgage servicers. Like other parts of the Dodd-Frank Act, the Mortgage Act generally requires implementing regulations be issued before many of its provisions are effective. Therefore, many of these provisions in the Mortgage Act will not be effective until 2013 or early 2014.

When fully implemented, the Mortgage Act will prevent servicers of residential mortgage loans from taking certain actions, including the following:

•	force-placing insurance, unless there is a reasonable belief that the borrower has failed to comply with a contract’s requirement to maintain insurance;

•	charging a fee for responding to a valid qualified written request;

•	failing to take timely action to respond to the borrower’s request to correct errors related to payment, payoff amounts or avoiding foreclosure;

•	failing to respond within ten business days of a request from the borrower to provide contact information about the owner or assignee of loan; and

•	failing to return an escrow balance or provide a credit within 20 business days of a residential mortgage loan being paid off by the borrower.

In addition to these restrictions, the Mortgage Act imposes certain new requirements and/or shortens the existing response time for servicers of residential mortgage loans. These new requirements include the following:

•	acknowledging receipt of a qualified written request under RESPA within five business days and providing a final response within 30 business days;

•	promptly crediting mortgage payments received from the borrower on the date of receipt except where payment does not conform to previously established requirements; and

•	sending an accurate payoff statement within a reasonable period of time but in no case more than seven business days after receipt of a written request from the borrower.

While the effective date for many of these provisions remains at least two years away, servicers are expected to incur significant ongoing operational and system costs in order to prepare for compliance with these new laws and regulations. Furthermore, there may be additional federal or states laws enacted during this period that place additional obligations on servicers of residential mortgage loans.

Facilities

Our principal executive offices are located in the Cayman Islands c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. We also maintain offices in the United States located at 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319. Altisource has agreed to provide us with office space, general administrative services and secretarial support for a fee of $2,358 per month.

Employees

At the closing of the Transactions, we expect to have 27 employees, including four executive officers.

Legal Proceedings

There is no litigation currently pending or, to our knowledge, contemplated against us, our incorporator or any of our officers or directors in their capacities as such.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding the individuals who, upon the completion of this offering and the Concurrent Private Placement, will assume the positions set forth opposite each individual’s name.

Name	Age	Position
William C. Erbey	61	Chairman of Board of Directors
John P. Van Vlack	47	President and Director
James E. Lauter	51	Chief Financial Officer
Richard Delgado	42	Treasurer
Michael J. McElroy	41	General Counsel
Mark C. Biderman	65	Director
Robert McGinnis	56	Director
David B. Reiner	55	Director

William C. Erbey.    Mr. Erbey has served as our Chief Executive Officer and Chief Financial Officer since the date of our incorporation and will resign from these positions concurrently with the closing of this offering. Mr. Erbey has also served as the Chairman of the Board of Directors of Ocwen since September 1996, as the Chief Executive Officer of Ocwen from January 1988 to October 2010 and as the President of Ocwen from January 1988 to May 1998. Mr. Erbey has also served as Chairman of the Board of Directors for Altisource Portfolio Solutions, S.A. since August 10, 2009. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University.

John P. Van Vlack.    Mr. Van Vlack has been the Chief Financial Officer of Ocwen since August 2010. Mr. Van Vlack served as Senior Vice President and Chief Financial Officer of Ocwen Asset Management since August 2008, where his duties included directing Ocwen’s Advance Facility and Portfolio Valuation departments and serving as the Chief Financial Officer for Ocwen’s loan servicing business and as Vice President, Finance since September 2007. From 1989 until joining Ocwen, he held several positions in BellSouth Corporation including Chief Financial Officer of Network Operations, Retail Marketing, and in two subsidiaries in their Yellow Pages business. Before joining BellSouth, he was a Staff Consultant with Deloitte & Touche. Mr. Van Vlack holds a degree in Accounting from Emory University and a Master of Business Administration from The University of Texas at Austin.

James E. Lauter.    Mr. Lauter joined Ocwen in September 2010 as Vice President, Finance where his duties include directing the Advance Facility and Portfolio Valuation departments. From 2000 until joining Ocwen, he held several positions at AT&T including Chief Financial Officer of National Business Markets, On-line Markets and BellSouth Community Technologies as well as various roles in Retail Marketing and Long Distance. Before joining AT&T, he held Finance Management positions with MCI Telecommunications, Per Se Technologies and with Deloitte & Touche, LLP as Audit Manager. Mr. Lauter holds a Bachelor of Business Administration in Accounting from Georgia State University and is a Certified Public Accountant in the State of Georgia.

Richard Delgado.    Mr. Delgado has served as Senior Vice President and Treasurer of Ocwen since August 2008. He joined the firm in November 1995 as a Senior Associate in the Tax Related Securities department. During his tenure at Ocwen, he has also held the positions of Senior Manager Securitization,

Director Acquisitions & Securitizations, and Treasurer. Prior to joining the firm, Mr. Delgado was employed by the New York office of Deloitte & Touche, LLP as a Senior Analyst in the CMO Group from September 1993 through November 1995. He also worked in Accounting Management for Sav-A-Tree Incorporated and American Ultramar Limited. Mr. Delgado holds a Bachelor’s degree in Accounting from Iona College and is a New York State Certified Public Accountant.

Michael J. McElroy.    Mr. McElroy joined Ocwen in January 2010 as Senior Vice President and Deputy General Counsel where his duties included directing transactional legal matters. Prior to joining Ocwen, he was an Associate General Counsel at Fannie Mae where he was responsible for mortgage-backed security offerings, loss mitigation on the securities portfolio and structured transactions. Before joining Fannie Mae, he was a partner and associate at Orrick, Herrington & Sutcliffe LLP in the Financial Markets Group where he represented financial institutions in connection with offerings of asset-backed securities, derivatives and securities law and regulatory compliance. Mr. McElroy holds a Bachelor of Arts in Economics and Political Science from Kenyon College, a Masters in Government from the University of Virginia, and a Juris Doctor from the Georgetown University Law Center.

Mark C. Biderman.    Mr. Biderman serves as a director of Atlas Energy, L.P. since February 2011 and serves on their Audit Committee. He has served as a director and Chair of the Audit Committee of Full Circle Capital Corp since August 2010 and as director and chair of the compensation committee of Apollo Commercial Real Estate Finance Inc. He served as a director and chair of the audit committee of Atlas Energy Inc, from July 2009 to February 2011. He was Executive Vice President and Vice Chairman of National Financial Partners Corp., a publicly traded financial services company, from September 2008 to December 2008. Before that, from November 1999 to September 2008, he was National Financial’s Executive Vice President and Chief Financial Officer. From May 1987 to October 1999 Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman is a Chartered Financial Analyst. He holds a BSE in Chemical Engineering from Princeton University and a Master of Business Administration from Harvard University.

Robert McGinnis.    Mr. McGinnis served as Managing Director of Greenwich Capital Markets from 1997 to 2008, where he built the Non-Agency Mortgage, Structured Products and Asset Backed business into one of the industry’s preeminent firms. In his role at Greenwich Capital Markets, Mr. McGinnis was responsible for origination, banking and trading of all products and for structuring, client relationships, recruiting, business development and new products. From 1982 to 1997, Mr. McGinnis was the Managing Director at Salomon Brothers Inc., responsible for origination and banking of Salomon’s Non-Agency Mortgage Business. Mr. McGinnis holds a Bachelor’s Degree in Civil Engineering from Rochester Institute of Technology, a Master’s Degree in Civil Engineering from Manhattan College and an MBA from New York University.

David B. Reiner.    Mr. Reiner currently serves as a Managing Director with Grosvenor Investment Management US Inc. Mr. Reiner has been a member of Ocwen’s Board of Directors since 2009 and currently serves on its Audit Committee and Nomination/Governance Committee. Mr. Reiner will resign from the Ocwen Board of Directors concurrently with the closing of this offering. Since joining Grosvenor Investment Management’s predecessor, Legg Mason Real Estate Services, in 2003, Mr. Reiner has been responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund-raising, fund operations and investor relations. He also is a member of the Management and Investment Committees for Grosvenor Investment Management’s Investment Funds business. He also serves on the Capital Markets Committee of Grosvenor Fund Management Ltd. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina and a Juris Doctorate degree from George Mason University School of Law. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University and the Johns Hopkins School of Advanced International Studies.

Board Composition

Our Board of Directors currently consists of one member, but will expand to five members upon the completion of this offering and the concurrent private placement. The terms of the directors will expire upon the election and qualification of successor directors at each annual meeting of shareholders.

Director Independence

We have applied to have our shares listed on the NASDAQ Global Select Market. In connection with our application for listing, our Board of Directors will be required to make a determination regarding the independence of our directors generally.

Committees of the Board of Directors

Following the completion of this offering and the Concurrent Private Placement, our Board of Directors will establish an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. A brief description of these committees is provided below.

Executive Committee.    Our Executive Committee will generally be responsible for acting on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. We expect our Board of Directors to authorize the President to approve and/or to designate in writing certain individuals to approve actions in the ordinary course of business that are required to be documented by counterparties but do not require action by the Board of Directors or its committees. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly owned subsidiaries and performing such other ministerial actions on such terms, conditions and limits as the Chairman deems appropriate in his sole discretion. All transactions approved by the Executive Committee will be provided to the Board of Directors at or before their next meeting for review and ratification.

Audit Committee.    The Audit Committee of our Board of Directors will oversee the relationship with our independent registered certified public accounting firm; review and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm; and monitor our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls and the review of the scope and results of the annual audit conducted by our independent registered certified public accounting firm. Each member of our Audit Committee will be required to be independent as defined in regulations adopted by the SEC and the listing standards of the NASDAQ Global Select Market. Following the completion of this offering and the concurrent private placement, our Board of Directors will make a determination with respect to the independence and financial literacy of our directors nominated to the Audit Committee, including whether any such nominee qualifies as an audit committee financial expert as that term is defined in the SEC rules implementing requirements of the Sarbanes-Oxley Act of 2002. Our Audit Committee will operate under a written charter approved by our Board of Directors, a copy of which will be made available on our website and in print to any shareholder who requests it.

Compensation Committee.    The Compensation Committee of our Board of Directors will oversee our compensation and employee benefit plans and practices. Our Compensation Committee will also evaluate and make recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee will review with the President and subsequently approve all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee will also have the power to review our other compensation plans, including the goals and objectives thereof, and to recommend changes to these plans to our Board of Directors. The Compensation Committee will be comprised of three directors. Members of the Compensation Committee will be elected annually, and we expect that each member of the Compensation Committee will be independent as defined in the listing standards of the NASDAQ Global Select Market. While we have no specific qualification requirements for members of the Compensation Committee, we expect the members of the Compensation Committee to have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We expect that the collective achievements and knowledge of the Compensation Committee will provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee will operate under a written charter approved by our Board of Directors, a copy of which will be made available on our website and in print to any shareholder who requests it. On an annual basis, the Compensation Committee will evaluate its performance under the charter to ensure that it appropriately addresses the matters that are within the scope of committee responsibility. When necessary, the Compensation Committee will recommend amendments to its charter to the Board of Directors for approval.

The Secretary will develop the meeting calendar for the year based on committee member availability and other relevant events within our corporate calendar. Compensation Committee meeting agendas will generally be developed by our Secretary and our Compensation Committee Chairman. The Compensation Committee will have the authority, at the Company’s expense, to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of our Board of Directors will make recommendations to our Board of Directors of individuals qualified to serve as directors and committee members for our Board of Directors; advise our Board of Directors with respect to Board of Directors composition, procedures and committees; develop and present our Board of Directors with a set of corporate governance principles; and oversee the evaluation of our Board of Directors and our management. Each member of our Nominating and Corporate Governance Committee will be required to be independent as defined in the listing standards of the NASDAQ Global Select Market. Our Nominating and Corporate Governance Committee operates under a written charter approved by our Board of Directors, a copy of which will be made available on our website and in print to any shareholder who requests it. It will be the policy of our Nominating and Corporate Governance Committee to consider candidates for director recommended by our shareholders. In evaluating all nominees for director, our Nominating and Corporate Governance Committee will take into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the NASDAQ Global Select Market. In addition, our Nominating and Corporate Governance Committee will take into account our best interests, as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors. We expect the Nominating and Corporate Governance Committee to view diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. The Nominating and Corporate Governance Committee will assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for director will then be identified. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

In evaluating a candidate, the Nominating and Corporate Governance Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee will determine whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee will make a recommendation to the full Board of

Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. Should our shareholders recommend a candidate for director, our Nominating and Corporate Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.

Compensation Committee Interlocks and Insider Participation

No nominees to the Compensation Committee was at any time after the date of our formation, or currently is, an officer or employee of the Company, and no nominee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers after the closing of this offering and the Concurrent Private Placement has served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors from the date of our formation through the date of this offering.

Corporate Governance Guidelines

Our Board of Directors will adopt Corporate Governance Guidelines upon the completion of this offering and the concurrent private placement to provide a framework for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines will cover topics such as director qualification standards, Board of Directors and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nominating and Corporate Governance Committee will review our Corporate Governance Guidelines at least once a year and, if necessary, recommend changes to our Board of Directors. Our Corporate Governance Guidelines will be made available on our website and in print to any shareholder who requests them.

Code of Business Conduct and Ethics

We will adopt a Code of Business Conduct and Ethics that applies to our directors, officers and employees, as required by listing standards applicable to the NASDAQ Global Select Market. Any waivers from this Code of Business Conduct and Ethics for directors or executive officers must be approved by our Board of Directors or a board committee and must be promptly disclosed to our shareholders. The Code of Business Conduct and Ethics will be made available on our website and in print to any shareholder who requests a copy. Any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed under the rules of the SEC or the listing standards of the NASDAQ Global Select Market, will be posted on our website.

Director Compensation

We have not compensated, and do not expect to compensate, directors prior to the completion of this offering and the Concurrent Private Placement. Following this offering and the Concurrent Private Placement, we will pay the following cash compensation to our non-executive directors in quarterly installments:

•	an annual retainer of $85,000;

•	an additional $50,000 annually to the Chairman of the Board of Directors;

•	an additional $12,500 annually to the Audit Committee Chairperson;

•	an additional $5,000 annually to all Committee Chairpersons (other than the Audit Committee Chairperson); and

•	an additional $5,000 annually to all Audit Committee members.

All members of our Board of Directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.

Other Compensation Issues

Any director compensation may be prorated for a director serving less than a full one year term as in the case of a director joining our Board of Directors after an annual meeting of shareholders. Directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its Committees. Directors’ compensation will be subject to review and adjustment by the Board of Directors from time to time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We currently have, and prior to the completion of the Transactions will have, only one director, William C. Erbey, who has made, and will make prior to that time, all decisions regarding executive officer compensation. Prior to the completion of the Transactions, we will not have any employees – the individuals that will become our executive officers are employees of Ocwen. The following describes Mr. Erbey’s executive officer compensation philosophies, objectives and actions and his expectations as to how the Compensation Committee will carry out its responsibilities after it is formed. As described above, the Board of Directors will appoint a Compensation Committee following the completion of the Transactions. As a result, statements below describing the Compensation Committee’s role in the compensation process are based on Mr. Erbey’s belief as to how the Compensation Committee will operate. Following the completion of the Transactions, the Compensation Committee will oversee our compensation and employee benefit plans and practice and may change the compensation policies described below in the future.

Compensation Philosophy and Objectives

The primary philosophy underlying the Company’s currently contemplated executive compensation program is to align executives’ interests with those of the shareholders by rewarding performance that achieves or exceeds specific annual and strategic goals with the ultimate objective of generating a stable and sustainable dividend. We intend to review both the performance and compensation of our executive officers annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, executive compensation packages will include both base and incentive-based compensation that rewards performance as measured against established goals.

Role of Executive Officers and Compensation Committee in Compensation Decisions

The President, Mr. Van Vlack, will annually review the performance of each other executive officer. Mr. Van Vlack’s performance will be annually reviewed by Mr. Erbey. Their respective conclusions and recommendations regarding incentive award amounts will be presented to the Compensation Committee for its consideration and approval. The Compensation Committee will have the authority to exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations.

Elements of Compensation

The current compensation package for our executive officers will consist of base salary and annual incentive compensation. This compensation structure will provide each executive officer with a competitive salary, while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment. We have not had, and prior to the completion of the Transactions will not have, any employees, and we have not paid, and prior to the completion of the Transactions will not pay, any compensation.

Base Salary

Base salaries for our executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions. Base salaries of the executive officers will be reviewed annually during the performance appraisal process with adjustments made based on an analysis of compensation levels necessary to maintain and attract quality personnel, an internal review of the executive officer’s compensation in relation to other personnel, individual performance of the executive officer and corporate performance. Salary levels will also be considered upon a promotion or other change in job responsibility. For compensation years after 2011, the Compensation Committee will set the base salary for the President, and the President will set the base salaries for all other executive officers, in each case, subject to approval by the Compensation Committee. The following are the base salaries for our executive officers for 2011:

Name and Title	2011 Base Salary
John P. Van Vlack	$325,000
President
James E. Lauter	$192,500
Chief Financial Officer
Richard Delgado	$250,000
Treasurer
Michael J. McElroy	$220,000
General Counsel

Mr. Erbey determined that executive officer base salaries should be determined in part by what those executive officers were paid by Ocwen.

Annual Incentive Compensation

Our incentive compensation plan for executives was developed by Mr. Erbey prior to this offering. Pursuant to the plan, a participant can earn incentive compensation paid in cash as determined by the Compensation Committee.

Each executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation. Currently, 30% to 50% of total target compensation is payable only upon achievement of certain minimum corporate and individual performance levels. The appropriate targeted percentage varies depending on the nature and scope of each executive officer’s responsibilities. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation for 2011:

Name	Base Salary as a % of Total Target Compensation for 2011	Incentive Compensation as a % of Total Target Compensation for 2011
John P. Van Vlack	50%	50%
James E. Lauter	70%	30%
Richard Delgado	50%	50%
Michael J. McElroy	70%	30%

The targeted incentive compensation for each of our executive officers is shown in the table below:

Name and Title	2011 Target Incentive Award
John P. Van Vlack	$325,000
James E. Lauter	$82,500
Richard Delgado	$250,000
Michael J. McElroy	$94,286

The target incentive awards are determined in part by what those executive officers were eligible to earn for 2011 under Ocwen’s incentive compensation plan.

Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by using a balanced scorecard methodology that incorporates multiple financial and non-financial performance indicators. This corporate scorecard will be approved annually by the Compensation Committee and/or the full Board of Directors and will be used by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the President and other key executives. In determining whether to approve the corporate scorecard each year, the Compensation Committee will consider a number of factors, including whether the goals are consistent with and likely to enhance corporate performance including generating a stable and sustainable dividend as well as the level of difficulty associated with attainment of each goal in the scorecard.

The corporate scorecard will be based on achieving (i) the Dividend Target, (ii) the Earnings Target, (iii) the Advance Financing Target and (iv) the Completion of the Key Strategic Initiatives as determined by the Compensation Committee.

The incentive awards of our executive officers for 2011 are structured so that compensation opportunities are related to (i) the performance appraisal of the executive officer (20%) and (ii) the performance within the business or support unit as expressed on each executive officer’s scorecard (80%).

Each executive officer’s personal scorecard contains key components of the Company’s strategic initiatives related to the executive’s business or support unit. The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the Company and achievement of the strategic initiatives. Additionally, in the process of developing the weighted value of each goal in the executive’s scorecard, a methodology is used to discourage an executive from pursuing short-term risks to attain their goals. Within each component of the scorecard, there are three established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal; and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will not entitle the executive to compensation for the associated goal.

These goals and initiatives will be further cascaded to all of our incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees of the organization will be tied to a personal or business unit scorecard from which to measure performance against goals that are directly linked to corporate profitability and strategy. This incentive compensation structure is intended to align the goals of our executives with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

The scorecards will be communicated to all incentive-eligible employees by the employee’s immediate supervisor and are available to employees at all times in our performance management tracking system. Performance against such scorecards will be reviewed with senior management on a quarterly basis and after the end of each year.

The personal scorecards for executive officers, as set forth below:

Name	%	2011 Scorecard Elements
John P. Van Vlack	30%	Achieve dividend target
	30%	Achieve earnings target
	10%	Achieve advance financing target
	30%	Successfully complete key strategic initiatives of the Company

Name	%	2011 Scorecard Elements
James E. Lauter	30%	Achieve dividend target
	30%	Achieve earnings target
	0%	Achieve advance financing target
	40%	Successfully complete key strategic initiatives of the Company

Name	%	2011 Scorecard Elements
Richard Delgado	20%	Achieve dividend target
	20%	Achieve earnings target
	60%	Achieve advance financing target
	0%	Successfully complete key strategic initiatives of the Company

Name	%	2011 Scorecard Elements
Michael J. McElroy	30%	Achieve dividend target
	30%	Achieve earnings target
	20%	Achieve advance financing target
	20%	Successfully complete key strategic initiatives of the Company

As noted above, executives have 20% of their incentive compensation determined by their performance appraisal for the service year. Each of our executive officers will perform a self-assessment as to his performance against his goals for the applicable year. Our President will use these assessments to prepare a written performance appraisal for each of the other executive officers. The President will present the performance appraisal scores and personal scorecard performance to the Compensation Committee and will make recommendations as to the incentive compensation for each executive officer. The Compensation Committee will evaluate the recommendations and make the final incentive compensation award determinations for the executives and other incentive-eligible employees. Annual incentive compensation will be paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

In addition to the compensation described above, for our President there will be an incentive enhancement based on the month-end weighted average gross assets of the Company.

Share Ownership Policies

We have not developed share ownership or retention policies, guidelines or requirements. We believe that a cash-based compensation plan will be successful in retaining and motivating executive officers and can be designed to align executive compensation with shareholders’ interests with less administrative expense and complexity than an equity plan. No equity awards will be granted to employees in connection with the Offering and we anticipate that none will be granted prior to the end of calendar 2011. The Compensation Committee may consider adopting an equity-based plan in the future for all or a select portion of our executive officers. We maintain an insider trading policy and a management directive detailing our window-period policy governing the timing of transactions in our securities for directors and executives.

Other Compensation

Our policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential in achieving the goal of attracting and retaining highly qualified employees.

Employment Termination

Since we have no employment agreements with our executive officers, we intend to handle each termination as appropriate in light of the circumstances. Without any special agreement related to termination, an executive officer would be entitled to receive his or her base salary and applicable employee benefit plans and programs through the date of termination.

PRINCIPAL SHAREHOLDER

All of our issued and outstanding ordinary shares are held by William C. Erbey. The address of Mr. Erbey is c/o Ocwen Financial Corporation, 2002 Summit Boulevard, Sixth Floor, Atlanta, Georgia 30319. Upon completion of the Transactions, Mr. Erbey will own approximately         % of our issued and outstanding ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Purchase Agreement

This agreement will specify the terms of our purchase of the Initial Mortgage Servicing Rights from Ocwen Loan Servicing and will include, among other things, customary representations and warranties to be made by Ocwen Loan Servicing with respect to the underlying mortgage servicing rights and associated servicing advances and will provide for indemnification to us for any losses we suffer as a result of the breach of such representations and warranties. This agreement will also provide a framework for us to purchase additional mortgage servicing rights from Ocwen Loan Servicing in the future, although no such future acquisitions have been agreed upon and there is no assurance that future acquisitions will take place.

Subservicing Agreement

This agreement will provide for the appointment of Ocwen Loan Servicing to act as the subservicer of the Initial Mortgage Servicing Rights for an initial term of seven years. The agreement will provide for compensation to be paid by us to Ocwen Loan Servicing.

Assumption Agreement

Simultaneously with the closing of the Transactions, we intend to enter into the Assumption Agreement. The Assumption Agreement will provide for our assumption of the rights and obligations of Ocwen, as administrator, and Ocwen Loan Servicing, as seller and servicer, and the release of Ocwen and Ocwen Loan Servicing from their respective obligations, in and under the advance financing facility and will be subject to the satisfaction of certain conditions, including the consent of the holders of any notes outstanding under this facility.

Ocwen Professional Services Agreement

This agreement requires us to provide certain services to Ocwen Loan Servicing for an initial term of seven years, subject to renewal, with pricing terms intended to reflect market rates. Services provided by us under this agreement include pricing and valuation analysis of potential mortgage servicing rights acquisitions, treasury management and other similar services. The fees we charge Ocwen will be based on the actual costs we incur plus an additional markup to be agreed by the parties.

Altisource Administrative Services Agreement

This agreement requires Altisource to provide certain administrative services to us for an initial term of seven years, subject to renewal with pricing terms intended to reflect market rates. Services provided to us under this agreement include financial operations and systems and administrative services. The fees we pay Altisource will be based on the actual costs incurred by them plus an additional markup to be agreed by the parties.

Concurrent Private Placement

On February 23, 2011 we entered into a stock purchase agreement with William C. Erbey, our founder and the Chairman of the Board of Directors of our company, pursuant to which he agreed to purchase $10 million of our ordinary shares at the initial public offering price per share in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. No underwriting discounts or commissions will be paid in respect of these shares. The closing of this private placement will take place concurrently with, and will be conditional upon, the closing of this offering. Mr. Erbey currently owns 100% of our outstanding ordinary shares. All of the ordinary shares owned by Mr. Erbey as of the date of this prospectus will be subject to “lock-up” restrictions preventing transfer by him of any such shares for 18 months following the date of this prospectus, subject to certain exceptions. See “Underwriting.”

Registration Rights

After the completion of this offering and the Concurrent Private Placement, William C. Erbey will be entitled to rights with respect to the registration of his ordinary shares under the Securities Act.

In connection with this offering and the Concurrent Private Placement, William C. Erbey has agreed not to sell or otherwise dispose of any ordinary shares he owns as of the date of this prospectus without the prior written consent of Wells Fargo Securities, LLC for a period not to exceed 18 months from the date of this prospectus, subject to certain exceptions. These lock-up restrictions will limit his ability to exercise the demand registration rights and piggyback registration rights described below during the lock-up period. See “Underwriting.”

Demand Registration Rights

Pursuant to the Registration Rights Agreement, Mr. Erbey may, on not more than one occasion, request that we register all or a portion of his ordinary shares.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act in connection with the public offering of such securities solely for cash, Mr. Erbey will be entitled to “piggyback” registration rights allowing him to include his shares in such registration. As a result, whenever we propose to file a registration statement under the Securities Act, William C. Erbey is entitled to notice of the registration and has the right to include his shares in the registration, subject to the lock-up limitations described above.

Policy Concerning Related Party Transactions

The Board of Directors will adopt a policy and procedure for review, approval and monitoring of transactions involving us and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding ordinary shares) within our written Code of Business Conduct and Ethics which we will adopt prior to the completion of the Transactions and will be available on our website. We will make these materials available to any shareholder who requests a copy. This policy and procedure will not be limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules and regulations as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The General Counsel will notify the Chairman of the Board of Directors if any such situation requires approval of the Board of Directors. Related persons will be required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors, including (i) whether the transaction is in our best interests; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to us. The Audit Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction.

DESCRIPTION OF SHARE CAPITAL

The following summary is a description of the material terms of our share capital. We have filed our Articles of Association as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information.” The following summary also highlights material differences between Cayman Islands and Delaware corporate laws.

Ordinary Shares

Upon consummation of this offering, we will have              ordinary shares issued and outstanding. Our shareholders are entitled to receive notice of the date of our general meetings and attend and cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. Our shareholders are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then-authorized and issued preferred shares. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All shareholders are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then-authorized and issued preferred shares. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and non-assessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Limitations on Transfer of Shares

The ordinary shares in the capital of the company are registered shares. Pursuant to our Articles of Association, subject to the rules of the NASDAQ Global Select Market, our Board of Directors possess the discretion to refuse to register a share transfer from one shareholder to another. Cayman Islands law intends for this discretion to be exercised consistently with a director’s fiduciary duty to shareholders. This power is usually delegated to the company’s registrar and is intended to be utilized as a mechanism to prevent the fraudulent transfer of ordinary shares. If exercised, this power will prevent a transfer of shares from being recorded in the register of members of the company, and the putative transferee will not be recognized as the holder of record of the shares.

Disclosure of Shareholder Ownership

There are no provisions in our Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. An ordinary resolution is a resolution that must be approved by holders of a majority of outstanding voting shares to become effective. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•

in many circumstances, subdivide our existing shares, or any of them, into shares of smaller amounts provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our authorized but unissued share capital and any capital redemption reserve fund in any manner authorized by law. A special resolution is a resolution that must be approved by holders of more than two-thirds of the outstanding voting shares to become effective; provided, however, a company’s articles of association may impose a higher threshold. Our Articles of Association require special resolutions to be approved by two-thirds of the outstanding voting shares.

Transfer Agent and Registrar

Upon completion of this offering, the transfer agent and registrar for our ordinary shares will be American Stock Transfer & Trust Company, LLC.

NASDAQ Listing

We have applied to list our ordinary shares on the NASDAQ Global Select Market under the symbol “HLSS.”

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under Cayman Islands law requires the directors of the companies to enter into and to approve a written plan of merger or consolidation, which must also be authorized by each constituent company by a shareholder resolution passed by a majority in number representing 75% in value of such shareholders voting together as one class. The Companies Law also includes statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent 75% in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose.

The convening and subsequent arrangement of the meetings must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted (within four months) by holders of not less than 90% of the shares affected, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his position as director (unless the company permits him to do so); and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.

Cayman Islands law does not prohibit directors from voting on corporate matters for which they have an interest if the interested director can maintain his or her fiduciary duties to the company. Under our Articles of Association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ Global Select Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he or she is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Pursuant to our Articles of Association, holders of our ordinary shares are prohibited from requesting a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our Articles of Association require us to call such meetings at least once in each calendar year at such time and place as our directors appoint, provided that the period between the date of one annual general meeting and that of the next will not be longer than the period permitted by the rules and regulations applicable to the listing of the ordinary shares on the NASDAQ Global Select Market.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands; however, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under our Articles of Association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board of Directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s Board of Directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board. Under the Companies Law of the Cayman Islands and our Articles of Association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the holders of at least one-half of our shares voting at a meeting if we are no longer able to pay its debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our Articles of Association, the variation will need to be approved in the manner described under “Amendment of Governing Documents.”

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Articles of Association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

Rights of Non-Resident or Foreign Shareholders

There are no limitations under Cayman Islands law nor are any limitations imposed by our Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Our shareholders will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our Articles of Association.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and the Concurrent Private Placement,                 of our ordinary shares will be outstanding. Of these shares,                 ordinary shares will be freely tradable without restriction or limitation under the Securities Act. Upon completion of the Transactions, William C. Erbey will own                  ordinary shares. These shares are subject to lock-up restrictions for a period of 18 months following the date of this prospectus, subject to certain exceptions. Following the expiration of this lock-up period, these shares will be freely tradable. We have also granted Mr. Erbey certain registration rights pursuant to the Registration Rights Agreement with respect to these shares. No prediction can be made as to the effect, if any, that future sales of our ordinary shares will have on the market price prevailing from time to time. Sales of substantial amounts of our ordinary shares, or the perception that such sales could occur, may adversely affect prevailing market prices of our ordinary shares. See “Risks Factors—Risks Related to Our Ordinary Shares and this Offering.”

MATERIAL CAYMAN ISLANDS AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible U.S. federal income tax consequences relating to an investment in our ordinary shares, or any other U.S. federal tax consequences or tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have, pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, obtained an undertaking from the Governor in Cabinet that:

•	no law that is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation applies to us or our operations; and

•	neither the aforesaid tax nor any tax in the nature of estate duty or inheritance tax are payable on our ordinary shares, debentures or other obligations.

The undertaking that we have obtained is for a period of 20 years from December 14, 2010.

United States Federal Income Taxation

The following summary is a discussion of certain material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of ordinary shares by U.S. Holders. This discussion deals only with our ordinary shares held as capital assets by U.S. Holders who purchase ordinary shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our ordinary shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	tax-exempt entities;

•	insurance companies;

•	persons holding ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors therein);

•	persons owning (directly, indirectly or constructively) 10% or more of our voting stock; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address U.S. federal estate or gift taxes or any state, local or non-U.S. tax considerations.

For purposes of this discussion, you will be considered a “U.S. Holder” if you beneficially own our ordinary shares and you are for U.S. federal income tax purposes one of the following:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend upon the status of such partners and your activities.

If you are considering the purchase of our ordinary shares, we urge you to consult your own tax advisors concerning the particular U.S. federal income and other tax consequences to you of the purchase, ownership and disposition of our ordinary shares, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Taxation of the Issuer

We do not expect to be treated as engaged in a trade or business in the United States and thus do not expect to be subject to U.S. federal income taxation. No assurances can be given, however, in this regard. Our subsidiary that is treated as a corporation for U.S. federal income tax purposes will be treated as engaged in a trade or business in the United States, and will be responsible for U.S. federal income taxes in respect of its net taxable income. Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is “effectively connected” with such trade or business. In addition, such non-U.S. corporation may be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. If, contrary to expectations, we are found to be engaged in the conduct of a U.S. trade or business, liability for the foregoing income and branch profits taxes would substantially reduce our earnings available for distribution to our shareholders.

Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. Holder.

Dividends

Subject to the PFIC rules discussed below, distributions of cash or property that we pay in respect of our ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions to you in excess of our earnings and profits will be treated first as a return of capital to the extent of your tax basis in the ordinary shares on which the distribution was made (with a corresponding reduction in your tax basis in the ordinary shares), and then as capital gain from the sale or exchange of such ordinary shares. We expect that our distributions will not be eligible for the dividends-received deduction for corporate U.S. Holders or the reduced rate applicable to “qualified dividend income” (which, for the taxable years beginning before January 1, 2013, is taxable at the rates generally applicable to long-term capital gains) for U.S. Holders taxed as individuals. Amounts taxable as dividends generally will be treated as foreign source passive income for U.S. foreign tax credit purposes.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, upon the sale, exchange or other taxable disposition of ordinary shares, you will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and your tax basis in the ordinary shares disposed of. Such gain or loss generally will be long-term capital gain or loss if your holding period with respect to such ordinary shares is more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status and Related Tax Consequences

Special U.S. federal income tax rules apply to U.S. Holders owning shares of a PFIC. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either:

•	at least 75% of its gross income is “passive income”; or

•	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. In determining whether a foreign corporation is a PFIC, the foreign corporation must take into account its proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock.

Based on current estimates of our gross income, gross assets and the nature of our business, we expect to be a PFIC for U.S. federal income tax purposes for the current taxable year and for future taxable years. Accordingly, you will be subject to different taxation rules with respect to an investment in our ordinary shares depending on whether you make a QEF or mark-to-market election with respect to your investment in our ordinary shares.

If you make a valid, timely QEF election with respect to our ordinary shares, you must report for U.S. federal income tax purposes your pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within your taxable year, regardless of whether or not you received any distributions on the ordinary shares you own. No portion of any such inclusions of ordinary earnings would be eligible to be treated as “qualified dividend income.” If you are a non-corporate U.S. Holder, any such net capital gain inclusions would be eligible for taxation at the preferential capital gain tax rates. Your adjusted tax basis in your ordinary shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would not be taxed again when you receive such distribution, but it would result in a corresponding reduction in the adjusted tax basis in your ordinary shares. You would not, however, be entitled to a deduction for your pro rata share of any net losses that we incur with respect to any year. You generally would recognize capital gain or loss on the sale, exchange or other disposition of our ordinary shares. You may make a timely QEF election with respect to your investment in our ordinary shares by filing one copy of U.S. Internal Revenue Service (“IRS”) Form 8621 with your U.S. federal income tax return for the first year in which you hold our ordinary shares. We intend to provide you with all necessary information on a timely basis in order for you to make a QEF election as described above. You may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF election rules, but if deferred, any such taxes will be subject to an interest charge.

Although we currently do not have any subsidiaries that are PFICs, there can be no assurance that we will not form or acquire a subsidiary that is a PFIC. In such event, you may need to make the QEF election with respect to each such subsidiary in order to avoid the adverse tax consequences described below. We intend to provide you with all information necessary in order for you to make the QEF election with respect to any of our subsidiaries that may be classified as a PFIC. The mark-to-market election described below generally will not be available with respect to any our subsidiaries that is a PFIC, rendering such election less beneficial to you than the QEF election.

Alternatively, provided that our ordinary shares are “marketable stock,” you may make a mark-to-market election with respect to our ordinary shares. If you make a valid, timely mark-to-market election with respect to our ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of your taxable year. Deductions are allowable, however, only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years in which we are a PFIC unless our ordinary shares are no longer marketable stock or the IRS consents to the revocation of the election.

If you do not make a QEF or mark-to-market election with respect to your investment in our ordinary shares, you would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions you receive on our ordinary shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for the ordinary shares), and (ii) any gain realized on the sale, exchange or other disposition of ordinary shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the holding period for the ordinary shares;

•	the amount allocated to the current taxable year would be taxed as ordinary income and would not be “qualified dividend income”; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax to which you would have been subject for that year, and an interest charge for the deemed tax deferral would be imposed with respect to the resulting tax attributable to each such other taxable year.

If you own ordinary shares during any taxable year that we are treated as a PFIC, you will be required to file IRS Form 8621 (regardless of whether a QEF or mark-to-market election is made). You should also be aware that recently enacted legislation imposes an additional annual filing requirement for U.S. persons owning shares of a PFIC. The legislation does not describe what information would be required to be included in the additional annual filing, but grants the Secretary of the Treasury power to make this determination. You should consult your own tax advisors regarding the application of the PFIC rules to our ordinary shares, the availability and advisability of making a QEF or mark-to-market election and the application of the recently enacted legislation to your particular situation.

Information Reporting and Backup Withholding

In general, information may be reported to the IRS each year regarding the amount of any dividends on our ordinary shares and the proceeds of any sale of our ordinary shares paid to you during such year unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

You should also be aware that recently enacted legislation imposes new reporting requirements with respect to the holding of certain foreign financial assets, including stock of foreign issuers that is not held in an account maintained by a financial institution, if the aggregate value of all such assets exceeds U.S.$50,000. You should consult your own tax advisors regarding the application of these and other information reporting rules applicable to an investment in our ordinary shares and the application of the recently enacted legislation to your particular situation.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have appointed the Corporation Trust Company to serve as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Walkers, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

UNDERWRITING

Wells Fargo Securities, LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated                 , 2011, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Wells Fargo Securities, LLC
Barclays Capital Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel, including the validity of the ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the option to purchase additional ordinary shares described below) if they purchase any of the ordinary shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the ordinary shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters do not expect sales to discretionary accounts to exceed             % of the total number of ordinary shares offered. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

We and our executive officers and directors have agreed not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 180 days or, in the case of William C. Erbey, 18 months after the date of this prospectus without first obtaining the written consent of Wells Fargo Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any ordinary shares,

•	sell any option or contract to purchase any ordinary shares,

•	purchase any option or contract to sell any ordinary shares,

•	grant any option, right or warrant for the sale of any ordinary shares,

•	lend or otherwise dispose of or transfer any ordinary shares or securities convertible into ordinary shares,

•	request or demand that we file a registration statement related to the ordinary shares, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

This lock-up provision applies to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Prior to this offering and the Concurrent Private Placement, there has been no public market for our ordinary shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price were our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have applied to have our shares listed on the NASDAQ Global Select Market under the symbol “HLSS.”

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering will be $            .

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases.

Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

•	“Naked” short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters’ option to purchase additional ordinary shares.

Covering transactions involve purchases of ordinary shares either pursuant to the option to purchase additional ordinary shares or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed or must exercise the option to purchase additional ordinary shares. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

•	Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and reimbursement of expenses. In addition, affiliates of Wells Fargo Securities, LLC and Barclays Capital Inc. provide servicing advance financing to Ocwen Loan Servicing and affiliates of Barclays Capital Inc. are lenders to Ocwen Loan Servicing under a term loan facility. In connection with the Initial Acquisition, we intend to assume the advance financing facility associated with the Initial Mortgage Servicing Rights from Ocwen Loan Servicing, for which Barclays Bank PLC and Sheffield Receivables Corporation, affiliates of Barclays Capital Inc. are noteholders.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of instruments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the ordinary shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant

Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ordinary shares to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe to the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC, including that Directive as amended by the 2010 PD Amending Directive to the extent implemented in the Relevant Member State in question, and includes any relevant implementing measure in the Relevant Member State in question, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

LEGAL MATTERS

The validity of the ordinary shares will be passed upon for us by Walkers. Certain legal matters relating to this offering will be passed upon by Mayer Brown LLP, Chicago, Illinois for the Company and Shearman & Sterling LLP, New York, New York for the underwriters.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein elsewhere in the registration statement. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and reporting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333—            ) under the Securities Act with respect to the ordinary shares we are offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement and exhibits. For further information pertaining to us and our ordinary shares, you should refer to the registration statement and to its exhibits. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

Upon the effectiveness of our registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information with the SEC. We will make available through our website annual reports, quarterly reports, current reports and amendments thereto as reasonably practicable after filing with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Report of Independent Registered Public Accounting Firm

To the Shareholder of Home Loan Servicing Solutions, Ltd.

We have audited the accompanying consolidated balance sheet of Home Loan Servicing Solutions, Ltd and subsidiaries (a development stage enterprise) (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, changes in equity and cash flows for the period from December 1, 2010 (inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of its operations and its cash flows for the period from inception (December 1, 2010) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage at December 31, 2010. As discussed in Note 1 to the consolidated financial statements, the Company has not yet purchased or contracted to purchase any mortgage servicing assets, including mortgage servicing rights and related servicing advances.

February 4, 2011

/s/ Deloitte & Touche LLP

Atlanta, Georgia

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2010

(In dollars)

ASSETS
CASH AND CASH EQUIVALENTS	$300,000
PREPAIDS AND OTHER ASSETS	13,750

TOTAL ASSETS	$313,750

LIABILITIES AND EQUITY
LIABILITIES
Accrued expenses	$31,326
COMMITMENTS AND CONTINGENCIES
EQUITY
Stockholder’s equity — ordinary shares, $0.01 par value; 5,000,000 shares authorized; 20,000 shares issued and outstanding at December 31, 2010	200
Additional paid-in-capital	299,800
Retained earnings (deficit)	(17,576)

Total stockholder’s equity	282,424

TOTAL LIABILITIES AND EQUITY	$313,750

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 1, 2010 (INCEPTION) TO DECEMBER 31, 2010

(In dollars)

REVENUE	$—

OPERATING EXPENSES:
Organization costs	17,576

NET LOSS	$(17,576)

NET LOSS PER SHARE — Basic and Diluted	$(13.18)

WEIGHTED-AVERAGE SHARES OUTSTANDING — Basic and Diluted	1,334

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD FROM DECEMBER 1, 2010 (INCEPTION) TO DECEMBER 31, 2010

(In dollars)

	Ordinary Shares		Additional Paid-In Capital	Retained Deficit	Total
	Shares	Amount
Issuance of ordinary shares	20,000	$200	$299,800	$—	$300,000
Net loss	—	—	—	(17,576)	(17,576)

BALANCE — December 31, 2010	20,000	$200	$299,800	$(17,576)	$282,424

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 1, 2010 (INCEPTION) TO DECEMBER 31, 2010

(In dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,576)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred stock issuance costs	(13,750)
Accrued expenses	31,326

Net cash provided by operating activities	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of ordinary shares	300,000

Net cash provided by financing activities	300,000

NET INCREASE IN CASH	300,000
CASH — Beginning of period	—

CASH — End of period	$300,000

The accompanying notes are an integral part of these consolidated financial statements.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010, AND FOR THE PERIOD FROM

DECEMBER 1, 2010 (INCEPTION) TO DECEMBER 31, 2010

1.	ORGANIZATION

Home Loan Servicing Solutions, Ltd. (a development stage enterprise) was incorporated on December 1, 2010 as a Cayman Islands exempted company formed for the purpose of acquiring mortgage servicing assets, including mortgage servicing rights and related servicing advances.

As of December 31, 2010, Home Loan Servicing Solutions, Ltd. has neither purchased nor contracted to purchase any mortgage servicing assets, including mortgage servicing rights and related servicing advances.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements include the accounts of Home Loan Servicing Solutions, Ltd. and its wholly owned U.S. subsidiaries, HLSS Holdings, LLC and HLSS Management, LLC (collectively herein referred to as the “Company”). All intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates — The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents include both interest-bearing and non-interest-bearing demand deposits with financial institutions with original maturities of 90 days or less. There were no restrictions on the use of the cash and cash equivalents balance of as of December 31, 2010.

Prepaid and Other Assets — Prepaid and other assets include legal fees incurred directly related to a planned future equity offering. These costs are expected to be paid from the proceeds of the initial public offering and will be charged to equity upon funding of the transaction.

Organization Costs — Organization costs include legal fees and registration fees incurred to establish Home Loan Servicing Solutions, Ltd. and its subsidiaries and are expensed as incurred.

Income Taxes — The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation. However, our U.S.-based subsidiary, HLSS Management, LLC is subject to U.S. taxation, however there was no income or loss related to the U.S.-based subsidiary during the period ended December 31, 2010.

Earnings (Loss) Per Share (“EPS”) — Basic EPS is calculated by dividing net income or loss by the weighted-average ordinary shares outstanding. As of December 31, 2010, there were no common stock equivalents or other securities that could potentially dilute basic EPS.

3.	STOCKHOLDER’S EQUITY

As of December 31, 2010, all 20,000 shares have been issued to William C. Erbey.

All of the ordinary shares have a par value of $0.01 per share and entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors. The ordinary shares have no preferences or preemptive, conversion or exchange rights.

4.	COMMITMENTS AND CONTINGENCIES

The Company is not subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company.

******

             Ordinary Shares

PROSPECTUS

            , 2011

Wells Fargo Securities

Barclays Capital

Through and including             , 2011 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the ordinary shares being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the NASDAQ Global Select Market listing fee.

Amount

SEC registration fee	$36,717

FINRA filing fee	32,125

NASDAQ Listing Fee	150,000

Legal fees and expenses	*

Accounting fees and expenses	*

Printing expenses	*

Transfer agent fees	*

Miscellaneous	*

Total	$ *

* To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers.

Item 15.	Recent Sales of Unregistered Securities.

On February 23, 2011, the registrant entered into an agreement to sell 666,667 ordinary shares to William C. Erbey at the initial public offering price set forth on the cover page of this prospectus in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedule.

(a)	Exhibits.

A list of exhibits filed herewith is included on the Exhibit Index which immediately follows the signature page of this registration statement and is incorporated herein by reference.

II-1

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that:

1. The undersigned will provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

3. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia on the 24th day of February, 2011.

HOME LOAN SERVICING SOLUTIONS, LTD.

By:	/s/ William C. Erbey
Name:	William C. Erbey
Title:	Chairman of the Board of Directors,
Chief Executive Officer, Chief Financial Officer and Controller

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the listed capacities on February 24, 2011:

Name	Title

/s/ William C. Erbey	Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer and Controller
William C. Erbey

S-1

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Memorandum and Articles of Association of Home Loan Servicing Solutions, Ltd.

4.1*	Specimen Ordinary Share Certificate

4.2*	Form of Registration Rights Agreement

5.1*	Opinion of Walkers, special counsel to the registrant

8.1*	Opinion of Kramer Levin Naftalis & Frankel LLP, tax counsel to the registrant

10.1*	Form of Master Servicing Rights Purchase Agreement

10.2*	Form of Master Subservicing Agreement

10.3*	Form of Servicing Advance Facility Assignment and Assumption Agreement

10.4*	Form of Professional Services Agreement

10.5*	Form of Administrative Services Agreement

10.6*	Stock Purchase Agreement between Home Loan Servicing Solutions, Ltd. and William C. Erbey, dated February 23, 2011

21.1	Subsidiaries of Home Loan Servicing Solutions, Ltd.

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Walkers (included in Exhibit 5.1)

23.3*	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 8.1)

*	To be filed by amendment.